UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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FAIRCHILD SEMICONDUCTOR INTERNATIONAL, INC.

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Fairchild Semiconductor International, Inc.
3030 Orchard Parkway
San Jose, California 95134
www.fairchildsemi.com

Notice of Annual Stockholders’ Meeting

and Proxy Statement

DATE	Wednesday, May 8, 2013

TIME	8:30 a.m.

PLACE	Fairchild Semiconductor International, Inc.
3030 Orchard Parkway
San Jose, California 95134

ITEMS OF BUSINESS	1.	To elect the nine directors named in the proxy statement (proposal summary at page 4).

2.	To approve an amendment to the Fairchild Semiconductor 2007 Stock Plan (proposal summary at page 7).

3.	To vote on an advisory resolution to approve our executive compensation.

4.	To ratify the appointment of KPMG LLP as the company’s independent registered public accounting firm for 2013.

5.	To attend to other business that may come before the meeting.

RECORD DATE	March 12, 2013

HOW TO VOTE	By Internet: The website for internet voting is on the Notice. Internet voting is available 24 hours a day.

By Telephone: Vote by telephone using the directions on the Notice. Telephone voting is available 24 hours a day.

By Mail:           If you choose to receive a printed copy of the proxy                          materials, you may vote by marking the card enclosed                          with the proxy statement, dating and signing it, and                          returning it in the postage-paid envelope provided.

In Person:        Attend the meeting in person.

See page 1 of the proxy statement and the proxy or voting instruction card for more information.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDERS’ MEETING TO BE HELD ON MAY 8, 2013	This Proxy Statement and our Annual Report to Stockholders are available at www.edocumentview.com/FCS

IMPORTANT	Please vote as soon as possible to save additional soliciting expense to the company. The proxy is revocable and will not affect your right to vote in person if you decide to attend the meeting.

By order of the board of directors,

Mark S. Thompson, Chairman and Chief Executive Officer

Paul D. Delva, Secretary

March 27, 2013

PROXY STATEMENT

Annual Stockholders’ Meeting

May 8, 2013

PROXY STATEMENT

Important Notice Regarding the Availability of Proxy Materials for the Stockholders’ Meeting to be Held on May 8, 2013. The Proxy Statement and our 2012 Annual Report to Stockholders are Available at www.edocumentview.com/FCS.

The annual stockholders’ meeting will take place on Wednesday, May 8, 2013, at 8:30 a.m., at the headquarters of Fairchild Semiconductor International, Inc., 3030 Orchard Parkway, San Jose, California.

Why We Are Sending You this Notice and Proxy Statement

The board of directors is soliciting your proxy to vote your shares at the upcoming stockholders’ meeting. This year we are continuing our practice of using the U.S. Securities and Exchange Commission rule that allows companies to furnish their proxy materials over the Internet. As a result, we are mailing to many of our stockholders a notice instead of a paper copy of this proxy statement and our 2012 Annual Report. The notice contains instructions on how to access those documents over the Internet. The notice also contains instructions on how our stockholders can receive a paper copy of our proxy materials, including this proxy statement, our 2012 Annual Report and a form of proxy card or voting instruction card. All stockholders who do not receive a notice, including stockholders who have previously requested to receive paper copies of proxy materials, will receive a paper copy of the proxy materials by mail unless they have previously requested delivery of proxy materials electronically. Continuing to employ this distribution process will conserve natural resources and reduce the costs of printing and distributing our proxy materials.

The proxy process gives you the opportunity to direct how your shares will be voted, whether or not you attend the meeting in person. If you vote using the Internet or by telephone, or if you sign and return a proxy or voting instruction card, your shares will be voted according to your instructions. Specify your choices by marking the appropriate boxes. If you sign and return the card without specifying choices, your shares will be voted for each of the nine director nominees in Proposal No. 1 and for Proposal No. 2, Proposal No. 3 and Proposal No. 4. The persons named on the proxy card will have discretionary authority to vote proxies on any other matter that properly comes before the meeting.

If you are a beneficial owner, as described below, and your shares are held by a bank, broker or other nominee, you may vote by telephone or on the Internet by following the directions on your voting instruction card.

Your Form of Share Ownership Affects How You Can Vote

Most stockholders hold their shares through a bank, broker or other nominee rather than directly in their own names. As summarized below, there are some distinctions between shares held of record and those owned beneficially through a broker or nominee:

Stockholders of record are those whose shares are registered directly in their names with our transfer agent, Computershare Shareholder Services, Inc. These stockholders receive proxy materials directly from our transfer agent and have the right to grant a proxy to the company or to vote in person at the meeting. If you are a stockholder of record, a proxy card is enclosed for your use.

Beneficial owners are those whose shares are held in a bank or brokerage account or held by another nominee. These shares are often referred to as street name shares. Beneficial owners have the right to direct their brokers or nominees how to vote, and are also invited to attend the annual meeting. If you are a beneficial owner, a voting instruction card is enclosed for you to provide instructions to the broker or nominee holding your shares. You may also vote by telephone or on the Internet by following the directions on your voting instruction card. However, since you are not a stockholder of record, you may not vote your shares in person at the meeting unless you obtain a “legal proxy” from the bank, broker or other nominee that holds your shares, giving you the right to vote the shares at the meeting.

Your Proxy Can Be Revoked

Signing and returning the proxy card or voting instruction card, or voting on the Internet or by telephone will not affect your right to attend the annual meeting and vote in person. If you are a stockholder of record and attend the annual meeting in person, you may, if you wish, vote by ballot at the meeting, which would cancel any proxies previously given. In addition, you can revoke your proxy at any time before your shares are voted at the meeting by filing a new proxy with the secretary of the company, or by filing any instrument revoking your prior proxy. If your shares are held in street name, you must contact your bank, broker or other nominee prior to the meeting if you wish to revoke prior voting instructions.

Voting Rights of Stockholders and Other Requirements

Who May Vote. All holders of Fairchild Semiconductor common stock at the close of business on March 12, 2013, the record date, are entitled to vote. On that date there were 138,039,529 shares of common stock outstanding.

Quorum. The holders of a majority of the shares of common stock entitled to vote must be present in person or represented by proxy at the meeting to constitute a quorum and allow business to be conducted at the meeting. If you sign and return your proxy card or voting instruction card, or vote by telephone or the Internet on any proposal, your shares will be part of the quorum for the meeting, even if you abstain from voting.

Broker Non-Votes. Broker non-votes occur when nominees, such as brokers holding shares on behalf of their beneficial owner customers, do not receive voting instructions from the beneficial owners sufficiently in advance of the meeting. When this happens, brokers may vote those shares, in their discretion, only if they are permitted to do so under New York Stock Exchange rules. For this meeting, brokers that do not receive instructions from their customers may vote in their discretion only on Proposal 4 (ratification of independent registered public accounting firm). On all other proposals, including Proposal 1 (election of directors), Proposal 2 (amendment of the 2007 stock plan) and Proposal 3 (advisory vote on executive compensation), if you are a beneficial owner and do not give your broker or nominee specific voting instructions, your shares cannot be voted on those proposals, and your shares would then be referred to as “broker non-votes” on the proposal in question. Broker non-votes will count toward the quorum for the meeting if the underlying shares are otherwise voted at the meeting.

Vote Requirements to Approve Proposals; Effects of Abstentions and Broker Non-Votes. In the election of directors (Proposal 1), directors must be elected by a majority vote. Under our bylaws, this means that the number of shares voted “for” a director must exceed the number of shares voted “against” the director. Abstentions and broker non-votes are not counted. Thus, assuming a quorum is present for the meeting, abstentions and broker non-votes have no effect in the election of directors.

The proposal to amend the 2007 stock plan (Proposal 2) will be approved if a majority of shares present and entitled to vote on the proposal are voted in favor. In addition, New York Stock Exchange rules require that the number of shares voted, including shares votes “for” and “against” and abstentions, represent at least a majority of outstanding shares. Abstentions have the effect of a vote against the proposal because they reflect shares that are present and entitled to vote, but are not voted in favor. Broker non-votes are not included in the number of shares present and entitled to vote, but they do reflect outstanding shares. Thus, with respect only to the NYSE requirement that the number of shares voted, including abstentions, reflect at least a majority of shares outstanding, broker non-votes have the effect of a vote against, because they reflect shares outstanding that are not voted. With respect to the requirement that a majority of the shares present and entitled to vote on the proposal are voted in favor, broker non-votes have no effect because they are not included in the number of shares present and entitled to vote.

Proposal 3 is a non-binding advisory vote on our executive compensation as disclosed in the Compensation Discussion and Analysis section of this proxy statement. While this is only an advisory vote that is not binding upon us, the board and the compensation committee review the voting results and take them into consideration when making decisions regarding compensation programs. For example, the board and compensation committee’s consideration of last year’s advisory vote on executive compensation is discussed in the Compensation Discussion and Analysis section below. Proposal 3 will be approved if a majority of the shares present and entitled to vote on the proposal are voted in favor. Abstentions have the effect of a vote against the proposal because they are present and entitled to vote, but are not voted in favor. Assuming a quorum is present for the meeting, broker non-votes have no effect on Proposal 3 because they are not included in the number of shares present and entitled to vote.

The proposal to ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2013 (Proposal 4) will be approved if a majority of the shares present and entitled to vote on that proposal are voted in favor. Abstentions will have the effect of a vote against the proposal because they are present and entitled to vote, but are not voted in favor. Because brokers have discretion to vote their customers’ shares on Proposal 4, broker non-votes will not occur.

Votes will be tabulated by the inspector of election appointed for the meeting, who will also determine whether a quorum is present.

PROPOSALS TO BE VOTED ON AT THE MEETING

Proposal 1. Election of Directors.

Proposal Summary

The following incumbent directors have been nominated for election for one-year terms and until their successors are elected and qualified:

Name	Age	Position
Charles P. Carinalli	64	Principal, Carinalli Ventures
Randy W. Carson	62	Former Chief Executive Officer, Electrical Group, Eaton Corporation
Terry A. Klebe	58	Former Vice Chairman and Former Senior Vice President and Chief Financial Officer, Cooper Industries plc
Anthony Lear	65	Former Senior Vice President and Regional Executive, Greater China, NXP Semiconductors
Thomas L. Magnanti	67	Institute Professor, Massachusetts Institute of Technology and Founding President, Singapore University of Technology and Design
Kevin J. McGarity	67	Former Senior Vice President, Worldwide Sales and Marketing, Texas Instruments Incorporated
Bryan R. Roub	71	Former Senior Vice President and CFO, Harris Corporation
Ronald W. Shelly	69	Former President, Solectron Texas
Mark S. Thompson	56	Chairman and CEO, Fairchild Semiconductor International, Inc.

Unless otherwise specified by stockholders, proxies will be voted for these nine nominees. Each nominee has consented to his nomination and, to our knowledge, will serve as a director if elected. If a nominee becomes unavailable before the election, proxies may be voted for other persons recommended by the board. Proxies cannot be voted for more than nine persons.

The board of directors unanimously recommends voting “for” each of the above nominees.

A summary of each nominee’s business experience and qualifications follows.

Director and Nominee Experience and Qualifications.

The nominating and governance committee reviews with the board, on an annual basis, the requisite skills and characteristics of new and existing board members as well as the composition of the board as a whole. This assessment includes members’ independence, as well as consideration of their business and industry experience, skills and areas of expertise, diversity and age, in the context of the needs of the board. The board and the nominating and governance committee then consider these and a variety of other factors in evaluating potential new director candidates and considering incumbent directors for renomination to the board. More specifically, the nominating and governance committee evaluates candidates based on the candidates’ level and diversity of experience and knowledge (including with respect to gender and ethnic diversity, and with specific application to the semiconductor industry and issues relevant to the company), skills, education, reputation and integrity, professional stature and other factors that may be relevant depending on the particular candidate and the need, size and composition of the board at a particular time, including the need to have a broad mixture of skills, experience and perspectives on the board. The board also has determined that it is important to have directors with skills and experiences in product design, manufacturing, sales and marketing, finance, international business experience and experience in our customer and application markets. Accordingly, one or more of these factors may be given more weight in a particular case, no single factor would be viewed as determinative, and the committee has not specified any minimum qualifications that the committee believes must be met by any particular nominee. The nominating and governance committee and the board monitor and assess the composition of the board and the commitment to diversity of its members by referring to gender and ethnic diversity in the review and discussion of new director candidates and when assessing the composition of the board. The experience and qualifications included in this section provide the basis for the company’s belief that each nominee possesses the skills, attributes and expertise necessary to serve as a director.

CHARLES P. CARINALLI became a director in February 2002. He has over 40 years of experience in the semiconductor industry. From 1999 to 2001, he was Chairman and Chief Executive Officer of Adaptive Silicon, Inc., a fabless semiconductor company. From 1996 to 1999 he was President and Chief Executive Officer of Wavespan Corporation. He previously worked in several management and executive positions with National Semiconductor Corporation from 1970 to 1996, including as Senior Vice President and Chief Technical Officer from 1992 to 1996. Mr. Carinalli is also a director of Extreme Networks, Inc. and Atmel Corporation

As a result of his over 40 years of experience in the semiconductor industry, Mr. Carinalli has significant experience in and an understanding of semiconductor technology, emerging market opportunities new product development processes and related management and organizational issues, as well as senior executive experience with a large semiconductor manufacturing company. Mr. Carinalli’s public company board experience also contributes to his familiarity with current issues that assists in identifying and addressing governance practices at the company.

RANDY W. CARSON became a director in March 2010. From 2000 to February 2009, Mr. Carson served as Chief Executive Officer of the Electrical Group of Eaton Corporation, a global diversified industrial manufacturer and technology leader in electrical components and systems for power quality, distribution and control. Mr. Carson retired from Eaton in May 2009 following ten years with the company. Prior to Eaton Corporation, Mr. Carson held several executive positions with Rockwell International. Mr. Carson is also a director of Graftech International, Ltd. and Nordson Corporation.

Mr. Carson has senior executive experience managing large, multi-billion-dollar global businesses, as well as direct experience in important power markets we serve. Mr. Carson’s public company board experience also contributes to his familiarity with current issues that assists in identifying and addressing governance practices at the company.

TERRY A. KLEBE became a director in May 2011. From February 2010 through April 2011, Mr. Klebe served as Vice Chairman of Cooper Industries plc, a multi-national manufacturing company with over 100 manufacturing facilities across the globe and businesses that ranged from high technology and software to electrical components and solutions. From November of 2002 to May of 2010, Mr. Klebe served as the Senior Vice President and Chief Financial Officer of Cooper Industries. Prior to his appointment as CFO, Mr. Klebe served in various senior level positions at Cooper Industries including Senior Vice President, Strategic Souring and Chief Information Technology Officer. Prior to joining Cooper Industries in 1995, Mr. Klebe was a partner at Ernst & Young LLP. In addition to his role at Cooper Industries, Mr. Klebe has served as Vice Chairman of the Board and Chairman of the Audit Committee of Apex Tool Group, a jointly owned company with Danaher Corporation with $1.3 billion in revenue and operations throughout the world. Mr. Klebe also serves as a trustee of Pneumo Abex Trust.

Mr. Klebe has senior executive experience managing global businesses as well as direct experience in finance, accounting and auditing, global sourcing, mergers and acquisitions, and business systems across a global manufacturing company.

ANTHONY LEAR became a director in September 2008. He was Senior Vice President and Regional Executive of NXP Semiconductors, an international semiconductor manufacturing company, from its spin-off from Philips Semiconductors in October 2006 until his retirement in July 2007. He was previously Senior Vice President and General Manager, Greater China, at Philips Semiconductors from 2003 to 2006. Prior to that, he was Chief Executive Officer of SSMC, a privately held silicon wafer foundry company in Singapore.

He joined Philips Electronics in 1996 as Senior Vice President and General Manager of the semiconductor division in Germany and previously held senior management positions at Seagate Microelectronics, Integrated Power Semiconductors and Texas Instruments. He has served as a director on a number of company boards, including Advanced Semiconductor Manufacturing Ltd. (ASMC), a Shanghai-based public company, and two privately held joint venture companies in China, T3G and Jilin NXP Semiconductor Ltd. Mr. Lear has over 40 years of high-tech and semiconductor industry experience with an extensive background in operations, technology and business strategy management. He has senior executive experience managing large international businesses and direct experience managing businesses in China for an international semiconductor company.

THOMAS L. MAGNANTI became a director in September 2003. He has been a faculty member at the Massachusetts Institute of Technology since 1971 and was Dean of Engineering from 1999 to 2007. He is also founding President of the Singapore University of Technology and Design. His research and teaching interests focus on large-scale optimization, with applications to production planning and scheduling, transportation planning, facility location, logistics and communication systems design.

Mr. Magnanti has expertise and leadership experience in high-technology research and development and higher education, including the founding of several educational and research programs and a new global university.

KEVIN J. McGARITY has been a director since November 2005. From 1988 to 1999, he served as Senior Vice President of Worldwide Marketing and Sales for Texas Instruments. In addition, during his career with Texas Instruments, he also had responsibility for Global Semiconductor IT and Quality and spent five years living in Europe in a variety of managerial positions. He is currently a consultant to global companies in the semiconductor industry. Mr. McGarity also serves as a director of Altera Corporation.

Mr. McGarity has experience with and an understanding of international semiconductor businesses generally, and semiconductor sales and marketing specifically. He also is experienced and knowledgeable in high-performing technology-based manufacturing companies. Mr. McGarity’s public company board experience also contributes to his familiarity with current issues that assists in identifying and addressing governance practices at the company.

BRYAN R. ROUB became a director in March 2004. He was Senior Vice President and Chief Financial Officer of Harris Corporation, an international communications equipment and systems company, from 1984 until his retirement in 2006. He was previously Executive Vice President-Finance at Midland-Ross Corporation. Prior to that, he was a member of the audit staff of Ernst & Ernst. He is a past Chairman of Financial Executives International (FEI) and a member of the American Institute of CPAs.

Mr. Roub has significant experience in finance, accounting and auditing matters, from both the business management and public accounting perspectives, as well as senior executive management experience in a large, global manufacturing company.

RONALD W. SHELLY became a director in June 1998. Until his retirement in 1999, he was employed by Solectron Texas, an electronic manufacturing services company, where he served as its President from April 1996 until his retirement. Mr. Shelly has more than 33 years of experience in the semiconductor industry. Prior to joining Solectron, he was employed by Texas Instruments for 30 years, most recently as Executive Vice President of Custom Manufacturing Services.

Through his more than 35 years of experience in the semiconductor industry, Mr. Shelly has significant experience with and an understanding of the management of large, global semiconductor operations, including specifically with respect to manufacturing, logistics and customer service issues and the operational and organizational issues involved.

MARK S. THOMPSON became a director in May 2005 and was elected chairman of the board in May 2008. He has been Chief Executive Officer of Fairchild Semiconductor since May 2005 and was President from

May 2005 until September 2012. He has over 25 years of high-technology industry experience. Prior to joining the company in, Mr. Thompson had been Chief Executive Officer of Big Bear Networks, Inc., since August 2001. He was previously Vice President and General Manager of Tyco Electronics, Power Components Division and, prior to its acquisition by Tyco, was Vice President of Raychem Corporation’s Electronics OEM Division. He is also a director of American Science and Engineering, Inc.

Mr. Thompson has over 25 years of high-technology industry experience. Mr. Thompson also has an understanding of all aspects of the company, including management leadership, strategy development, day-to-day operations, product line management and new product and technology development, manufacturing, customer applications, electronic systems and components, distribution and other sales channels, business processes, international operations and global markets. He also has previous senior management experience in the power electronics industry. Mr. Thompson’s public company board experience also contributes to his familiarity with current issues that assists in identifying and addressing governance practices at the company.

Proposal 2. Proposal to Approve an Amendment to the Fairchild Semiconductor 2007 Stock Plan.

Proposal Summary

We propose to amend the Fairchild Semiconductor 2007 Stock Plan to add 4,694,499 shares to the total amount of shares available for issuance under the plan. This amount is comprised of 4,000,000 new shares and an additional 694,499 shares that are available under a prior plan which are, in effect, transferring to the 2007 plan. These new shares, when added to shares currently available under the plan, will support our 2013-2014 annual equity grant cycle and provide some additional shares to allow for expected recruitment and retention grants we may require during 2013. We expect that we may request additional shares for the next annual cycle at the 2014 stockholders’ meeting. A complete copy of the plan, as amended, is attached as Exhibit A. The plan is our sole plan for providing equity compensation to our employees and directors. We also pay our named executive officers Incentive Bonuses under this plan. Although shares remain subject to issuance pursuant to outstanding awards that were made under prior plans, no awards have been made under prior plans since the 2007 stock plan was approved by stockholders.

You are urged to read this entire proposal and the complete plan document. We continue to believe that providing equity-based compensation is necessary to keep and attract employees that we compete for, and thus retain stockholder value.

The board of directors unanimously recommends voting “for” this Proposal 2.

Key Data:

The following table summarizes information regarding all the company’s outstanding equity awards and shares available for future awards under the company’s equity plans as of March 12, 2013.

	Exercisable	Non-Exercisable	Total
Total shares underlying all outstanding options	1,779,314	50,000	1,829,314
Weighted average exercise price of outstanding options	—	—	$15.46
Weighted average remaining contractual life of outstanding options	—	—	1.57
Total shares underlying all other outstanding equity awards	—	—	6,628,655
Shares available for awards, all plans	—	—	5,423,954
Shares of common stock issued and outstanding:
Undiluted			127,842,689
Diluted(1)			141,724,612

(1)	Includes all outstanding options and other equity awards, and shares available for all awards under all plans.

Why We Believe You Should Vote For this Proposal.

The board of directors recommends that stockholders approve this proposal because it believes the company needs the ability to grant an appropriate number of equity-based awards to effectively compete with our competitors for key employees. We believe that our equity award practices are appropriate when compared to peer technology companies. Further, equity awards afford us the flexibility necessary to modify our compensation programs to adapt to dynamic market conditions. For example, in 2009 as a result of extraordinary market conditions, we suspended cash bonus payments to all our employees and replaced them with performance unit grants that were tied to cash generation and conservation. As a result of these actions, our compensation programs contributed to our achievement of record free cash flow that year. The committee makes an effort to balance the company’s need for effective equity-based compensation with the stockholders’ interest in minimizing the dilution caused by equity awards.

The Continuing Need for Equity Awards to Remain Competitive. Equity-based awards are an important tool we utilize to attract and compete for senior management, product line managers, semiconductor design engineers, field application engineers and other key employees. The equity-based awards we grant to these key employees are common among companies in our peer group. As a result, we expect to continue to utilize equity awards as a key component of total compensation to remain competitive with our peers and to enhance our ability to attract and retain our key employees.

The dilutive effect of our equity programs is generally evaluated through the use of two metrics, annual burn rate and overhang. Simply stated, burn rate measures the impact of equity compensation on a company in a single year. In its most basic form, it is determined by dividing the total number of shares underlying all equity grants issued in a given year by the total number of shares outstanding. Similarly, overhang is used to measure the long-term impact of a company’s equity compensation programs. It is determined by dividing the total shares underlying all equity based compensation by the weighted average common shares outstanding. These simplistic calculations, however, are not particularly beneficial in determining the true cost of a company’s equity compensation programs because (i) different kinds of equity grants have different financial costs associated with them and (ii) they are not conducive to benchmarking a company’s equity compensation practices against those of its peers.

To compensate for the inherent inaccuracy of these simple calculations, most companies look to third party consultants who have developed standardized methods of quantifying and evaluating equity compensation. The standardized calculations facilitate peer-to-peer comparisons of equity compensation programs. We strive to state our burn rate and equity overhang consistent with the methodology utilized by Institutional Shareholder Services Inc. (“ISS”). ISS modifies the simple calculations of burn rate and overhang by making certain adjustments that take into account variables like stock price volatility, the terms of the equity award and the vesting period. Using this methodology our ISS burn rate for 2012 was 3.39% and our average burn rate for fiscal year 2010 through 2012 was 3.93%1.

In terms of equity overhang, we continue to reap the benefits of our disciplined approach towards equity compensation. As first indicated in our 2009 proxy statement, we expect our equity overhang to continue to decline as a result of the combined effect of our migration to “full-value awards” (meaning awards other than stock options and stock appreciation rights) and the expiration of previously issued stock options. Over the past

[1]	Burn rate calculations for 2011 were determined using a stock volatility multiplier of 1.5 while burn rate calculations for 2010 and 2012 were determined using a stock volatility multiplier of 2.0.

four years we have seen our equity overhang drop from a high of 18.8% in 2009, to 14.8% at the conclusion of fiscal 2012. The following chart displays the three-year burn rate and overhang trend:

The following is a list of some of the plan features that the board of directors believes are consistent with the interests of stockholders and sound corporate governance practices.

•

Option Exercise Prices Must Not Be Lower than Fair Market Value on the Grant Date. Our stock plan prohibits granting options or stock appreciation rights (SARs) with exercise prices that are lower than the fair-market value of underlying shares on the grant date, except in connection with substitute or replacement awards made in connection with a merger or other corporate acquisition.

•

No Option Repricing Without Stockholder Approval. The plan prohibits the repricing of stock options and SARs without the approval of stockholders. This provision applies to both direct repricings (lowering the exercise price or strike price of a stock option or SAR) as well as indirect repricings (canceling an outstanding stock option or SAR and granting a replacement stock option or SAR with a lower exercise price).

•

Limited Ability to Grant Full-Value (i.e., Non-Option) Awards. The number of shares that may be issued during the term of the plan as “full-value awards” (meaning awards other than stock options and SARs), is limited under the plan by operation of the share formula in which full-value awards count on a 2-for-1 basis against the pool of shares available for issuance under the plan. This formula-based limitation allows us to grant only the number of full-value awards that the compensation committee and board of directors believe is necessary to remain competitive over the next year. The compensation committee and board of directors also believe that the use of this formula-based limitation provides added flexibility in determining the mix of option and full-value awards necessary to adapt to changing equity grant practices in our industry, while ensuring that stockholders are not subject to excessive dilution.

•

Vesting Restrictions on Restricted Stock, Restricted Stock Units (RSUs) and Deferred Stock Units (DSUs). Grants of restricted stock, RSUs and DSUs that are not performance-based must have vesting periods of at least three years, except in cases of retirement. If awards are performance-based, then performance must be measured over a period of at least one year.

•

Limited Grants of DSUs to Non-Employee Directors. Under the plan, we may grant no more than 15,000 DSUs to non-employee directors upon their first election to the board and no more than 15,000 DSUs per year for service on the board; provided, however, that the non-employee director designated as independent chairman of the board of directors or lead independent director may receive an annual award of up to two times the annual award granted to other non-employee directors. We currently grant non-employee directors 10,000 DSUs upon initial election to the board and 10,000 DSUs per year of service. See “Director Compensation” below for a more detailed discussion of our current director compensation program.

•	No “Recycling” of Shares from Exercised Awards. Shares retained by or delivered to us to pay the exercise price of an outstanding stock option or SAR, shares retained by or delivered to us to pay withholding taxes in connection with the exercise of an outstanding stock option or SAR or the settlement of DSU, RSU or PU awards, unissued shares resulting from the settlement of SARs in stock, and shares purchased by us in the open market using the proceeds of option exercises, do not become available for issuance as future awards under the plan.

•

Aggressive “Clawback” Provisions. The company has the ability to reclaim or “clawback” awards paid pursuant to the plan, including Cash Incentives, in situations where the participant engaged in an Act of Misconduct (as defined in the plan).

In summary, the board of directors believes that stockholder approval of this Proposal 2 is necessary to remain competitive in our industry and that the proposal is consistent with the company’s compensation policy for senior management and employees (see “Compensation Discussion and Analysis” below). Accordingly, the board of directors recommends that stockholders vote “for” this proposal.

A summary of the plan follows.

Background and Purpose of the Plan.

The Fairchild Semiconductor 2007 Stock Plan (which we refer to as the “plan” or sometimes as the “2007 Plan”) was adopted by our board of directors on February 14, 2007 and was originally approved by stockholders at their annual meeting on May 2, 2007. The plan replaced the company’s former stock plan (or “Prior Plan”), and all previously adopted stock option plans of the company, except the 2000 Executive Stock Option Plan (or “2000 Plan”); see “Securities Authorized for Issuance Under Equity Compensation Programs” below. Awards are no longer made under the Prior Plan or the 2000 Plan. We have successfully sought stockholder approval to add shares to the 2007 Plan each year beginning in 2008. The purpose of the plan is to give the company a competitive advantage by attracting, retaining and motivating its officers, employees, directors and consultants with various forms of equity compensation. The plan enables the company to provide incentives for future performance that are directly linked to its profitability and increases in stockholder value.

Description and Principal Features of the Plan.

The following description of the plan is not intended to be complete and is qualified in its entirety by the complete text of the plan, which is attached to this proxy statement as Exhibit A. Stockholders are urged to read the plan in its entirety. Any capitalized terms which are used in this summary description but not defined here or elsewhere in this proxy statement have the meanings assigned to them in the plan.

Types of Awards Available Under the Plan. The plan allows the following types of awards:

•	stock options (including both incentive stock options (ISOs) and “non-qualified” stock options);

•	stock appreciation rights (SARs), alone or in conjunction with stock options;

•	shares of restricted stock and restricted stock units (RSUs), including performance units (PUs);

•	deferred stock units (DSUs); and

•	incentive bonuses and tax offset bonuses.

Eligibility. Only employees, as defined by the New York Stock Exchange (including officers), non-employee directors and certain individual consultants of Fairchild Semiconductor and its present or future subsidiaries and affiliates are eligible for grants under the plan. The board has identified these classes of individuals as those whose services are linked most directly to the profitability of the company’s businesses and to the interests of its stockholders. In determining the persons to whom grants will be awarded and the number of shares to be covered by each grant, the compensation committee may take into account, among other things, the duties of the respective persons, their present and potential contributions to the success of the company and such other factors as the committee deems relevant in connection with accomplishing the purpose of the plan.

Administration. The plan is administered by the compensation committee of the board of directors. Members of the compensation committee are appointed by the board of directors. The committee has broad authority, subject to the provisions of the plan, to administer and interpret the plan, including, without limitation, the authority to:

•	amend and rescind rules and regulations relating to the plan and to define terms not otherwise defined in the plan;

•	determine plan participants who will receive awards and the timing of any such awards;

•	grant awards and determine their terms and conditions;

•

determine and verify the extent to which participants have satisfied any performance goals or other conditions applicable to the grant, issuance, exercisability, vesting or ability to retain any award;

•	establish and amend the terms of the award agreements;

•	interpret and construe the plan and make rules and regulations under the plan, including exceptions to any plan provisions in good faith and for the benefit of the company; and

•

make all other determinations it deems necessary for the administration of the plan. In addition, the compensation committee has the ability to delegate its authority under the plan to one or more of the company’s officers, except with respect to matters that the committee is legally required to determine on its own. The decisions and determinations of the committee with respect to the plan are final.

Stock Subject to Plan. The Administrator (i.e., the compensation committee) has the authority to issue various kinds of “awards” under the plan including Incentive Stock Options, Nonqualified Stock Options, Stock Appreciation Rights, Restricted Stock, Deferred Stock Units or an Incentive Bonus. The Administrator may elect to structure any award as wholly or partially performance based. The maximum number of shares that may be issued under the plan (prior to the amendment proposed in this proxy statement) is equal to 22,693,619 (if Proposal 2 is approved, this number would be increased to 27,388,118 ), plus (i) any shares that remained available for issuance under the Prior Plan as of May 2, 2007, and (ii) any awards under the Prior Plan that remained outstanding as of May 2, 2007, and that on or after May 2, 2007 cease for any reason to be subject to such awards (other than by reason of exercise or settlement of the awards to the extent they are exercised for or settled in vested and nonforfeitable shares).

The board believes, based on the recommendation of the compensation committee, that an additional 4,694,499 shares are necessary to satisfy projected grants under the plan for our March 2013 annual grant, and for recruitment and retention awards over the next year. As of December 30, 2012, 682,124 shares remained available for issuance under the 2000 Plan and an additional 12,375 shares may become available in 2013 (a total share reserve of 694,499 shares under the Prior Plan). Since we do not desire or expect to make additional awards under the 2000 Plan, we propose to transfer that share reserve to the 2007 Plan as part of the amendment proposed here. If this Proposal 2 is approved, we will then terminate the 2000 Plan. In other words, the addition of 4,694,499 shares to the 2007 Plan under this Proposal 2 includes 694,499 shares transferred from the 2000 Plan. A total of 2,473,758 shares remained available for issuance under the Prior Plan as of May 2, 2007. As of March 12, 2013, the market value of our common stock was $14.60 per share.

The plan provides for a formula-based limit on the way it utilizes shares. The formula allocates a varying number of shares for different kind of awards granted under the plan. Stock options and SARs count as one share against the shares available under the plan. Restricted stock, RSUs (including PUs) and DSUs count as two shares under the plan. The board of directors believes this formula-based limit allows for the issuance of a sufficient number of full-value awards to satisfy our projected needs, while providing the flexibility to change the mix of awards as necessary.

Shares of common stock issued under the plan may either be authorized and unissued shares or previously issued shares acquired by the company. On termination or expiration of an unexercised option, SAR or other stock-based award under the plan (including cancelled or otherwise terminated options under the plans that were integrated into this plan), in whole or in part, the number of shares of common stock subject to such award again become available for grant under the plan. Any shares of restricted stock forfeited as described below will become available for grant. The plan provides that shares retained by or delivered to us to pay the exercise price or withholding taxes in connection with the exercise of an outstanding stock option, or withheld to pay withholding taxes in connection with the settlement of RSUs, PUs or DSUs, or unissued shares resulting from the settlement of SARs in stock and shares purchased by us in the open market with the proceeds of exercised stock options, do not become available for issuance as future awards under the plan. Also, as a result of the stock option exchange program approved by stockholders on May 6, 2009, shares underlying the surrendered options, in excess of those required for new RSUs issued in the exchange, did not become available for subsequent equity-based grants under the plan. Under the plan, no single participant may be granted stock options and SARs covering more than 2,000,000 shares of common stock in any fiscal year, and no more than 500,000 shares of restricted stock and DSUs, or other performance based awards that are Qualified Performance Based Awards (constituting performance-based compensation within the meaning of Section 162(m) of the Internal Revenue Code) may be granted to any participant in any fiscal year in the aggregate. The maximum number of shares of common stock that may be issued pursuant to stock options intended to be incentive stock options is 1,000,000 shares. The maximum amount payable pursuant to that portion of an incentive bonus granted in any calendar year to any participant under the plan that is intended to satisfy the requirements for Qualified Performance Based Awards shall not exceed $5,000,000.

In the event there is a change in the capitalization of the company, such as a reorganization, reclassification, combination of shares, stock split, reverse stock split, spin-off, dividend or distribution of securities, property or cash (other than regular, quarterly cash dividends), or any other event that affects the number and kind of the company’s shares outstanding, the committee or board will make appropriate substitutions or adjustments in the aggregate number and kind of shares reserved for issuance under the plan. The committee or board will also make appropriate adjustments to the share limitation provisions for awards set forth in the plan, the number of shares subject to the plan, and the exercise price of outstanding awards. The committee or board has discretion to make such other equitable substitutions or adjustments as it may determine to be appropriate.

The following table shows the number of shares underlying grants of all types of awards under the plan during the last completed fiscal year to each executive officer named in the Summary Compensation Table in this proxy statement, all executive officers (including those not named in the Summary Compensation Table) at the end of the year as a group, all non-employee directors at the end of the year as a group, and all employees, including all current officers who are not executive officers, as a group:

Name and Position	Total Number of Plan Awards Granted(1)
Mark S. Thompson Chairman and Chief Executive Officer	250,000

Vijay Ullal President and Chief Operating Officer	150,000

Mark S. Frey Executive Vice President, Chief Financial Officer and Treasurer	60,000

Justin Chiang Executive Vice President and General Manager, Power Conversion, Industrial and Automotive Products Group	60,000

Daniel M. Kinzer Senior Vice President, Chief Technology Officer	40,000

Allan Lam(2)	60,000

Robin G. Goodwin(2)	60,000

Executive Officer Group (including executive officers named above)	787,000

Non-Executive Officer Employee Group	1,992,986

Non-Employee Director Group	80,000

(1)	Includes RSUs and, except for Mr. Ullal, PUs at target. The company did not achieve the minimum target for PUs. As a result, all awards of PUs to participating executives were forfeited; see “Compensation Discussion and Analysis—EFIP and Performance Unit Payout for 2012.”
(2)	Mr. Lam, our former Executive Vice President, Worldwide Sales and Marketing, departed the company in August 2012. Mr. Goodwin, our former Executive Vice President, Global Manufacturing and Supply Chain, departed the company in November 2012.

Non-Employee Director Grants. Grants to non-employee directors are subject to strict limitations specified in Section 5(d) of the plan. Section 5(d) limits a non-employee director from receiving an award in excess of 15,000 DSUs upon his or her initial appointment to the board, and from receiving an award in excess of 15,000 DSUs per year for service on the board, with “year” for this purpose meaning the director’s term following election at the annual stockholders’ meeting. As of the end of the fiscal year ended December 30, 2012, our equity compensation program for non-employee directors provided for an award of 10,000 DSUs upon initial election and 10,000 DSUs per year. The non-employee director designated as independent chairman of the board of directors (or lead independent director in the event the position of chairman of the board and the office of chief executive officer are held by the same person as is currently the case), may receive awards of up to twice the number of DSUs awarded each year to other non-employee directors (under our current program, the lead independent director receives the same number of DSUs as other independent directors). The company awards the annual DSU grants promptly following the annual stockholders’ meeting. In cases where a new director is elected by the board between stockholders’ meetings, the company makes the DSU grant reflecting the director’s initial election, and the annual DSU grant, promptly after the director joins the board. In such situations, the company prorates the annual DSU grant to reflect only that portion of the term served. Grants for a director’s initial election vest in one-third increments on each of the first three anniversaries of the grant date. Annual DSU awards vest in one-third increments on each of the next three annual meeting dates. All DSU awards are subject to earlier vesting if the director retires from the board after attaining age 65, or after attaining age 55 if the sum of the director’s age plus years of service on the board is 65 or greater. Non-employee directors receive shares underlying vested DSUs on the earliest to occur of (1) the end of the director’s service on the board for any reason other than removal for cause, (2) the director’s disability (as defined in the plan), (3) the director’s death or (4) a date chosen by the director at the time of the award. The director must choose a date that is a minimum of three years following the grant date, or a longer minimum period as may be established by the compensation committee. The committee has set this period at five years. Vested DSUs and settled shares are credited to the director’s required holdings under our director stock ownership guidelines. This director equity program, including the ownership guidelines, was adopted by the board based on the recommendation of the compensation committee and the advice of compensation consultants retained by and reporting to the compensation committee. See “Director Compensation” below for a more detailed discussion of our current director compensation program.

Terms and Conditions of Stock Options. We have the ability to grant stock options to participants individually or in combination with other stock awards granted under the plan. Stock options are either incentive stock options within the meaning of Section 422 of the Internal Revenue Code, or non-qualified stock options. To date, all options granted by the company have been non-qualified stock options. All stock options granted under the plan are evidenced by an agreement between the company and the participant, which provides, among other things, whether it is intended to be an agreement for an incentive stock option or a non-qualified stock option, the number of shares subject to the option, the exercise price, exercisability (or vesting), the term of the option and other terms and conditions. Subject to the express provisions of the plan, options generally may not exceed 10 years and must be exercised as the compensation committee determines. If the committee provides that any stock option is exercisable only in installments, the committee may elect at any time to waive such installment exercise provisions, in whole or in part. Such a decision may be based upon such factors as the committee, in its sole discretion, deems appropriate. The committee also has the ability to accelerate the exercisability of any stock option at any time.

With one exception, the plan does not permit the grant of a stock option with an exercise price that is less than the fair market value of the common stock subject to that option on the grant date. The exception allows the exercise price per share, with respect to an option that is granted in connection with a merger or other acquisition as a substitute or replacement award for options held by optionees of the acquired entity, to be less than 100% of the fair market value on the grant date, if such exercise price is based on a formula set forth in the terms of the options held by such optionees or in the terms of the agreement providing for such merger or other acquisition. The exercise price may be paid in shares, cash or a combination thereof, as determined by the committee, including an irrevocable commitment by a broker to pay over such amount from a sale of the shares issuable under an option, the delivery of previously owned shares and withholding of shares otherwise deliverable upon exercise. Options granted under the plan may not be transferred except by will or by the laws of descent and distribution, or in certain cases to a trust or partnership solely for the benefit of a family member for estate planning purposes.

Following termination of employment, options are generally exercisable for 30 days, except if the termination is the result of the option holder’s death or disability or qualifying retirement, in which cases vested options can be exercised for five years, or if the termination is the result of an involuntary termination not for cause, in which case the exercisability period is 90 days. If the termination is for cause, all options automatically terminate. If an option holder’s employment is terminated by the company “not for cause” or is terminated by the option holder for “good reason” within 24 months following a change in control, the option holder will generally have at least one year from the date of termination to exercise vested options. In all cases individual option agreements may provide for different terms, and in no case may an option be exercised after the expiration of its term. Upon receiving notice that a participant is exercising an option, the committee may elect to cash-out all or a portion of the shares for which the option will be exercised by paying the participant an amount, in cash or common stock, equal to the difference between the fair market value of the stock and the exercise price of the option, multiplied by the number of shares for which the option is being exercised. In certain events, the committee may permit option holders to cash-out any unexercised options under similar procedures within 60 days after a change in control. In addition, the committee may establish procedures to allow option holders to defer receipt of the stock to be received upon the exercise of an option.

Terms and Conditions of Stock Appreciation Rights. SARs may be granted alone (“freestanding SARs”) or in conjunction with all or part of a stock option (“tandem SARs”). The company has not granted any SARs. Upon exercising a SAR, the participant is entitled to receive the amount by which the fair market value of the common stock at the time of exercise exceeds the strike price of the SAR. The strike price of a freestanding SAR will be specified in the award agreement and is subject to the same limitations as the exercise price of an option. The strike price of a tandem SAR is the same as the exercise price of the related option. This amount is payable in common stock, cash, or a combination of common stock and cash, at the committee’s discretion. The other terms and conditions that apply to stock options, including the provisions that apply in the event of a participant’s termination of employment, also generally apply to freestanding SARs.

A participant may exercise a freestanding SAR in the manner determined by the committee and specified in the award agreement, but may only exercise a tandem SAR if the related stock option is also exercisable. A participant’s tandem SAR will not be exercisable if the participant has already exercised the related stock option, or if that option has terminated. See “Terms and Conditions of Stock Options” for details. Similarly, once a participant exercises a tandem SAR, the related stock options will no longer be exercisable.

Terms and Conditions of Restricted Stock, RSUs, PUs and DSUs. We may issue restricted stock, RSUs, PUs, and DSUs under the plan. We refer to these as “full value shares” for purposes of determining the number of shares we will need to charge against the pool. We define a restricted stock award as an award of our common stock with restrictions that lapse in installments over a predetermined vesting period following the grant date. An RSU, or restricted stock unit, provides for the issuance of shares of stock at or promptly following the vesting date or dates associated with the award. Our plan also allows for RSUs to be treated as PUs, or performance units, under which the grant, issuance or vesting of an award would be based on satisfaction of pre-established objective performance criteria over a performance period of at least one year. A DSU, or deferred stock unit, gives the holder the right to receive vested common shares or cash at a later date (the “settlement date”) selected by the participant at the time of the grant. A DSU is similar to an RSU, except that vested shares or cash are not received until the settlement date, providing an opportunity for participants to defer the U.S. federal income tax impact of receiving the shares or cash. DSUs may be granted in award cycles, namely periods over which the DSUs are to be earned by the participant.

Shares of restricted stock, RSUs, PUs and DSUs may be awarded either alone or in addition to other awards granted under the plan. The compensation committee will determine the eligible individuals to whom grants will be awarded, and the terms and conditions of the grants subject to the limitations contained in the plan. No more than 500,000 shares of restricted stock, RSUs, PUs and DSUs that are performance-based awards may be granted to any one participant in any fiscal year of the company in the aggregate. Grants of restricted stock, RSUs, PUs and DSUs are subject to vesting during a restriction period over at least three years except (1) in cases of the qualified retirement of directors (see “Director Compensation” below) and Mr. Thompson (see “Employment Agreements” below); (2) if the grant, issuance or vesting of the restricted stock, RSU, PU or DSU award is based on satisfaction of pre-established objective performance criteria over a performance period of at least one year; and (3) for the award of 150,000 RSUs to Mr. Ullal in connection with him joining the company in September 2012, which award vests in full if his employment is terminated by the company for any reason other than “Cause,” or by him for “Good Reason,” as those terms are defined in Mr. Ullal’s employment agreement (see “Employment Agreements” below).

The continued service of the participant with the company or any of its subsidiaries or affiliates through the vesting date or dates is a condition of vesting of restricted stock, RSUs, PUs and DSUs, except in the event of a change in control or in connection with the participant’s termination of employment by reason of death, disability or termination by the company without cause or by the participant for good reason, where applicable, or except in cases of qualified retirement of directors and Mr. Thompson. The conditions for grant or vesting and the other provisions of restricted stock, RSU, PU and DSU awards (including any applicable performance goals) need not be the same with respect to each recipient. The recipient of a restricted stock award will have, with respect to the shares of restricted stock, all of the rights of a stockholder of the company holding the type of shares that are the subject of the award, including, if applicable, the right to vote the shares and receive any cash dividends (which may be deferred by the committee and reinvested in additional restricted stock). Holders of DSUs, PUs and RSUs are not entitled to any privileges of ownership of the shares of common stock underlying their units until the underlying shares are actually delivered to them under their award agreements.

In the case of restricted stock awards, unless otherwise provided in the applicable award agreement, an employment agreement or the plan, upon a participant’s termination of employment for any reason during the restriction period or before the applicable performance goals are satisfied, all shares still subject to restriction will be forfeited by the participant. In the case of RSU, PU and DSU awards, unless otherwise provided in the applicable award agreement, an employment agreement or the plan, upon a participant’s termination of employment for any reason before the vesting conditions and/or the applicable performance goals are satisfied, the unvested portion of the award will be forfeited by the participant.

Incentive Bonuses. The plan authorizes the administrator to grant incentive bonuses which enable participants to receive a future payment, in cash or stock, based upon achievement of certain predetermined performance criteria within a specific performance period. The performance period cannot be less than one year. In December of 2010, the compensation committee determined that beginning in fiscal 2011, annual cash bonuses for executive officers will be paid in the form of Incentive Bonuses under the plan. The plan provides the committee with discretion to determine the target incentive bonus and the maximum amount payable, the performance period, which must not be less than one year, the criteria (which may be based on financial performance and/or personal performance evaluations) and level of achievement versus these criteria, the timing of any payment, restrictions on an incentive bonus prior to actual payment, forfeiture provisions, and any other terms and conditions consistent with the plan. The committee may specify a percentage of the target incentive bonus intended to satisfy the requirements for “performance-based compensation” under Section 162(m) using the “Qualifying Performance Criteria” established below. In addition, at the time an award is granted, the committee may grant a participant the right to receive an additional cash bonus (a tax bonus) to be paid at the time an award results in income tax for the participant in an amount equal to such tax.

Performance Goals May Apply to Stock Options, SARs, Restricted Stock, RSUs, PUs and DSUs. The committee may specify certain performance criteria which must be satisfied before stock options, SARs, restricted stock, RSUs, PUs and DSUs will be granted or will vest. The committee may not waive, in whole or in part, any performance goals or any restrictions applicable to a restricted stock, RSU, PU or DSU award, except in the event of a change in control or in connection with the participant’s termination of employment by reason of death, disability or termination by the company without cause or by the participant for good reason. With respect to awards made to executive officers, the vesting or payment of which are to be made subject to performance goals, the compensation committee may design such grants or a portion thereof to comply with the applicable provisions of Section 162(m), including, without limitation, those provisions relating to the pre-establishment and certification of those performance goals. With respect to grants not intended to comply with Section 162(m) officers, performance goals may also include such individual or subjective performance criteria as the compensation committee may, from time to time, establish. Performance goals applicable to any grant may include a threshold level of performance below which no portion of the grant will become vested or payable, and levels of performance at which specified percentages of such grant will become vested or payable. Performance goals established by the compensation committee may be different with respect to different grantees. The compensation committee has the authority to make equitable adjustments to any performance goal.

With respect to awards made to executive officers that are intended to comply with Section 162(m), “performance goals” means the specific objectives that may be established by the compensation committee, from time to time, with respect to a grant, which objectives may be based on the attainment of specified levels of one or more of the following measures, applied to either the company as a whole or to a business unit or Subsidiary, either individually, alternatively or in any combination, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, as applicable: earnings per share, revenues, net profit after tax, gross profit, operating profit, earnings before interest, taxes, depreciation and amortization (EBITDA), earnings before interest and taxes (EBIT), cash flow, asset quality, stock price performance, unit volume, return on equity, change in working capital and return on capital or stockholder return. Under the plan and to the extent consistent with Section 162(m), the committee (A) may adjust any evaluation of performance under a performance goal to eliminate the effects of charges for restructurings, amortization of acquisition-related intangible assets, discontinued operations, extraordinary items and all items of gain, loss or expense determined to be extraordinary or unusual in nature or related to the disposal of a segment of a business or related to a change in accounting principle, all as determined in accordance with standards established by Accounting Principles Board Opinion No. 30 of the Accounting Principles Board (APB Opinion No. 30 and ASC 225) or other applicable or successor accounting provisions, as well as the cumulative effect of accounting changes, in each case as determined in accordance with generally accepted accounting principles or identified in the company’s financial statements, notes to the financial statements, and/or in management’s discussion and analysis of financial condition and results of operations appearing in the company’s annual report to stockholders for the applicable year, and (B) may appropriately adjust any evaluation of performance under Qualifying Performance Criteria to exclude any of the following events that occurs during a performance period: (i) asset write-downs; (ii) litigation, claims, judgments or settlements; (iii) the effect of change in tax law or other such laws, provisions or assumptions affecting reported results; (iv) accruals for reorganization and restructuring programs; (v) accruals of any amounts for payment under this plan or any other compensation arrangement maintained by the company; and (vi) amortization of acquisition-related intangible assets.

Change In Control. Unless the committee determines otherwise in an award agreement, in the event of a change in control (as defined in the plan) of the company, all:

•	stock options, SARs or other awards that are not exercisable and vested will become fully exercisable and fully vested;

•	restrictions on outstanding awards of restricted stock or other awards will be immediately canceled;

•

RSUs, DSUs and earned PUs for which the performance period ended prior to the change in control event will be considered to be fully vested and payable in full, any deferral or other restriction will lapse, and all DSUs will be settled in cash as promptly as practicable following the change in control; and

•	PUs for which the performance period has not yet been completed will be considered to be earned at the target performance level and such earned PUs will become fully vested and payable in full.

Amendment and Termination. The board of directors has the right to amend, alter, suspend or terminate the plan at any time, provided that no material amendment may be made without stockholder approval, and no other amendment or alteration, or any suspension, discontinuation or termination will be made without stockholder approval if the approval is required by applicable law, regulatory requirement or stock exchange or accounting rules, or if the board deems it necessary or desirable to qualify for or comply with any tax, applicable law, stock exchange, accounting or regulatory requirement. In addition, no such amendment, alteration, suspension, discontinuation or termination can be made, except as required by applicable law or stock exchange or accounting rules, without the consent of a participant if that action would impair the participant’s rights under any award. The plan will continue in effect until May 2, 2017.

Nontransferability of Awards. No award may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated by a participant other than by will or the laws of descent and distribution, and each option or SAR is exercisable only by the participant during his or her lifetime. The committee has authority to allow options and SARs granted to certain participants to be transferred to certain family members or trusts.

Suspension or Termination of Awards.

Deferral of Gains. The committee may establish procedures to provide for the deferred delivery of shares upon settlement, vesting or other events with respect to restricted stock awards and DSUs or in payment or satisfaction of an incentive bonus in accordance with Section 409A of the Internal Revenue Code.

Repricings. The plan prohibits the repricing of stock options and SARs without the approval of stockholders. This provision applies to both direct repricings (lowering the exercise price or strike price of a stock option or SAR) as well as indirect repricings (canceling an outstanding stock option or SAR and granting a replacement stock option or SAR with a lower exercise price or strike price).

Clawbacks. In the event the Chief Executive Officer or any other person designated by the Administrator reasonably believes that a participant may have committed an Act of Misconduct as defined in the plan, the Administrator or the board has the ability to suspend the participant’s rights to exercise any option, to vest in an award, and/or to receive payment for or receive shares in settlement of an award pending a determination of whether an Act of Misconduct has been committed. The plan defines an Act of Misconduct as an act of embezzlement, fraud, dishonesty, nonpayment of any obligation owed to the Company or any Subsidiary, breach of fiduciary duty, violation of Company ethics policy or code of conduct, or deliberate disregard of the Company or Subsidiary rules resulting in loss, damage or injury to the Company or any Subsidiary, or if a Participant makes an unauthorized disclosure of any Company or Subsidiary trade secret or confidential information, incurs a Termination of Employment for Early Retirement and subsequently engages in full-time employment, solicits any employee or service provider to leave the employ or cease providing services to the Company or any Subsidiary, breaches any intellectual property or assignment of inventions covenant, engages in any conduct constituting unfair competition, breaches any non-competition agreement or engages in any activity in competition with the business of the Company or any Subsidiary or Affiliate, induces any Company or Subsidiary customer to breach a contract with the Company or any Subsidiary or to cease doing business with the Company or any Subsidiary, or induces any principal for whom the Company or any Subsidiary acts as agent to terminate such agency relationship.

The following tax description is required by SEC regulations:

U.S. Federal Income Tax Consequences. The following tax discussion is a brief summary of current U.S. federal income tax law applicable to stock options as of March 2013. The discussion is intended solely for general information and does not make specific representations to any option award recipient. The discussion does not address state, local or non-U.S. income tax rules or U.S. tax provisions other than the federal income tax, such as estate or gift taxes. A recipient’s particular situation may be such that some variation of the basic rules is applicable to him or her. In addition, the federal income tax laws and regulations frequently have been revised and may be changed again at any time. Therefore, each recipient is urged to consult a tax advisor before exercising any award or before disposing of any shares acquired under the plan both with respect to federal income tax consequences as well as any non-U.S., state or local tax consequences.

The grant of a non-qualified stock option (NSO) is not a taxable event for the optionee and the company obtains no deduction from the grant of the NSO. Upon the exercise of a NSO, the amount by which the fair market value of the shares on the date of exercise exceeds the exercise price will be taxed to the optionee as ordinary income. The company will be entitled to a deduction in the same amount. In general, the optionee’s tax basis in the shares acquired by exercising a NSO is equal to the fair market value of such shares on the date of exercise. Upon a subsequent sale of any such shares in a taxable transaction, the optionee will realize capital gain or loss (long-term or short-term, depending on how long the shares were held before the sale) in an amount equal to the difference between his or her basis in the shares and the sale price.

Special rules apply if an optionee pays the exercise price upon exercise of NSOs with previously acquired shares of stock. Such a transaction is treated as a tax-free exchange of the old shares for the same number of new shares. To that extent, the optionee’s basis in a portion of the new shares will be the same as his or her basis in the old shares, and the capital gain holding period runs without interruption from the date when the old shares were acquired. The optionee will be taxed for ordinary income on the amount of the difference between (a) the value of any new shares received and (b) the fair market value of any old shares surrendered plus any cash the optionee pays for the new shares. The optionee’s basis in the additional shares (i.e., the shares acquired upon exercise of the option in excess of the shares surrendered) is equal to the fair market value of such shares on the date the shares were transferred, and the capital gain holding period commences on the same date. The effect of these rules is to defer the date when any gain in the old shares that are used to buy new shares must be recognized for tax purposes. Stated differently, these rules allow an optionee to finance the exercise of a NSO by using shares of stock that he or she already owns, without paying current tax on any unrealized appreciation in those old shares.

In general, no taxable income is realized by an optionee upon the grant of an incentive stock option (ISO). If shares of common stock are issued to a participant pursuant to the exercise of an ISO granted under the plan and the participant does not dispose of such shares within the two-year period after the date of grant or within one year after the receipt of such shares by the participant (a “disqualifying disposition”), then, generally (a) the participant will not realize ordinary income upon exercise and (b) upon sale of such shares, any amount realized in excess of the exercise price paid for the shares will be taxed to such participant as capital gain (or loss). The amount by which the fair market value of the common stock on the exercise date of an incentive stock option exceeds the purchase price generally will constitute an item which increases the participant’s “alternative minimum taxable income.” The company will not be entitled to a deduction if the participant disposes of the shares other than in a disqualifying disposition.

If shares acquired upon the exercise of an ISO are disposed of in a disqualifying disposition, the participant generally would include in ordinary income in the year of disposition an amount equal to the excess of the fair market value of the shares at the time of exercise (or, if less, the amount realized on the disposition of the shares), over the exercise price paid for the shares. The company will be entitled to a deduction generally equal to the amount of the ordinary income recognized by the participant.

Subject to certain exceptions, an ISO generally will not be treated as an ISO if it is exercised more than three months following termination of employment. If an ISO is exercised at a time when it no longer qualifies as an ISO, such option will be treated as a non-qualified stock option as discussed above.

Potential Limitation on Company Deductions. Section 162(m) denies a deduction to any publicly held corporation for compensation paid to certain employees in a taxable year to the extent that compensation exceeds $1,000,000 for a covered employee. It is possible that compensation attributable to awards under the plan, either on their own or when combined with all other types of compensation received by a covered employee from the company, may cause this limitation to be exceeded in any particular year. As described above, qualified “performance-based compensation” is disregarded for purposes of the deduction limitation. In accordance with applicable U.S. Treasury regulations issued under Section 162(m), compensation attributable to stock options will qualify as performance-based compensation, provided that either (a)(i) the option plan contains a per-employee limitation on the number of shares for which options may be granted during a specified period, (ii) the per-employee limitation is approved by the stockholders, (iii) the option is granted by a compensation committee comprised solely of “outside directors” (as defined in Section 162(m)), and (iv) the exercise price of the options is no less than the fair market value of the stock on the date of the grant; or (b) the option is granted by a compensation committee comprised solely of “outside directors” and is granted (or exercisable) only upon the achievement (as certified in writing by the compensation committee) of an objective performance goal approved by stockholders and established by the compensation committee while the outcome is substantially uncertain. The plan is designed to allow grants of awards that are “performance based” within this definition.

Excess Parachute Payment. As noted above, the plan generally provides for accelerated vesting or payment of an award in connection with a change in control of the company. In the event that occurs and depending upon the individual circumstances of the participant, those benefits may constitute “excess parachute payments” under the golden parachute tax provisions of the Internal Revenue Code. Pursuant to those provisions, an employee will be subject to a 20% excise tax on any parachute payments, and the company will not be permitted to take a deduction for those payments.

Proposal 3. Advisory Vote on Executive Compensation

In July of 2010, Congress passed the Dodd-Frank Wall Street Reform and Consumer Protection Act. The act requires public companies to conduct a separate stockholder advisory vote on executive compensation as disclosed in the Compensation Discussion and Analysis and Summary Compensation table of the annual proxy statement. While this advisory vote, commonly referred to as the “say-on-pay” is non-binding, the board and the compensation committee reviews and takes the voting results into consideration when making future decisions regarding our executive compensation programs.

As described in detail in Compensation Discussion and Analysis, we believe it is in our stockholders’ interests to attract, motivate and retain highly qualified individuals in critical positions by providing competitive compensation opportunities. Our guiding compensation principles endeavor to align executive compensation with the company’s strategic objectives and financial performance. We believe that our compensation programs are aligned with our strategic objectives that address evolving concerns in a rapidly changing market. Most importantly, our executive compensation programs appropriately link pay to performance and are well aligned with the long-term interests of our stockholders.

Our commitment to aligning pay and performance can be seen conclusively in our 2012 results. The Compensation Committee began the process of setting 2012 performance goals in late 2011. While the committee was aware of some softness in the economy at that time, it could not have known that the second half of fiscal 2011 marked the beginning an industry driven correction that would continue throughout the entirety of fiscal 2012. Consistent with its practice of setting challenging financial goals, the committee based 2012 performance goals predominantly on Adjusted EBIT and set a target goal of $243 million with the 50% threshold performance set at $100 million. Despite our numerous accomplishments during the year, our final results of $78.3 million in Adjusted EBIT fell short of the 50% threshold amount required for a performance payout. As a result, none of our named executive officers received a bonus award under our Bonus Plans nor did they receive any equity compensation that was tied to our 2012 financial performance. The combined financial impact of this resulted in a total expense savings in 2012 of $35.8 million.

We further believe that our executive compensation objectives have resulted in executive compensation decisions that have appropriately incentivized the achievement of financial goals that, despite recent challenging economic conditions, have benefited our company and our stockholders and are expected to drive long-term shareholder value over time. Specifically, the following list provides some of the features and highlights of our compensation programs:

•	We annually benchmark the cash and equity components of our compensation programs against those of our peers to ensure competitive positioning;

•	With the exception of our CEO and COO, none of our executive officers have employment agreements;

•

We entered into a long-term incentive agreement with our CEO that directly aligns his total compensation with increases in our stock price. In 2012, our CEO did not receive an award under this agreement;

•	In 2009, we amended the employment agreement with our CEO to eliminate all “tax gross up” provisions;

•	In response to the global recession, in 2009 we severely curtailed the compensation of all our executive officers. Specifically, we suspended payment of cash bonuses to all employees, eliminated merit increases for all employees, reduced the target payout on performance based compensation to 75% at target achievement, suspended vacation accruals and required mandatory vacations;

•	Our performance goals are challenging and responsive to emerging market trends and conditions;

•	Our named executive officers receive limited perquisites;

•	With the exception of our CEO, all executive officers are covered by a single severance policy;

•	We recently modified the mechanism by which we pay cash bonuses to our executive officers to maximize deductibility under Section 162(m) of the Internal Revenue Code.

Say on Pay Feedback from Stockholders

We first sought stockholder approval of our executive compensation program in conjunction with our 2011 annual meeting. At that time, over 92% of votes were cast in favor. In 2012, our executive compensation programs once again received the endorsement of our stockholders with close to 89% of the votes cast in favor. We pay careful attention to any feedback we receive from our stockholders especially as it relates to our executive compensation program. The compensation committee views the results of our first two advisory votes as a general endorsement of our existing policies by our stockholders. That is not to say, however, that the committee did not take note of the fact that the 2012 approval rate of 89% represents a slight reduction from the 2011 rate. Based upon this fact and in consultation with the Radford, the committee expects to make some modifications to the program for fiscal 2013.

Therefore, and in accordance with Section 14A of the Securities Exchange Act of 1934, as added by the Dodd-Frank Act, we are asking stockholders to approve the following advisory resolution at the 2013 annual meeting of stockholders:

RESOLVED, that the stockholders of Fairchild Semiconductor International, Inc. (the “Company”) approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables, notes and narrative in the Proxy Statement for the Company’s 2013 Annual Meeting of Stockholders.

The board of directors unanimously recommends voting “for” approval of the advisory resolution on executive compensation.

Proposal 4. Proposal to Ratify Appointment of KPMG LLP as Independent Registered Public Accounting Firm of the Company for 2013.

The audit committee, comprised of independent members of the board, has appointed KPMG LLP as the independent registered public accounting firm of the company for the fiscal year ending December 29, 2013. In taking this action, the audit committee considered carefully KPMG LLP’s performance for the company in that capacity since its retention in 1997, its independence with respect to the services to be performed and its general reputation for adherence to professional auditing standards. Although the audit committee has sole authority to appoint auditors, the members of the audit committee value stockholders’ views on the company’s independent auditors. For this reason, a proposal will be presented at the annual meeting to ratify the appointment of KPMG LLP. The audit committee believes ratification is advisable and in the best interests of the stockholders. If the stockholders do not ratify the appointment of KPMG LLP, the audit committee will take that fact into consideration, but may, nevertheless, continue to retain KPMG LLP. Representatives of KPMG LLP are expected to be present at the annual meeting of stockholders, where they will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

The board of directors unanimously recommends voting “for” ratification of KPMG LLP’s appointment as the company’s independent registered public accounting firm for the 2013 fiscal year.

Independent Registered Public Accounting Firm

Disclosure of Auditor Fees.

The following table shows the fees billed to the company by KPMG LLP for the years ended December 30, 2012 and December 25, 2011.

Type of Fee	2012 ($)	2011 ($)
Audit Fees—fees for KPMG’s audit of the company’s annual consolidated financial statements and its audit of internal control over financial reporting, its review of consolidated financial statements included in our quarterly reports on Forms 10-Q, services provided in connection with regulatory filings with the SEC and statutory audits for foreign subsidiaries	2,701,300	2,608,313
Audit-Related Fees—fees for non-audit services that normally can only be provided by the company’s independent registered public accounting firm	—	—
Tax Fees—fees for professional services related to tax compliance, tax advice or tax planning, primarily for non-U.S. locations	31,000	52,000
All Other Fees—fees paid by the company to KPMG for other services	2,000	50,000

Pre-approval of Independent Auditor Fees.

The audit committee of the board of directors has adopted a pre-approval policy under which the audit committee approves in advance all audit and certain non-audit services to be performed by the company’s independent auditors. Pursuant to this policy, the audit committee has approved retaining the independent auditors to perform certain specified non-audit services, provided that each such service is for a fee of less than $50,000, and also provided that all such pre-approved services are reviewed at the first audit committee meeting following the retention in question. Any engagement for non-audit services not pre-approved under the policy must be specifically pre-approved by the audit committee.

Report of the Audit Committee

In accordance with the audit committee charter, the audit committee oversees the company’s financial reporting process on behalf of the board. Management is responsible for preparing the financial statements and for designing and implementing the reporting process, including the system of internal controls, and has represented to the audit committee that such financial statements were prepared in accordance with generally accepted accounting principles. The independent registered public accounting firm is responsible for expressing opinions on the conformity of those audited financial statements with U.S. generally accepted accounting principles and the effectiveness of internal controls over financial reporting. The audit committee has reviewed and discussed with management and the independent registered public accounting firm, together and separately, the company’s audited consolidated financial statements contained in the company’s annual report on Form 10-K for the 2012 fiscal year.

The audit committee discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, Communications with Audit Committees, as amended. In addition, the committee has discussed with the independent registered public accounting firm the auditors’ independence from the company and its management, including the matters in the written disclosures and letter which were received by the committee from the independent registered public accounting firm as required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence. The audit committee also considered whether the independent registered public accounting firm’s provision of non-audit services to the company is compatible with the auditors’ independence, and concluded that the auditors are independent. Following the reviews and discussions referred to above, the committee recommended to the board that the audited financial statements be included in the company’s annual report on SEC Form 10-K for the year ended December 30, 2012, for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE

BRYAN R. ROUB, Chairman

RANDY W. CARSON

TERRY A. KLEBE

ANTHONY LEAR

Proposal 5. Other Business

The board of directors is not aware of any other business to be presented at the 2013 annual meeting of stockholders. If any other matter should properly come before the annual meeting, however, the enclosed proxy confers discretionary authority with respect to such matter.

CORPORATE GOVERNANCE, BOARD MEETINGS AND COMMITTEES

Governance at Fairchild Semiconductor

The board of directors believes the company has implemented effective corporate governance policies and observes good corporate governance procedures and practices. We have formal principles of corporate governance, charters for our standing committees of the board, a Corporate Responsibility Policy and Code of Business Conduct and Ethics, and procedures for reporting stock trades and other transactions by directors and executive officers. We have reviewed our corporate governance practices and have found that our existing governance structure, policies and procedures comply with the rules and accepted practices of the Securities and Exchange Commission and the New York Stock Exchange. See “How to Get More Information and Materials” below to learn how to access or obtain copies of our corporate governance guidelines and other governance-related materials.

In addition to complying with the applicable corporate governance rules and accepted practices, we believe that our Certificate of Incorporation includes several provisions generally perceived by stockholders as favorable to good corporate governance. For example, our entire board of directors is required to be elected annually, directors must be elected by a majority vote in uncontested director elections and stockholders have the right to act by written consent. The board also holds regular meetings of its independent members, and conducts an annual review of the independence of all independent directors.

Board Leadership. Mr. Thompson, our CEO, has served as chairman of the board since May 2008. When Mr. Thompson was elected chairman, the board also elected Mr. Shelly as its lead independent director. As stated in our corporate governance guidelines, the board of directors believes it is in the best interests of the company and its stockholders that the board make its own determinations, based on all of the then-current facts and circumstances, regarding whether to separate the roles of chairman and CEO and whether the chairman, if not the CEO, should be an independent director. The board believes the current leadership structure is appropriate given the company’s and the board’s current needs. More specifically, after carefully considering the issues involved, the board of directors concluded that the company and the board are best served by a single individual who leads the board, management and our company as a unified whole.

At the same time, the board believes that the current board of directors should have a lead independent director empowered with a well-defined role and responsibilities. In its discussions on the question of whether to separate the roles of CEO and chairman, the board concluded that the responsibilities of a lead independent director or an independent chairman would be very similar. In each case, the board believes the independent director serving in the role should, among other duties and responsibilities:

•	preside over meetings of the independent directors and provide feedback to management;

•	participate in the development of board and committee meeting agendas;

•	advise management on the information needs of the board;

•	act as the principal liaison between the independent directors and the CEO and facilitate communication between the board and management;

•	assist the board in promoting compliance with, and implementation of, the company’s corporate governance guidelines; and

•	generally facilitate full and open discussion among management and the independent directors.

Director Independence. NYSE rules require a majority of our board of directors to be independent of the company and its management. The board of directors is required under these rules to make affirmative independence determinations based on all relevant facts and circumstances, as well as under specific NYSE rules. Our board has affirmatively determined that all of the incumbent directors other than our CEO—those being

Messrs. Carinalli, Carson, Klebe, Lear, Magnanti, McGarity, Roub and Shelly—are independent under these rules. In making these determinations, the board determined that none of the independent directors has any direct or indirect relationship with the company other than his relationship as a director.

Senior Officer Code of Business Conduct and Ethics. We believe that our Code of Business Conduct and Ethics satisfies the standards promulgated by the Securities and Exchange Commission and the NYSE. The code applies to all directors, officers and employees, including our chief executive officer, our chief financial officer and our chief accounting officer. See “How to Get More Information and Materials” below to learn how to access or obtain copies of our Code of Business Conduct and Ethics. Our Code of Business Conduct and Ethics is posted on our website, as will be any amendments to or waivers, and can be accessed by visiting our investor relations website at http://investor.fairchildsemi.com and clicking on “Code of Business Conduct and Ethics” in the “Corporate Governance” section of the right-hand navigation column.

Meetings. The board of directors held nine meetings during 2012. On average incumbent directors attended 95% of the meetings of the board of directors and the committees of the board on which they served during 2012.

Our corporate governance guidelines require the independent directors to meet in executive session at least quarterly. During 2012 the board of directors held four meetings of its independent members. Mr. Shelly, our lead independent director, presided at the meetings of the independent directors. We have instituted a procedure through which interested parties can make their concerns known to the independent directors, either individually or as a group. These procedures are available through our corporate governance website at http://governance.fairchildsemi.com. The site can also be accessed by visiting our investor relations web site at http://investor.fairchildsemi.com and clicking on “Contact the Board” in the “Corporate Governance” section of the right-hand navigation column.

We require our board members to attend the annual stockholders’ meeting, it being understood that sometimes a director may have to miss the meeting for valid reasons. All directors attended the company’s 2012 annual meeting of stockholders.

Transactions with Related Persons, Promoters and Certain Control Persons

Apart from service on the board there are no additional relationships between our non-employee directors and the company, nor were there any types of “related party transactions,” as described below in—“Policies and Procedures for Approval of Related Party Transactions.”

Policies and Procedures for Approval of Related Party Transactions

Our board of directors has adopted a formal, written policy with respect to related party transactions, which is expressed as part of our corporate governance guidelines. For the purpose of the policy, a “related party transaction” is any transaction involving the company and any director, whether or not material. This would include transactions such as consulting relationships and business transactions in which the director has an interest. Any related party transaction must be approved or ratified by a majority of disinterested directors, following appropriate disclosure of all material aspects of the transaction.

Compensation Committee Interlocks and Insider Participation

In July of 2012, the SEC adopted new Rule 10-C1 requiring national securities exchanges to adopt rules that address the authority and the responsibilities of the compensation committee. In September of 2012, the NYSE filed proposed amendments with the SEC to its listing standards to comply with Section 952 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank”) and SEC Rule 10-C1. No member of the company’s compensation committee has served as a company officer or employee at any time or had during 2012 any relationship requiring disclosure as a related party transaction. None of the company’s executive officers serves as a member of the compensation committee of any other company that has an executive officer serving as a member of the company’s board of directors. None of the company’s executive officers serves as a member of the board of directors of any other company that has an executive officer serving as a member of the company’s compensation committee.

Board Committees

The board of directors currently has three standing committees—the compensation committee, the audit committee and the nominating and governance committee. Each of these committees has a written charter. See “How to Get More Information and Materials” below to learn how to access or obtain free copies of these committee charters and other governance-related materials.

Audit Committee. The audit committee meets with management, the company’s independent registered public accounting firm (which we refer to as our independent auditors) and its internal auditors to consider the adequacy of the company’s internal controls and other financial reporting and disclosure matters. As required by the Sarbanes-Oxley Act of 2002 and implementing rules of the SEC, the audit committee is directly responsible for the engagement, including the appointment, compensation, retention and oversight of the work of, the company’s independent auditors, and the independent auditors report directly to the audit committee. The committee discusses with the independent auditors their audit procedures, including the proposed scope of their audit and the audit results and, in connection with determining their independence, reviews the services performed by the independent auditors. The audit committee held 12 meetings during 2012. The current chairman of the audit committee is Mr. Roub and the other members are Mr. Carson, Mr. Klebe and Mr. Lear. Our board of directors has determined that all members of the audit committee satisfy both NYSE and SEC standards for independence. The board has also determined that each member of the audit committee is financially literate under current New York Stock Exchange standards and that Mr. Roub qualifies as an “audit committee financial expert” under rules of the Securities and Exchange Commission and as a “financial expert” under New York Stock Exchange rules.

The board has instituted procedures for individuals to report complaints about the company’s accounting, internal accounting controls or auditing matters to the audit committee. These procedures are disclosed on our corporate governance website at http://governance.fairchildsemi.com, which can also be accessed by visiting our investor relations web site at http://investor.fairchildsemi.com and clicking on “Contact the Board.” The company has a toll-free telephone hotline for employees to submit, anonymously and confidentially, concerns regarding questionable accounting or auditing matters and other legal or ethical compliance concerns.

Compensation Committee. The compensation committee reviews and approves the salary and other compensation of the company’s executive officers, reviews and oversees the administration of certain benefit plans and reviews and recommends actions to the board of directors with respect to the compensation of all directors. The compensation committee also has the authority to review, oversee and administer, and grant stock and equity incentive awards under the company’s stock plans, and to oversee management’s administration of the company’s employee stock purchase plan. For a description of our processes and procedures for the consideration and determination of executive compensation, see “Executive Compensation—Compensation Discussion and Analysis” below. The compensation committee held seven meetings in 2012. The current chairman of the compensation committee is Mr. Shelly and its other current members are Mr. Carinalli, Mr. Carson and Mr. McGarity. The board of directors has determined that all members of the compensation committee are independent under current NYSE rules. Additionally, after consideration of the relevant factors, the committee has determined that the compensation consultant retained by the committee is independent in accordance with Item 407(e)(3)(iv) of Regulation S-K. For a discussion of delegations of authority the committee has made to management, see “Compensation Discussion and Analysis—Equity Compensation Grant Practices” below.

Nominating and Governance Committee. The nominating and governance committee is generally responsible for developing and recommending to the board the corporate governance guidelines applicable to the company, and making recommendations to the board regarding nominees for election to the board, succession planning, organization and responsibilities of board committees, reviewing the general responsibilities and functions of the board, and overseeing the evaluation of the board and management. The nominating and governance committee held four meetings during 2012. The current chairman of the nominating and governance committee is Mr. McGarity and the other current members are Mr. Carinalli, Mr. Magnanti and Mr. Shelly. The board of directors has determined that all members of the nominating and governance committee are independent under current NYSE rules.

The Board’s Oversight of Risk

The board of directors is responsible for overseeing the major risks facing the company and reviewing management’s proposals for their mitigation. In addition, the board has delegated oversight of certain categories of risk to the audit and compensation committees. The audit committee reviews and discusses significant financial and nonfinancial risk exposures and the steps management has taken to monitor, control and report such exposures. The compensation committee reviews the company’s compensation policies in an effort to determine whether their risks could have a material adverse effect on us. In performing their oversight responsibilities, the board and the committees periodically discuss with management the company’s policies with respect to risk assessment and risk management. The audit and compensation committees report to the board regularly on matters relating to the specific areas of risk the committees oversee.

Additionally, our management routinely assesses significant risks inherent to our business. As a result of a heightened regulatory environment focused on risk and its relation to compensation programs, the board determined that it would be appropriate to conduct an internal review of management’s risk assessment processes to determine whether our executive compensation policies were properly aligned with our enterprise risk. To accomplish this, the board directed management to develop a more formalized risk assessment process to help the board to identify the most significant risks we face. This more formalized risk assessment generally consists of a two-part process. We initially require each member of our leadership group, which includes our senior officers and select members of their staff, to participate in a yearly survey that questions how they perceive various risks throughout the enterprise. Upon completion of the risk survey, management analyzes the results to develop some quantifiable risk assessments based on the results of the survey. We then conduct individualized interviews with our senior officers to develop a more detailed view of the survey results. Finally, management summarizes all the data in a report that is delivered to the board. In addition to this formal report, throughout the year, the board and the relevant committees receive regular reports from management regarding major risks and exposures facing the company and the steps management has taken to monitor and control such risks and exposures. In addition, throughout the year, the board and the relevant committees dedicate a portion of their meetings to reviewing and discussing specific risk topics in greater detail.

Stockholder Recommendations for Director Candidates

The nominating and governance committee welcomes stockholder recommendations for director candidates. Any stockholder who wishes to recommend a prospective board nominee for the committee to consider can write to the Nominating and Governance Committee, c/o Corporate Secretary, Fairchild Semiconductor International, Inc., 82 Running Hill Road, South Portland, Maine 04106, or send an email to corpsecretary@fairchildsemi.com. All recommendations will be received by the office of the secretary of the board of directors and referred to the nominating and governance committee.

The nominating and governance committee may also receive recommendations for board members from professional recruiters, other board members, personal contacts and industry sources, among other sources. The nominating and governance committee uses the same process described above to evaluate director nominees recommended by stockholders as it does to evaluate nominees identified by other sources. All of the director nominees recommended for election this year are incumbent directors standing for re-election.

Stockholder Communications with the Board

Stockholders and other interested parties may communicate with the board or any member of the board or its committees, including our chairman, the lead independent director, or the other independent directors individually or as a group, regarding any matter by calling, writing to or e-mailing the board. The procedures governing these communications may be reviewed on our corporate governance website at http://governance.fairchildsemi.com which can also be accessed by visiting our investor relations website at http://investor.fairchildsemi.com, and clicking on “Corporate Governance.” Written correspondence may be mailed to the Corporate Secretary at 82 Running Hill Road, South Portland, Maine 04106 or emails can be sent to corpsecretary@fairchildsemi.com. All communications will be received and processed by the office of the secretary of the board of directors. Communications addressed to a specific committee, director or group of directors, including the current lead independent director or the independent directors individually or as a group, will be received by the secretary and forwarded by the secretary to that committee, director or group of directors. All communications sent to the board without specified addressees will be received and reviewed by the secretary and forwarded to the appropriate board member or committee. The board has instructed the secretary, prior to forwarding any correspondence, to review such correspondence and, in his discretion, not to forward certain items if they are deemed of a commercial or frivolous nature.

Report of the Compensation Committee

The compensation committee reviewed and discussed the Compensation Discussion and Analysis included in this proxy statement with management. Based on such review and discussion, the compensation committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement for filing with the Securities and Exchange Commission.

COMPENSATION COMMITTEE

RONALD W. SHELLY, Chairman

CHARLES P. CARINALLI

RANDY W. CARSON

KEVIN J. MCGARITY

DIRECTOR COMPENSATION

The following table sets forth certain information regarding the compensation earned or awarded to each non-employee director who served on our board of directors in 2012. For complete beneficial ownership information of each of our non-employee directors, see “Stock Ownership by 5% Stockholders, Directors and Certain Executive Officers.”

Name(1)	Fees Earned or Paid in Cash ($)(2)	Stock Awards ($)(3)	Total ($)
Charles P. Carinalli(4)	70,000	143,000	213,000
Randy W. Carson(4)	65,000	143,000	208,000
Terry A. Klebe(4)	60,000	143,000	203,000
Anthony Lear(4)	60,000	143,000	203,000
Thomas L. Magnanti(4)	55,000	143,000	198,000
Kevin J. McGarity(4)	70,000	143,000	213,000
Bryan R. Roub(4)	75,000	143,000	218,000
Ronald W. Shelly(4)(5)	80,000	143,000	223,000

(1)	Mr. Thompson, our president and chief executive officer, is not included in this table as he is an employee of the company and thus receives no compensation for his services as a director. Compensation for Mr. Thompson is reported in the section titled “Executive Compensation.”
(2)	For purposes of determining annual director cash compensation, the “year” refers to the annual period following election to the board at the annual stockholders’ meeting, which does not coincide with our January through December fiscal year. Reported cash amounts represent the annual retainers actually paid during our 2012 fiscal year.
(3)	Reflects the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for fiscal 2012 related to DSU awards. The fair value estimate of each DSU is equal to the closing market price on the date of grant. The DSUs for each director are included in the table reported under “Stock Ownership by 5% Stockholder, Directors and Certain Executive Officers.”
(4)	The following table shows the number of the directors’ outstanding and vested DSUs as of December 30, 2012. The company previously granted stock options to non-employee directors under Fairchild Semiconductor Stock Plan but ceased granting stock options to directors in March 2005.

	DSUs Outstanding as of December 30, 2012 (#)	DSUs Vested as of December 30, 2012 (#)	Option Awards Outstanding as of December 30, 2012 (#)
Charles P. Carinalli	44,000	24,001	—
Randy W. Carson	48,115	28,116	—
Terry A. Klebe	30,000	6,667	—
Anthony Lear	51,481	31,482	—
Thomas L. Magnanti	44,000	24,001	—
Kevin J. McGarity	44,000	24,001	—
Bryan R. Roub	44,000	24,001	—
Ronald W. Shelly	44,000	24,001	—

(5)	Mr. Shelly became our lead independent director in May 2008.

Under the non-employee director compensation program in effect during 2012, non-employee directors received a cash retainer of $50,000 per year, with “year” referring to the annual period following election to the board at the annual stockholders’ meeting. Audit committee members (other than the chair) were paid an additional $10,000 annual retainer and members of other committees (other than the chairs) were paid an additional $5,000 annual retainer per committee served. The audit committee chair received an additional

$25,000 annual retainer and other committee chairs were paid an additional $15,000 annual retainer. Mr. Shelly received an additional retainer of $10,000 for serving as the lead independent director. ,In February 2012, the board of directors authorized the establishment of an Innovation Liaison role, which is currently played by Mr. Carinalli. The compensation committee authorized an additional retainer of $10,000 per year for the director serving in the role of Innovation Liaison. Directors are not paid meeting fees. All directors are reimbursed for expenses incurred in attending board meetings.

For the 2012-2013 term, non-employee directors received 10,000 DSUs for their service on the board. The annual DSU grants are made following the stockholders’ meeting, or promptly following the director’s election to the board if elected by the board in between annual stockholders’ meetings. In the case of a director’s initial election to the board, the annual cash retainer and annual DSU grant are prorated to reflect the portion of the term that the director serves on the board. All non-employee directors’ annual DSU awards will vest in one-third increments on the first three anniversaries of the annual meeting date (in the case of the annual award) or the grant date (in the case of the award upon initial election), subject to earlier vesting upon a director’s retirement from the board after attaining age 65, or after attaining age 55 if the director’s age plus elapsed years of continuous service on the board equal 65 or more. Non-employee directors receive shares underlying vested DSUs on the earliest to occur of (1) the end of the director’s service on the board for any reason other than removal for cause, (2) the director’s disability (as defined in the plan), (3) the director’s death or (4) the date chosen by the director at the time of the award. The date chosen must be a minimum of five years following the grant date.

Stock Ownership Guidelines for Non-Employee Directors. Under the stock ownership guidelines adopted by our board of directors for non-employee directors, each non-employee director is expected to maintain ownership of at least 20,000 shares of company common stock at all times during his or her membership on the board. Directors have five years after election to meet the guideline. Ordinary shares of common stock, however acquired, and vested DSUs count toward the ownership guidelines. Stock options, whether or not vested, and unvested DSUs do not count.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The following is a discussion of our fiscal 2012 executive compensation program for the executive officers named in the Summary Compensation Table (the “named executive officers or NEOs”).

2012 Business and Compensation Overview

For Fairchild, fiscal 2012 saw a continuation of the macroeconomic weakness that we began to experience during the second half of fiscal 2011. In 2010, the company achieved numerous operational and financial records while simultaneously posting strong sales and earnings growth. All indicators seemed to point to that momentum continuing throughout 2011 and into 2012 as we were well positioned to capitalize on the rapid growth in the industrial, automotive, appliance, mobile and wireless end markets that seemed to be on the verge of recovery. Unfortunately, the second half of fiscal 2011 saw the beginning an industry driven correction that continued throughout the entirety of fiscal 2012. The European financial crisis, continued weakness in China and uncertainty over the political situation in the U.S. all contributed to a macroeconomic environment that resulted in a 1% contraction in the global semiconductor market and a 5% to 10% reduction in the analog and discrete markets in which we participate. We ended the year with revenues of approximately $1.4 billion and net income of $25 million or $.19 per diluted share.

Despite the uncertain global economic conditions we confronted throughout 2012, Fairchild remained focused on the business and organizational initiatives that were within its control. Specifically, we built a stronger foundation in 2012 by executing on the following:

•	Reduced SG&A spending by 5% while raising our investment in R&D by 3% from the prior year.

•	Paid off $50 million in debt and repurchased more than one million shares of our stock ending the year with the strongest balance sheet in our history.

•

Invested $152 million in capital expenditures mostly focused on our 8-inch fab line in Korea and the 8-inch fab conversion in Maine. These investments will support future growth and increased revenue generation from our manufacturing sites for many years.

•	Gained market share and increased sales in a number of key strategic markets.

•	Enhanced our management team with the addition of Vijay Ullal as our President and Chief Operating Officer.

From an executive compensation perspective, we continued our practice of closely aligning executive compensation with our financial performance. Notwithstanding the difficult economic conditions that existed going into 2012, the committee set a challenging Adjusted EBIT2 goal of $243 million as the target level of achievement under our variable compensation plans. Our year-end performance of $78.3 million fell short of this target and did not achieve our threshold goal of $100 million. As a result, none of our NEOs have received cash bonus awards under our Bonus Plans. Additionally, because our equity performance awards were tied to the same metric, none of our NEOs received performance unit awards based upon our 2012 financial performance. A complete explanation of the specific performance goals for each named executive officer can be found under the heading “How We Determined Executive Compensation and Performance Goals for 2012.”

Our Compensation Philosophy and Processes

Our compensation committee, in consultation with the board, designs, establishes and oversees the company’s compensation programs and compensation philosophy. The committee establishes all elements of

[2]	Adjusted EBIT is a non-GAAP financial measure used to measure profitability.

compensation paid to the CEO and reviews and approves all elements of compensation paid to the named executive officers and our senior officers. Our guiding compensation principle endeavors to align executive compensation with the company’s strategic objectives and financial performance. We believe it is in our stockholders’ interests to attract, motivate and retain highly qualified individuals in critical positions by providing competitive compensation opportunities. Additionally, we believe that it is critical that we retain the ability to override generic policy statements with specific compensation programs that address evolving concerns in a rapidly changing market. Most significantly, our compensation philosophy emphasizes pay for performance. The committee believes that the performance goals we set for our executive officers should be challenging and aligned with the company’s strategic objectives.

To make sure our executive compensation is reasonable relative to our peers, the compensation committee engages Radford Surveys and Consulting (“Radford”), an AON/Hewitt company, as its independent compensation consultant. The committee routinely assigns Radford projects designed to ensure that our executive compensation levels are in line with those of our peer group companies. Additionally, the company’s human resources team supports the work of Radford and the committee. In its role as independent compensation consultant, Radford participates in all committee meetings and provides compensation advice to the committee. In 2012, Radford provided advice and recommendations to the committee on competitiveness of executive officer compensation levels, whether the committee should make revisions or additions to the company’s peer group, goal metrics and bonus design, compensation mix between cash and equity, developments in high technology compensation programs, employment contracts, legislation and regulation affecting executive compensation, the impact of the global economy on executive compensation and director compensation. During 2012, we paid Radford $116,446 for the compensation consulting services it provided to the committee. This included attending meetings, surveys, data analysis and other compensation related services.

Elements of Compensation

Compensation for the named executive officers is generally comprised of the following elements, each of which is discussed below:

Element	Description	Primary Objectives
Base salary	Fixed cash payment reflecting executive’s responsibilities, performance and expertise	• Provide basic level of compensation • Recruit and retain executives

Annual cash awards	Performance based—only paid if the executive achieves certain company and individual goals	• Encourage and reward individual and overall company performance relative to our current plans and objectives

Long-term equity incentives

Performance units—affords executives the opportunity to earn shares based upon achievement of objectives over a defined performance period (generally vest over a three-year period)

Restricted stock units—generally vest over a four- year period

• Align the interests of executives with stockholders • Promote achievement of longer-term financial and strategic objectives • Stock price appreciation and vesting period enhance retention

Retirement, severance and other benefits	Deferred compensation, retirement and severance plans, health and welfare programs and perquisites and other personal benefits	• Retention • Competitiveness • Security and stability

Competitive Positioning. The compensation committee reviews each element of our executive officer compensation program and compares it to the compensation levels for comparable positions at a peer group of companies. The committee, in consultation with Radford, annually assesses our peer group to ensure that it generally reflects the markets in which the company participates. The committee revised the peer group in April of 2011 by eliminating several legacy peers and adding six new companies to our peer group consisting of Altera Corporation, Microchip Technology Incorporated, Nvidia Corporation, Skyworks Solutions, Inc., Synopsys, Inc. and Xilinx, Inc. The committee selected these companies because of their similarity to Fairchild in several areas. Altera Corporation and Xilinx, Inc. both manufacture programmable logic devices that are used primarily in the telecommunications and wireless, industrial automation, networking, and computer and storage sectors. Microchip Technology Incorporated sells semiconductor products for various embedded control applications used in automotive, communications, computing, consumer, and industrial control applications. The consumer products business of Nvidia Corporation offers products that support tablets and smartbooks, smartphones, personal media players, internet television, automotive navigation, and other devices. Skyworks Solutions, Inc. designs and manufacturers analog and mixed signal semiconductors while Synopsys, Inc. designs automation software and related services for semiconductor design companies worldwide. In May of 2012, the committee conducted its annual review of the peer group and elected to make no changes for the 2013 proxy season.

The committee selected the following companies to be our peer group for 2012:

Altera Corporation	Intersil Corporation	Microchip Technology Incorporated

Analog Devices, Inc.	Linear Technology Corporation	Nvidia Corporation

Atmel Corporation	LSI Corporation	ON Semiconductor Corporation

Cypress Semiconductor Corporation	Marvell Technology Group Ltd.	Skyworks Solutions, Inc.

International Rectifier Corporation	Maxim Integrated Products, Inc.	Synopsys, Inc.

Xilinx, Inc.

In 2012, Radford provided the committee with two sources of benchmarking data (we refer to this as the “Radford data”):

•	Public disclosure data from our peer group of companies comprised mainly of proxy statement data relating to payments reported by our peer group companies; and

•	Radford survey data for semiconductor and high technology companies.

The compensation committee believes that benchmarking provides important insight and understanding of the market. It further believes that a successful compensation program should afford the committee the flexibility to apply its judgment to respond to changing market conditions and to make some qualitative determinations of individual accomplishments. To that end, the committee does not use the benchmarking data rigidly, but rather applies its judgment in reconciling the program’s objectives with the realities of retaining and rewarding valued employees in a dynamic market. The committee considers the Radford data and the CEO’s recommendations with respect to the compensation of the other named executive officers. It may also be influenced by factors that vary from year to year. These factors are not based on any specific formula or weighting, but typically include the company’s performance in the prior year, total shareholder return, the executive’s performance, contribution and experience in the prior year, the amount and value of vested and unvested equity held by the executive, equity expense affordability and the company’s current budget for merit-based salary increases. This process enables us to respond to dynamics in the market and provides us with the flexibility to maintain and enhance our executive officers’ engagement, focus, motivation and enthusiasm.

Results of our 2012 Advisory Vote on Executive Compensation

In 2012, in compliance with Section 14A of the Securities Exchange Act of 1934 and the Dodd-Frank Wall Street Reform and Consumer Protection Act, we conducted our second advisory vote on our executive compensation, commonly referred to as “say-on-pay”, as stated in the Compensation Discussion and Analysis and Summary Compensation Tables of our 2012 Proxy Statement. The following table shows the results of that vote:

	Vote Type	Voted Shares	Votes Cast (%)
Results of 2012 Advisory Vote on Executive Compensation	For:	979,951,928	88.9%
	Against:	15,887,779	13.9%
	Abstain:	78,387	.07%

At our annual meeting of stockholders in May of 2012, our stockholders expressed their approval of our 2012 executive compensation by voting over 88.9% of the voted shares in favor of our executive compensation programs. While the committee was pleased that the stockholders approved our 2012 executive compensation by such a favorable majority, it also recognized that the 88.9% approval rate for 2012 represented a slight reduction from the 92.5% approval rate achieved in the company’s initial say-on-pay vote in 2011. The committee took the results of our 2012 advisory vote on executive compensation, including the reduction from the 2011 approval rate, into consideration in determining whether modifications were necessary and in setting performance targets for fiscal 2013. As a result of this analysis and in an effort to improve the effectiveness of the company’s compensation programs, the committee determined that it would continue its current practice of closely monitoring the effectiveness of our compensation policies throughout 2012. As a result of this review, the committee determined it would make some significant adjustments to our compensation plans for 2013. For further discussion of the changes to our 2013 compensation plans, please refer to the section entitled “Compensation Changes for 2013”.

Use of Certain Non-GAAP Financial Measures

With respect to the financial targets used in our compensation plans, the committee has used both “Adjusted EBIT” and “Free Cash Flow” in 2012 and in previous years and believes that these performance-based measures and certain additional performance metrics provide an effective indicator of Fairchild’s operating performance and management effectiveness. Both Adjusted EBIT and Free Cash Flow are non-GAAP financial measures which are reconciled to GAAP in a manner that is generally consistent with the manner such measures are reconciled in Exhibit 99.2 to Form 8-K that is filed in conjunction with our quarterly earnings releases.

How We Determined Executive Compensation and Performance Goals for 2012

The compensation committee does not adhere to a strict formula in determining compensation and performance goals for our named executive officers. Rather, the committee employs a flexible approach that enables it to choose performance metrics that are specifically designed to allow the company to adjust to evolving market conditions. For example, in fiscal 2009 when the company was confronted with a potential cash shortfall resulting from a collapse of the global financial markets, the committee approved performance metrics that incentivized the generation of free cash flow. We believe this contributed to our record free cash flow of $128.6 million. As market conditions stabilized in 2010, the committee focused on earnings growth and approved performance metrics that contained aggressive EBIT targets. This focus on earnings resulted in 2010 Adjusted EBIT of $224.7 million, exceeding our maximum target by more than $20 million. In addition to achieving record financial results, the company’s average stock price2 increased significantly between 2009 and 2011. Even taking into account the reduction in our average stock price that occurred in 2012, the average price of $13.91 in 2012 represents a 32% increase over the 2010 average stock price $10.52 and a 90% increase over the average stock price for 2009 of $7.313.

The process we followed to set executive compensation levels for fiscal 2012 began in the later months of 2011. In preparation for the 2011 proxy, the committee commissioned Radford to perform an analysis of the short-term compensation programs of our peers and to determine which factors tend to be most significant in influencing shareholder value. Radford concluded that several trends were emerging with respect to executive cash bonus plans. The Radford study identified that more than 70% of our peers utilize metrics that focus on income and profitability. In addition, approximately half use some variant of revenue/revenue growth while a much smaller percentage use earnings per share as a performance measure in determining cash bonus awards. In August of 2011, Radford validated that these trends remained accurate for 2012.

In addition to the peer group study, the committee also asked Radford to help determine which financial variables most favorably impact stock price movement and shareholder value. In this regard, Radford evaluated our stock price and financial performance relative to our peer group over a five-year period. While Radford’s financial analysis focused primarily on our income statement, balance sheet and statement of cash flows during the applicable period, it also took into account a variety of commonly used financial ratios like revenue growth, profit margin, return on equity and return on assets.

Based upon the company’s past success in utilizing Adjusted EBIT as its primary financial performance metric, the committee determined that it would continue to use Adjusted EBIT in 2012 to drive revenue growth and profitability. In 2012, all performance based equity awards and Bonus Plan awards utilized adjusted EBIT as the sole metric for determining performance. In addition to the Adjusted EBIT metric, the 2012 individual performance goals for our named executive officers also utilize Adjusted Gross Profit targets. In February of 2012, the committee approved the following performance goals for our named executive officers:

Goal Description	Threshold Target 50%	Target 100%	150%
Adjusted EBIT (in millions)	$100	$243	$321
Adjusted Gross Profit (in millions)	$470	$666	$760

[3]	For purposes of this Compensation Discussion and Analysis, average stock price is defined as the unweighted average of the daily closing price per share of the company’s common stock as reported on the NYSE for all reported days during the applicable fiscal year.

During fiscal 2012, these performance goals were factored into the compensation of all our named executive officers. The following table provides details on the percentage of each performance measure applicable to each named executive officer for purposes of our Bonus Plans and long term equity incentive plans:

	EBIT	Adjusted Gross Profit	Leadership	Product Line Contribution Margin Dollars	New Products Static Margin Dollars	Strategic Goals	Total
Mr. Thompson	45%	45%	10%	—	—	—	100%
Mr. Ullal(1)	—	—	—	—	—	—	—
Mr. Frey	45%	45%	10%	—	—	—	100%
Mr. Chiang(2)	22.5%	22.5%	10%	22.5%	22.5%	—	100%
Mr. Kinzer	22.5%	22.5%	10%	30%	10%	15%	100%
Mr. Lam	22.5%	22.5%	10%	—	45%	—	100%
Mr. Goodwin	22.5%	22.5%	10%	—	45%	—	100%

(1)	Mr. Ullal joined the company in September of 2012 and was not eligible for performance awards based upon 2012 performance.
(2)	In August of 2012, Mr. Chiang’s 10% leadership goal was modified to focus on product line quality improvements.

In February of 2012, the committee approved these goals for our named executive officers. Assuming performance at 100% of the target level, our NEOs had the potential to earn the amounts set forth in the following table in fiscal 2012:

	Base Salary ($)(1)	Cash Bonus at Target ($)(2)	Stock Options and SARs	Performance Units (at Target) (#)(3)	Restricted Stock Units (RSUs) (#)(4)	Long-Term Incentive Compensation ($)(5)
Mr. Thompson	750,000	1,125,000	—	125,000	125,000	1,125,000	(8)
Mr. Ullal(6)	450,000	—	—	—	150,000	—
Mr. Frey	372,858	335,572	—	30,000	30,000	—
Mr. Chiang	367,200	330,480	—	30,000	30,000	—
Mr. Kinzer	327,787	196,672	—	20,000	20,000	—
Mr. Lam(7)	419,829	377,846	—	30,000	30,000	—
Mr. Goodwin(7)	367,200	330,480	—	30,000	30,000	—

(1)	Base salaries were approved in February 2012 and are shown here on an annualized basis. The amounts in this table may not reflect actual salaries earned in 2012 as reported in the Summary Compensation Table.
(2)	Cash bonus awards in this table are calculated based upon base salary multiplied by the target incentive percentage under the applicable Bonus Plan. Mr. Ullal joined the company in September of 2012 and was not eligible for a cash bonus under the 2012 program.
(3)	Represents the performance units available based upon 2012 financial performance. Performance units generally vest in 33% increments on an annual basis over a three-year period.
(4)	Represents the restricted stock units awarded to our named executive officers in 2012. While restricted stock units generally vest in 25% increments on an annual basis of a four-year period, our Stock Plan permits vesting over a three-year period. The recruitment award of 150,000 RSUs granted to Mr. Ullal in September of 2012 vest over a three-year period.
(5)	This amount reflects the dollar value of the compensation that Mr. Thompson would earn during fiscal 2012 as a result of our financial performance determined in accordance with the terms of his Long-Term Incentive agreement. Payments received pursuant to this agreement are deferred until 2016 and are paid on 50/50 basis in a combination of deferred cash and performance stock units. For more information on Mr. Thompson’s Long-Term Incentive agreement, please refer to the section titled “Employment Agreement”.
(6)	Mr. Ullal joined the company on September 10, 2012.

(7)	Mr. Lam departed the company in August of 2012. Mr. Goodwin departed the company in November 2012. Because Mr. Lam was based in Singapore, he also receives an annual wage supplement (“AWS”) paid to all Singapore-based employees. Additionally, because Mr. Lam was paid in Singapore Dollars, his compensation as reflected in U.S. Dollars could vary depending upon the conversion rate on the date reported.
(8)	Mr. Thompson’s Long-Term Incentive Agreement contains a multiplier that could increase this amount based upon increases in our average annual stock price. For a discussion of Mr. Thompson’s Long-Term Incentive Agreement, see the section titled “Employment Agreements, Mark S. Thompson”.

The Elements of Total Direct Compensation

Base Salary. The compensation committee utilizes data it receives from Radford as a guide in determining the base salary of our executive officers. The committee views base salary as an important retention tool and generally targets the median range of comparable positions among our peer group as provided by Radford. In addition to the Radford data, the committee may take into account certain factors that are specific to the contributions made by an individual executive. Specifically, the committee may want to reward an individual’s experience and personal contribution to the company’s success, especially if the contribution results in an increase in shareholder value. In most cases, the committee, in consultation with the CEO, weighs the following factors in determining base salary: (i) the performance of the executive in the preceding year, (ii) the executive’s current base salary relative to the peer group, (iii) Radford’s projection of anticipated increases in the overall market, and (iv) the company’s budget for merit-based salary increases. The following table reflects increases in base salary received by our named executive officers in fiscal 2012.

	2012 Base Salary ($)	2011 Base Salary ($)(1)	Change from 2011 (%)	Market Alignment
Mr. Thompson	750,000	735,000	2%	Above Median
Mr. Ullal	450,000	—	—	Median
Mr. Frey	372,858	365,547	2%	Below Median
Mr. Chiang	367,200	360,000	2%	Median
Mr. Kinzer	327,787	—	—	Median
Mr. Lam(2)	419,829	412,321	2%	Above Median
Mr. Goodwin(2)	367,200	360,000	2%	Median

(1)	Mr. Ullal joined the company in September of 2012. Mr. Kinzer was not a named executive officer in 2011.
(2)	Amounts for Mr. Lam and Mr. Goodwin reflected in this table are based on their total annual base salary as approved by the committee in February of 2012. Mr. Lam departed the company effective August 23, 2012. Mr. Goodwin departed the company effective November 11, 2012. Additionally, amounts included in this table do not include the Annual Wage Supplement paid to all Mr. Lam as required for all employees in Singapore. Additionally, Mr. Lam was paid in Singapore Dollars and his base salary would fluctuate as a result of fluctuations in the value of the U.S. Dollar relative to the Singapore Dollar.

In approving these increases for fiscal 2012, the committee took various facts into consideration. First, with the exception of Mr. Chiang, the rest of our named executive officers had received base salary increases of less than 4% since fiscal 2008. Second, based upon the Radford data, the median base salary for our peer group had steadily increased in 2011. The committee believed that a small increase in base salary was necessary to keep pace with base salary levels among our peers. Finally, given the quality of the company’s performance and execution during the first half of fiscal 2011 and the anticipation of improved conditions in 2012, the committee determined that a small increase in base salary for 2012 would be appropriate and in the best interest of stockholders.

Enhanced Fairchild Incentive Plan (EFIP) and Incentive Bonus Awards.

We pay our executive officers an annual cash award contingent upon their achievement of certain performance goals that have been approved by the compensation committee at the beginning of the applicable fiscal year. In the case of our senior officers, these awards are paid pursuant to the terms of the Enhanced Fairchild Incentive Plan or EFIP. Our named executive officers have the opportunity to receive annual Incentive Bonus awards pursuant to the terms of our 2007 Stock Plan4. Both plans utilize the exact same criteria and performance metrics to determine achievement and are referred to collectively throughout as our “Bonus Plans”.

To determine an appropriate award under the Bonus Plans, the committee looks at various benchmarks. Generally, bonus compensation is targeted to fall between the median and 75th percentile of the Radford data. Awards are expressed as a percentage of base salary and reflect the executive’s position and the executive’s performance assessment. The following table illustrates the target percentage of base salary that each of our named executive officers may receive in the form of cash bonus payments.

Target Incentive as % of Base Salary
Mr. Thompson	150%
Mr. Ullal	120%
Mr. Frey	90%
Mr. Chiang	90%
Mr. Kinzer	60%
Mr. Lam	90%
Mr. Goodwin	90%

Additionally, Bonus Plan participants have to the ability to achieve an award up to 150% of their target bonus in the event the company achieves the maximum achievement level. For example in 2012, Mr. Thompson, our Chief Executive Officer, had the ability to achieve 150% of his then base salary of $750,000, or $1,125,000, as an incentive bonus if the company achieved its target Adjusted EBIT of $243 million. In the event the company achieved its maximum Adjusted EBIT goal of $321 million, Mr. Thompson’s award could be increased to $1,687,500 or 150% of the target amount. Conversely, during years in which the company does not achieve its threshold performance level, the named executive officers may not receive any awards under the Bonus Plans. Fiscal 2012 proved to be such a year. Our threshold goal for attainment of a 50% of target award was Adjusted EBIT of $100 million. As a result of our achievement of $78.3 million, none of our named executive officers received awards under our Bonus Plans for 2012.

The goal of our Bonus Plans for 2012 was based upon the company’s achievement of the following Adjusted EBIT goal:

Goal Description	Threshold 50%	Target 100%	Maximum 150%
2012 Adjusted EBIT (in millions)	$100	$243	$321

In February of each year, the compensation committee meets to review the company’s financial performance for the preceding fiscal year. During that meeting, the committee determines the extent to which the company has achieved its performance targets. If the company achieves less than its 50% threshold target, no bonus payment is made and any accruals attributable to bonus payments are released. In years where the company’s performance falls between the 50% threshold and 100% target goals, the bonus payment is

[4]	In December of 2010, the compensation committee determined that cash awards for our named executive officers will be paid pursuant to the terms of our 2007 Stock Plan to maximize the deductibility of annual cash awards paid to our named executive officers under Section 162(m) of the Internal Revenue Code. For a discussion of the deductibility of executive compensation under Section 162(m) see “Tax Considerations”.

determined based the actual percentage of the target goal achieved. For example, if the company achieves 75% of its target goal, then the bonus payment will be made at 75% of the target achievement. If the company’s performance falls between 100% target and 150% maximum, bonus payouts are generally based upon the actual percentage of target achieved except that the committee and CEO may elect to reduce a bonus to a particular employee by up to 20%, but not less than 100% of target, based upon performance. Finally, if the company’s performance exceeds the 150% maximum, bonus payments are capped at 150% of target.

The compensation committee has historically set high thresholds for award payments under our EFIP. Over a ten-year period beginning in 2003, the payout under the EFIP has averaged approximately 77% of target. The following chart displays the annual payout of our EFIP expressed as a percentage of target incentive since 2003.

While this chart indicates that we have paid our executive officers as much as 200% of target in years where our financial performance has been superior, we discontinued that policy in 2007. Our current policy caps the payout on our Bonus Plans at 150% of the executive’s target performance.

Long-Term Equity Incentive Compensation

We have a long history of using various forms of equity compensation as a tool to insure that our compensation programs remain competitive with those of our peers while, at the same time, aligning the interests of our executives with those of our stockholders. Beginning in 2003, we began using a combination of stock options and deferred stock units. In 2005, we initiated the use of performance units as part of our executive compensation program. In that year we offered our executive officers a 50/50 combination of stock options and performance units. In 2006 we employed a balanced equity approach by combining 20% stock options, 20% restricted stock units and 60% performance units. The structure of our current long-term equity incentive compensation program began in 2009. In that year, we suspended the use of stock options, electing to use instead a 50/50 combination of time-based awards in the form of restricted stock units (or RSUs) and performance based awards in the form of performance units (or PUs). We chose this combination because we believe it sets the proper balance between retention and performance. Restricted stock units, while not at risk, incentivize the executive to remain with the company longer since they vest pro-rata over a four-year period. Performance units, on the other hand, have a shorter three-year vesting period but are at risk if the company does not achieve its performance goals. In 2012, none of our named executive officers received performance unit awards because we did not achieve our EBIT performance threshold. While stock options have been an important part of our compensation program in the past, we have limited their use because the committee believes that a combination of time-based and performance based full value shares provides superior retentive value for the employees and better performance incentive for the stockholders. For a description of each award type, see “Description of Principal Features of the Plan” under Proposal 2 above. The following table provides a year-over-year comparison of the total performance and restricted stock units awarded to our named executive officers during fiscal 2012, 2011 and 2010.

	2012 Equity Awards (#)		2011 Equity Awards (#)		2010 Equity Awards (#)
	PUs (1)	RSUs	PUs	RSUs	PUs	RSUs
Mr. Thompson	—	125,000	108,750	125,000	187,500	125,000
Mr. Ullal(2)	—	150,000	—	—	—	—
Mr. Frey	—	30,000	26,100	30,000	45,000	30,000
Mr. Chiang	—	30,000	26,100	30,000	45,000	30,000
Mr. Kinzer(3)	—	20,000	—	—	—	—
Mr. Lam(4)	—	30,000	26,100	30,000	45,000	30,000
Mr. Goodwin(4)	—	30,000	26,100	30,000	—	—

(1)	Performance Units in this table are based upon performance awards actually granted. In 2012, none of our named executive officers received PUs.
(2)	Mr. Ullal joined the company on September 10, 2012. Mr. Ullal received a restricted stock award of 150,000 shares that vest on a pro rata basis over a three year period.
(3)	Mr. Kinzer was not a named executive officer in 2011 and 2010.
(4)	Mr. Goodwin was not a named executive officer in 2010. Both Mr. Lam and Mr. Goodwin departed the company in 2012.

How We Determine Equity Compensation Awards. We grant our named executive officers annual equity grants to further align their interests with those of our stockholders. These grants are generally in the form of restricted stock units and performance units. The committee in consultation with Radford begins the process of determining the size of the awards in October of the preceding year by benchmarking our equity compensation programs against those of our peer group. Radford prepares a Long-Term Incentive Value Assessment for the committee that allows the committee to target equity compensation around the 50th percentile of our peer group. The committee meets again in December and reviews Radford’s update on market compensation data based on its survey data. The committee then reviews the long-term incentive compensation of each of the company’s executive officers to determine market competitiveness. Based upon this analysis, management presents a preliminary estimated share request to the committee for their consideration.

In reaching a final decision on the amount of equity compensation our executives should receive, the committee takes numerous factors into consideration. As referenced above, market alignment and competiveness are key factors the committee considers in setting equity compensation levels. In addition to these factors, the committee places significant weight on the dilutive impact equity issuances have on our stockholders. In assessing dilution, the committee considers the annualized effect of equity compensation by analyzing the equity “burn rate” over a one and three year period. Burn rate, in its simplest form, is determined by dividing the projected number of shares to be issued to employees by the total number of shares outstanding. Additionally, the committee considers the aggregate impact of all past equity compensation grants by looking at the company’s equity compensation “overhang”. Overhang is determined by dividing all outstanding equity grants by the total number of shares outstanding. The resulting percentage provides the committee with insight into the long-term cost of the company’s equity compensation programs over time. To help offset the dilutive impact of our equity compensation program, the company has been repurchasing its shares in the open market from time-to-time since 2010. In 2012, we repurchased slightly more than one million shares of our stock. For more information on the use of burn rate and overhang calculations in assessing stockholder dilution, see Proposal No. 2 “Proposal to Approve an Amendment to the Fairchild Semiconductor 2007 Stock Plan”.

Bonus Plan and Performance Unit Payout for 2012.

In 2012, we continued our practice of aligning a significant portion of our compensation programs with the company’s performance. Our Bonus Plans and performance unit goals were based solely upon the company’s attainment of the adjusted EBIT goals. Our performance goals for 2012 are described under the heading How We Determined Executive Compensation and Performance Goals for 2012.

Our actual results for 2012 are shown below:

Goal Description	Threshold Performance 50%	Target Performance 100%	Maximum Performance 150%	Actual 2012 Results	Percentage of Target
Adjusted EBIT (in $ millions)	100	243	321	78.3	32%
Adjusted Gross Profit (in $ millions)	470	666	760	442	66%

Based on our actual results for 2012, EFIP and PU awards were scored at 0% achievement levels as certified by the compensation committee at its meeting held on January 22, 2013. The following table provides the actual amounts realized by our named executive officers in 2012 under our Bonus Plans and equity compensation plan. For complete details on the compensation earned by our NEOs in 2012, please refer to the “Summary Compensation Table”.

	Base Salary ($)		Cash Bonus Actual ($)	Stock Options and SARs	Performance Units (PUs) Actual (#)	Restricted Stock Units Actual (RSUs)(#)	Long-Term Incentive Compensation ($)
Mr. Thompson	750,000		—	—	—	125,000	—
Mr. Ullal	450,000	(1)	—	—	—	150,000	—
Mr. Frey	372,858		—	—	—	30,000	—
Mr. Chiang	367,200		—	—	—	30,000	—
Mr. Kinzer	321,360		—	—	—	20,000	—
Mr. Lam	419,829	(2)	—	—	—	30,000	—
Mr.Goodwin	367,200	(2)	—	—	—	30,000	—

(1)	Mr. Ullal joined the company in September of 2012. This amount reflects his annual base salary for 2012.
(2)	Mr. Lam departed the company in August of 2012. Mr. Goodwin departed the company in November of 2012. Amounts referenced represent their 2012 base salaries.

Equity Compensation Grant Practices. The compensation committee has adopted a written policy for the process of granting equity compensation awards. The committee approves all equity grants to executive officers, as defined by SEC rules, and has delegated to the CEO and Senior Vice President of Human Resources the ability to make other grants. Our annual equity award cycle occurs promptly after the first board meeting of the year (typically in February) and the compensation committee approves the actual grant date when it meets prior to the board meeting. Equity grants for promotion or retention or to newly hired employees occur on the 15th day of the month following the effective date of the promotion, retention or hire. If the equity award is a stock option, the exercise price of an option is the closing price of the company’s common stock on the NYSE on the date of grant. Our stock plan prohibits the grant of any option with an exercise price lower than the grant date closing price, with one limited exception in the case of grants related to mergers and acquisitions; see “Description of Principal Features of the Plan—Terms and Conditions of Stock Options” under Proposal 2.

2013 Compensation Changes.

The committee’s process for determining changes in our compensation programs usually begins around the midpoint of the preceding year. For 2013, the committee commissioned Radford to conduct its annual benchmarking survey in August of 2012. The Radford benchmarking survey compares our executive compensation policies and practices to those of our specific peer group. In conducting this analysis, Radford attempted to merge the data from our specific peer group with general market data compiled for the Radford Survey. Radford’s analysis compared Fairchild’s executive compensation to the following market elements:

•	Base salary

•	Short-term incentive opportunity

•	Target total cash compensation (base salary + target short-term incentive opportunity)

•	Long-term incentive value

•	Target total direct compensation

At the committee’s meeting in December of 2012, Radford updated the results of the August benchmarking process with current market data. During that meeting the committee continued its process of evaluating compensation targets and metrics for fiscal 2013.

At its meeting in February of 2013, the committee considered proposed merit increases in base salary for the several of the company’s executive officers. In assessing whether a merit increase would be appropriate for 2013, the committee took into consideration the company’s financial performance in 2012, the competitive market data supplied by Radford at the December committee meeting, and various other factors that applied with respect to the individualized performance of each of our named executive officers. Of particular interest to the committee was the impact that 2012 compensation levels would have on retention of key employees in 2013. Given this backdrop, the committee approved merit increases in the range of two to four percent for our named executive officers for fiscal 2013.

With respect to performance-based compensation, the committee considered several alternative performance goals for its equity and bonus plans for 2013. In performing this assessment, the committee took several key factors into consideration in reaching its decision for fiscal 2013. Most notably, the committee considered (i) the results of the 2012 say-on-pay vote, (ii) comments from various proxy advisory firms recommending different metrics for long and short-term compensation programs, and (iii) the impact that our fiscal 2012 performance would have on retention. As a result of this analysis, the committee determined at its January 2013 meeting that it would employ two different performance goals for its long-term and short-term compensation plans. To measure performance under our Bonus Plans, the committee determined that Adjusted EBIT would be the sole measure of performance in 2013. Alternatively, performance under our equity plans will be measured against a free cash flow metric. The committee approved an increase of approximately 4.6 million shares in the number of shares available for issuance under our equity plans.

Employment Agreements

Mr. Thompson and Mr. Ullal are the only named executive officers with employment agreements. We first entered into an employment agreement with Mr. Thompson in April of 2005 and subsequently amended that agreement in December of 2009. At that time, Mr. Thompson voluntarily consented to the elimination of various benefits and payments which may have become payable to him during the term of his employment contract. Specifically, we amended Mr. Thompson’s employment agreement (i) to reduce the severance benefits that would be payable to him as a result of change in control and (ii) to eliminate various tax gross up provisions. A discussion of the terms of Mr. Thompson’s employment agreement is contained under the heading Employment Agreements.

On December 22, 2010, we entered into a long-term incentive award agreement with Mr. Thompson, under which we agreed to grant him additional long-term cash and equity incentive awards contingent upon (1) his achievement of financial performance goals established for any of the next five years and (2) an increase in our stock price that occurs in the same year. Awards, if any, will vest in full at the end of the five-year period, provided that Mr. Thompson is still an employee of the company at that time. The value of the cash and equity awards is based on a multiple of Mr. Thompson’s underlying cash bonus, which itself is conditioned on the company’s achievement of profitability, cash flow and other measures, as described further in the section entitled “Enhanced Fairchild Incentive Plan (EFIP) and Incentive Bonus Award”. Awards, if any, are split equally between restricted cash and restricted stock units, and will have a total value of between 0.5 and 1.5 times the underlying bonus amount paid during the applicable year, depending on the degree to which the stock price increases during the applicable year. Stock price appreciation is calculated based on the year-over-year change, if any, in the average daily closing price of our common stock, using 2010 as the initial base year. The bonus multiplier is 0.5 if our stock price appreciates between 0% and 5%, 1.0 if the stock price appreciates between 5% and 10%, and up to 1.5 if the price appreciates up to 20% or more. The cash element of the award consists of an unfunded accrual we will maintain for Mr. Thompson. The equity component would be reflected in customary awards of stock units under our principal stock plan. The balance of the cash accrual, if any, would be paid to Mr. Thompson, and any granted stock units would vest in full, in March 2016 (or later if he chooses to defer any such amounts) provided that he is still a Fairchild employee on that date.

If Mr. Thompson’s employment is terminated before March 2016, whether by the company for cause or by Mr. Thompson for any reason other than good reason (as those terms are defined in Mr. Thompson’s employment agreement), then all cash and equity awards under the agreement will be cancelled. If Mr. Thompson’s employment is terminated before March 2016 because of his death or disability, or by Mr. Thompson for good reason, or by the company without cause (including a not-for-cause termination following a change in control, as defined in Mr. Thompson’s employment agreement), then all cash and equity amounts awarded before such termination would vest in full. The company must require any successor to the company’s business to assume all of the company’s obligations under the agreement. Mr. Thompson is responsible for all taxes under the agreement.

Based upon our financial performance in fiscal 2012, Mr. Thompson will not receive a long-term incentive award for the 2012 performance period. For more detail on other payments that may be due to Mr. Thompson, please refer to the discussion under “Employment Agreement” and “Potential Payments upon Termination or Change in Control”.

Vijay Ullal

On September 10, 2012, Mr. Ullal joined the company as president and chief operating officer. We entered into an employment agreement with Mr. Ullal dated August 31, 2012. The agreement provides that Mr. Ullal will receive a base salary of $450,000 per year and is eligible to participate in our Bonus Plans at a target participation level of 120% of his base salary. Under this program, Mr. Ullal will have an opportunity to earn an annual cash bonus of between 0% and 180% of his base salary. Under the agreement, the company granted Mr. Ullal a recruitment award of 150,000 restricted stock units (RSUs), which vest over three years. Mr. Ullal is eligible for additional grants of equity awards under our annual and other equity award programs. The agreement provides for severance benefits in the event of termination and, although the agreement does not provide for separate severance or other benefits in the event of a change-in-control, some of the severance benefits are provided under our Executive Severance Policy, which provides for payments in some change-in-control circumstances. See “Potential Payments Upon Termination or Change in Control” for more information.

Retirement and Other Benefits

We offer all of our U.S.-based employees a qualified deferred compensation plan in the form of a 401(k) plan, which provides for matching contributions equal to 100% of the first 3% of pay contributed to the plan and 50% of the next 2% of pay contributed to the plan. In addition, we offer eligible U.S.-based employees (including the named executive officers) a nonqualified deferred compensation plan in the form of a Benefits Restoration Plan (BRP), in compliance with the Employee Retirement Income Security Act of 1974 (ERISA). Like the 401(k) plan, the BRP provides for matching contributions equal to 100% of the first 3% of pay contributed to the plan and 50% of the next 2% of pay contributed to the plan. Both plans provide our employees (including the named executive officers) a tax-advantaged way to save for retirement and enhance our ability to attract and retain key employees. Account balances under each plan are driven by employee and company contributions but the employees make their own investment decisions, provided however, that employees are not permitted to invest in company stock under these plans.

We offer a variety of health and welfare programs to all eligible employees. Our named executive officers generally are eligible for the same benefit programs as other employees. The health and welfare programs are intended to encourage a healthy lifestyle and protect employees against catastrophic loss. Our health and welfare programs include medical, wellness, dental, vision, disability, life insurance and accidental death and dismemberment insurance.

Perquisites and Personal Benefits

We provide our named executive officers with limited perquisites and other personal benefits, as reflected in the All Other Compensation column in the Summary Compensation Table. The compensation committee believes these perquisites and personal benefits are reasonable and consistent with the company’s overall compensation program, because they better enable the company to attract and retain superior employees for its key positions. The compensation committee reviews and approves perquisites and other personal benefits provided to the named executive officers. For all our current named executive officers, these benefits include the cost of accidental death and dismemberment insurance, long-term care and short-term and long-term disability insurance and executive physicals. Mr. Thompson is reimbursed for tax and financial planning, life insurance premiums and certain medical reimbursements. During the term of his employment with us, Mr. Lam was based in Singapore and was entitled to participate in the benefit plans offered to all Singapore employees in general. He also was reimbursed for the cost of automobile expenses, consistent with employment benefits typically offered to senior executives in Singapore.

Severance Plans

The compensation committee believes that stockholders derive a long-term benefit from our ability to retain senior executives in a competitive employment environment. In prior years, we discontinued special severance arrangements with all the named executive officers except Mr. Thompson. On December 12, 2009, we amended Mr. Thompson’s employment agreement. The employment agreement with Mr. Thompson is discussed further under “Employment Agreement” and “Potential Payments Upon Termination or Change in Control.”

Executive Severance Policy

With the exception of Mr. Thompson (who is provided severance benefits under his employment agreement) we have adopted an Executive Severance Policy that applies to our named executive officers and various other officers and director level employees. The committee believes the severance policy is important in attracting and retaining executive officers and providing replacement income if their employment is terminated as a result of an involuntary termination. If a covered employee is terminated for any reason other than for cause, the severance policy provides the employee with a lump-sum severance payment upon termination of employment. The benefit is a multiple of the employee’s monthly base salary in effect at the time of termination. Participating executive officers will be paid the greater of the amount due under the company’s basic severance policy, which is available to all U.S.-based employees, or a multiple of the executive’s monthly salary, up to a maximum of twelve months for the most senior eligible executives. Participating executive officers will also receive company-paid medical coverage for themselves and eligible dependents for the time period corresponding to the same multiple of monthly base salary to which the executive is entitled as severance.

In addition to benefits that may be paid pursuant to the Executive Severance Policy, the 2007 Stock Plan provides that, in the event of a change in control of the company, all unvested stock awards granted to our named executive officers and all our other employees will become fully vested. There are no other change-in-control benefits, except the change-in-control benefits Mr. Thompson receives through his employment agreements and the standard severance policy that would apply upon a termination of employment following a change in control.

The compensation committee periodically reviews with Radford the structure, design and compensation levels of our named executive officers’ severance and change in control payments, and benchmarks them against peer group and survey data provided by Radford. Mr. Thompson’s severance arrangement is addressed in his employment agreement. The committee believes, based on data received from Radford, the payments under our agreement with Mr. Thompson and the Executive Severance Policy are within the parameters of similar benefits offered by our peer group companies for the CEO and the other senior executive officers.

Compensation Program Risk Assessment

The compensation committee annually assesses the risks associated with our compensation programs as a part of the company’s annual risk assessment process. A discussion of the company’s risk assessment process is included in the “Corporate Governance, Board Meetings and Committees” section under the heading “The Board’s Oversight of Risk.”

Tax Considerations

Section 162(m) of the Internal Revenue Code imposes a $1 million limit on the deductibility of compensation paid to certain executive officers of public companies, unless the compensation qualifies as “performance-based” compensation under the Code. While the committee has traditionally considered the tax consequences to the company and its executives in determining appropriate levels of executive compensation, tax considerations have not been the primary driver of the company’s compensation policies. Tax considerations can be elusive and may be subject to many factors (such as changes in the tax laws and regulations or interpretations thereof and the timing and nature of various decisions by executives regarding options and other rights) that are beyond the committee’s and the company’s control. As a result, while many of the equity awards granted to our named executive officers pursuant to the 2007 Stock Plan meet the performance-based requirements of Section 162 (m), cash bonus awards paid pursuant to our EFIP Plan have historically not met those requirements and have not been fully deductible under Section 162(m).

During 2010 the committee explored various alternatives that would maximize the company’s ability to deduct cash bonuses paid to our named executive officers. After careful consideration the committee determined that, beginning in fiscal 2011, all executive officers will receive cash bonus awards, if earned, in the form of Incentive Bonuses pursuant to our 2007 Stock Plan. Therefore, beginning in fiscal 2011, all cash bonuses paid to our named executive officers have the potential to qualify as performance-based compensation within the meaning of Section 162(m) of the Code. While the committee believes that the ability to deduct executive compensation is important to our stockholders, it further believes that it is important to retain a certain amount of flexibility in the way it structures compensation programs for our named executive officers. Therefore, while the committee will attempt to structure our compensation programs in compliance with the performance-based criteria set forth in Section 162 (m), there can be no assurance that all our compensation programs will meet those criteria and be fully deductible.

Stock Ownership Guidelines

In January 2008, the committee adopted stock ownership guidelines for our executive officers to help ensure that they each maintain an equity stake in the company, and by doing so, appropriately link their interests with those of other stockholders. The level of ownership required for each executive is listed below. Only shares actually owned (as shares or as vested and deferred DSUs) count toward the requirement. Executives are required to achieve these stock ownership levels within five years after the first January 1 date following the date they became an executive officer, or (in the case of persons who were executive officers at the time these guidelines were adopted) by January 1, 2013. Executives who are promoted to a higher grade level have five years from the first January 1 date following the date of promotion to achieve the higher ownership target.

Level	Shares
Chief Executive Officer	120,000
Chief Operating Officer	50,000
Executive Vice President	30,000
Senior Vice President	10,000
Vice President	5,000

As of March 12, 2013, all our officers were in compliance with our stock ownership guidelines.

Summary Compensation Table

The following table shows the compensation paid to or earned by our chief executive officer, chief financial officer and the four other most highly compensated executive officers of the company during the last fiscal year ended December 30, 2012.

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($)(1)(2)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
Mark S. Thompson	2012	746,539	—		3,570,000	—	38,271	4,354,809
Chief Executive Officer	2011	740,375	—		5,121,881	1,671,754	52,932	7,586,942
	2010	707,200	—		2,682,500	1,591,200	47,732	5,028,632
Vijay Ullal	2012	138,462	—		2,203,500	—	—	2,341,962
President, Chief Operating Officer
Mark S. Frey	2012	371,171	—		856,800	—	23,675	1,251,645
Executive Vice President, Chief Financial Officer and Treasurer	2011	369,950	—		1,056,600	286,223	21,011	1,733,784
	2010	354,900	—		643,800	479,115	14,927	1,492,742

Justin Chiang	2012	365,539	—		856,800	—	17,560	1,239,898
Executive Vice President and General Manager, Power Conversion, Industrial and Automotive Products Group	2011	356,581	—		1,056,600	281,880	15,964	1,711,025
	2010	332,692	—		643,800	448,616	15,410	1,440,518

Daniel M. Kinzer	2012	326,304	—		571,200	—	10,928	908,432
Senior Vice President, Chief Technology Officer
Allan Lam(6)	2012	310,860	35,883	(7)	856,800	—	572,820	1,776,363
Executive Vice President, Worldwide Sales and Marketing—Asia	2011	452,962	52,283	(7)	1,056,600	395,607	66,023	2,023,475
	2010	411,597	47,145	(7)	643,800	664,401	54,158	1,821,101

Robin Goodwin(8)	2012	321,798	—		856,800	—	381,731	1,560,329
Executive Vice President, Manufacturing and Supply Chain	2011	359,956	—		1,056,600	281,880	14,676	1,713,112

(1)	The amounts in the “Stock Awards” and “Option Awards” columns reflect the grant date fair value of awards made during the covered year. The fair value estimate of each DSU, RSU and PU is equal to the closing market price on the date of grant.
(2)	Fair value for the PU grants is reported at target achievement level. No PU grants were awarded in 2012. See discussion of PUs in the section titled, “Compensation Discussion and Analysis.”
(3)	Amounts include both RSUs and PUs at their target achievement level. The following table displays the grant date fair value for only the PU portion of the stock awards assuming their maximum achievement.

	2010 ($)	2011 ($)	2012 ($)
Mark S. Thompson	2,011,875	4,542,188	2,677,500
Vijay Ullal	—	—	—
Mark S. Frey	482,850	792,450	642,600
Justin Chiang	482,850	792,450	642,600
Daniel M. Kinzer	—	—	428,400
Allan Lam	482,850	792,450	642,600
Robin Goodwin	—	792,450	642,600

(4)	Represents cash awards paid to our named executive officers pursuant to EFIP or as Incentive Bonus payments pursuant to the 2007 Stock Plan (“Bonus Plans”). Amounts are recorded in the year in which the relevant performance measure was satisfied.

(5)	For 2012, Other Compensation includes the following components:

	Basic Life Insurance	Basic AD&D	Executive LTC	Executive LTD	401(k) Match	BRP Match	Executive Physicals	Severance Payments	Other	Total
Mark S. Thompson	2,882	264	4,767	1,500	11,551	17,308	—	—	—	38,271
Vijay Ullal	150	50	—	—	2,769	—	—	—	—	2,968
Mark S. Frey	1,435	132	6,293	1,500	9,726	4,589	—	—	—	23,675
Justin Chiang	692	129	—	—	9,785	4,519	2,434	—	—	17,560
Daniel M. Kinzer	787	115	—	—	10,026	0	—	—	—	10,928
Robin Goodwin	799	109	—	1,269	5,571	6,779	—	367,203	—	381,731
Alan Lam	—	—	—	—	—	—	—	469,744	103,076	572,820

(6)	All amounts shown for Mr. Lam, except Stock Awards, are converted from Singapore Dollars to U.S. Dollars using a currency conversion rate equal to the straight average of the company exchange rate for the 12 months in 2012. Mr. Lam’s salary was established by the compensation committee in U.S. Dollars, but because he was based in Singapore, he was paid in Singapore Dollars. Mr. Lam departed the company in August of 2012.
(7)	Represents a contractual annual wage supplement that was paid to Mr. Lam. These payments were consistent with the benefits offered to senior level executives in Singapore.
(8)	Mr. Goodwin first became a named executive officer in 2011. Mr. Goodwin departed the company in November of 2012.

Fiscal 2012 Grants of Plan-Based Awards

The following table provides information about grants of plan-based cash and equity awards during 2012 to the executive officers named in the Summary Compensation Table.

			Estimated Future Payouts Under Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	Grant-date Fair Value of Stock and Option Awards ($)(3)(4)
Name	Grant Date		Threshold ($)	Target ($)	Maximum ($)
Mark S. Thompson	3/1/2012		62,500	125,000	187,500	—	1,785,000
	3/1/2012		—	—	—	125,000	1,785,000

Vijay Ullal	9/10/2012	(5)	—	—	—	150,000	2,203,500

Mark S. Frey	3/1/2012		15,000	30,000	45,000	—	428,400
	3/1/2012		—	—	—	30,000	428,400

Justin Chiang	3/1/2012		15,000	30,000	45,000	—	428,400
	3/1/2012		—	—	—	30,000	428,400

Daniel M. Kinzer	3/1/2012		10,000	20,000	30,000	—	285,600
	3/1/2012		—	—	—	20,000	285,600

Allan Lam	3/1/2012		15,000	30,000	45,000	—	428,400
	3/1/2012		—	—	—	30,000	428,400

Robin Goodwin	3/1/2012		15,000	30,000	45,000	—	428,400
	3/1/2012		—	—	—	30,000	428,400

(1)	Reflects number of performance units (PUs) granted as part of the annual grant. See section titled “Compensation Discussion and Analysis” for further discussion.
(2)	Reflects number of restricted stock units (RSUs) granted as part of the annual grant. See section titled “Compensation Discussion and Analysis” for further discussion.
(3)	Includes PUs, for which reported grant-date fair value assumes achievement of the target performance for 2012. PUs can achieve up to 150% of target based upon maximum performance.

(4)	The amounts included in the “Grant-date Fair Value of Stock and Option Awards” column represent the aggregate grant-date fair value computed in accordance with the Stock Compensation Topic of the Accounting Standards Codification.
(5)	The awards granted to Mr. Ullal on September 10, 2012 were awards granted as part of employment agreements and vest over a three- year period.

Our 2012 equity compensation program, including performance units (PUs) and restricted stock units (RSUs), are described in “Proposal 2—Description of Principal Features of the Plan,” and in the section titled “Compensation Discussion and Analysis.”

The PUs reported in the table above vest at the rate of 33% on the first anniversary of the grant date, 33% on the second anniversary of the grant date and 34% on the third anniversary of the grant date. Unlike options, PUs have no expiration date. There were no PUs awarded based on 2012 performance. RSUs generally vest in 25% increments on each of the first four anniversaries of the grant date. Vested RSUs result in the delivery of one share per unit promptly following the vesting date. Mr. Thompson’s equity awards may vest earlier upon certain events, as described in more detail in the section titled “Employment Agreement.”

Employment Agreements

We have employment agreements with Mr. Thompson and Mr. Ullal. While our other executive officers, including Messrs. Frey, Chiang and Kinzer, do not have individual employment, severance or change-in-control agreements with the company, they are entitled to receive benefits under our Executive Severance Policy and, in certain circumstances, upon a change in control. For a discussion of the compensation and benefits payable to the named executive officers upon termination, see the sections titled “Potential Payments Upon Termination or Change in Control” and “Executive Severance Policy.”

Mark S. Thompson. On April 6, 2005 we entered into an employment agreement with Mark S. Thompson, our CEO. (Mr. Thompson was also president from May 2005 to September 2012.) Mr. Thompson receives a base annual salary of at least $707,200 and his annual incentive target amount under the Bonus Plan is 150% of his base salary. The agreement provides for Mr. Thompson to receive a maximum of $15,000 per year in supplemental life insurance premiums, non-reimbursed medical expenses and personal tax and financial planning services. On December 9, 2009, we amended Mr. Thompson’s employment agreement to reduce the payments we would be required to pay him upon a change-in-control employment termination. Specifically, in the event we are required to pay severance benefits associated with a termination of Mr. Thompson’s employment within 6 months before or 12 months after a change-in-control (as defined in the agreement), Mr. Thompson is responsible for payment of any excise tax that might apply under Sections 280G and 4999 of the Internal Revenue Code. In addition, we have the ability to reduce any such severance payment, as specified in the agreement, if (i) such a reduction would result in no portion of such payment being subject to the excise tax and (ii) the net amount received by Mr. Thompson (after payment of all taxes by him) is greater than the amount received if the full amount were to be paid and the excise tax applied. The amended agreement also provides that Mr. Thompson will be responsible for the payment of all other taxes that may apply to any payments or other benefits he receives. Any equity awards granted to Mr. Thompson after the amendment are governed by the terms and conditions of the company stock plan and award agreements issued pursuant to the plan. If Mr. Thompson’s employment is terminated as a result of his death or disability (whether or not in connection with a change in control), he is not entitled to the payment of severance benefits under the agreement. The 2009 amendment to Mr. Thompson’s employment agreement eliminated any reimbursement for income taxes attributable to such benefits. Mr. Thompson is entitled to five weeks’ paid vacation per year and is entitled to participate in company benefit programs available to senior executives of the company. The agreement prohibits Mr. Thompson from competing with us during, and for one year after, the term of his employment. If Mr. Thompson materially breaches the non-compete agreement, or if we terminate his employment for “cause” (as defined in the agreement; see below under “Potential Payments Upon Termination or Change in Control—Arrangements with CEO”), then we may cancel his DSUs, PUs, RSUs, stock options and other equity awards, in whole or in part and whether or not vested, and may require him to repay to us any gains previously earned upon the exercise or payment of such awards. With respect to awards granted before the 2009 amendment of his employment agreement, Mr. Thompson became retirement-eligible on April 6, 2008, meaning that any equity awards granted before December 2009 will vest in full if Mr. Thompson retires (as defined in the agreement) following April 6, 2008.

On December 22, 2010, we entered into a long-term incentive award agreement with Mr. Thompson, under which we agreed to grant him additional long-term cash and equity incentive awards if (1) he receives a cash bonus based on achieving financial performance goals established for any of the 2011 – 2015 performance periods and (2) our stock price appreciates in the corresponding year. All the awards vest in full at the end of the five-year period, if Mr. Thompson remains an employee of the company at that time. For a discussion of the compensation payable to Mr. Thompson under the Long-Term Incentive Agreement, see the section titled “Compensation Discussion and Analysis.”

The following table provides a summary of the projected value of the incentives included in Mr. Thompson’s Long-Term Incentive Agreement (with the exception of 2011 and 2012, figures used in this table are for illustrative purposes only and are not intended as forecasts of future stock price performance):

	2011(1)	2012(1)	2013		2014	2015
Annual Base(2)	735,000	750,000	775,000	(1)	790,500	806,310
Bonus Percentage(3)	150%	150%	150%		150%	150%
Bonus at Target($)	1,092,075	1,125,000	1,162,500		1,185,750	1,209,465
Actual Award(%)	87%	0%	—		—	—
Actual Award	950,105	—	—		—	—
Average Stock Price	15.78	13.91	14.98		16.05	17.12
Stock Price Increase (Decrease) %(4)	51.88%	(11.8)%	7%		7%	7%
Stock Price Multiplier(5)	1.5	—	1.0		1.0	1.0
Non-Discounted Incentive Value($)	1,425,158	—	1,162,500		1,185,750	1,209,465

(1)	Data for 2011 and 2012 and Mr. Thompson’s 2013 base salary reflect actual amounts. All other data reflect projections.
(2)	Mr. Thompson’s annual base salary for 2014 and 2015 assume 2% increases per year over his 2013 base salary.
(3)	Except for 2011 and 2012, assumes annual bonus payment at target performance level.
(4)	Stock Price Increase is determined by calculating the average unweighted daily closing price per share of the company’s common stock, as reported on the NYSE, for all trading days in the applicable calendar year.
(5)	The Stock Price Multiplier is based on year-over-year increases in the company’s stock price as reflected in the following table:

Percentage Increase in Average Stock Price	Stock Performance Multiplier
Less than or equal to 0%	0
Greater than 0% and less than or equal to 5.0%	0.5
Greater than 5.0% and less than or equal to 10.0%	1
Greater than 10.0% and less than or equal to 20.0%	1.0 plus 0.05 for each increase of 100 basis points in the Average Stock Price in excess of 10.0%
Greater than 20.0%	1.5

Vijay Ullal. On September 10, 2012, Mr. Ullal joined the company as president and chief operating officer. We entered into an employment agreement with Mr. Ullal dated August 31, 2012. The agreement provides that Mr. Ullal will receive a base salary of $450,000 per year and is eligible to participate in the Enhanced Fairchild Incentive Plan (EFIP), our executive cash incentive bonus plan, at a target participation level of 120% of his base salary. (EFIP awards to Mr. Ullal and other executive officers are made under the cash incentive provisions of the Fairchild Semiconductor 2007 Stock Plan.) Under this program, Mr. Ullal will have an opportunity to earn an annual cash bonus of between 0% and 150% of his target participation level, i.e., between 0% and 180% of his base salary. Under the agreement, the company granted Mr. Ullal a recruitment award of 150,000 restricted stock units (RSUs), which vest over three years. RSUs result in the delivery of one share of common stock per vested RSU promptly following each vesting date. Mr. Ullal is eligible for additional grants of equity awards under our annual and other equity award programs. The agreement provides for severance benefits in the event of termination and, although the agreement does not provide for separate severance or other benefits in the event of a change-in-control, some of the severance benefits are provided under our Executive Severance Policy, which provides for payments in some change-in-control circumstances. See “Potential Payments Upon Termination or Change in Control” for more information. Mr. Ullal also agreed not to solicit for employment, directly or indirectly, any officer or employee of the company during and for six months after his employment with the company.

Outstanding Equity Awards at 2012 Fiscal Year-End

The following table provides information on all outstanding option and stock awards held by the named executive officers at December 30, 2012. Market value of stock awards is based on a price of $14.07, our closing stock price on December 28, 2012.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable (Vested)	Number of Securities Underlying Unexercised Options (#) Unexercisable (Unvested)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Mark S. Thompson(2)	115,000	—	—	11.62	2/9/2016	—		—	—		—
	80,000	—	—	17.94	2/10/2015	—		—	—		—
	74,400	—	—	18.51	2/11/2014	—		—	—		—
	275,000	—	—	15.91	7/16/2013	—		—	—		—
	—	—	—	—	—	125,000	(3)	1,758,750	—		—
	—	—	—	—	—	93,750	(4)	1,319,063	—		—
	—	—	—	—	—	62,500	(6)	879,375	—		—
	—	—	—	—	—	40,534	(7)	570,313	—		—
	—	—	—	—	—	53,417	(9)	751,577	—		—
	—	—	—	—	—	—		—	125,000	(10)	1,758,750
	—	—	—	—	—	72,501	(11)	1,020,089	—		—
	—	—	—	—	—	62,499	(12)	879,361	—		—
Vijay Ullal	—	—	—	—	—	150,000	(8)	2,110,500	—		—
Mark S. Frey	17,400	—	—	11.62	2/9/2016	—		—	—		—
	12,000	—	—	17.94	2/10/2015	—		—	—		—
	75,000	—	—	17.81	3/21/2014	—		—	—		—
	—	—	—	—	—	30,000	(3)	422,100	—		—
	—	—	—	—	—	22,500	(4)	316,575	—		—
	—	—	—	—	—	15,000	(6)	211,050	—		—
	—	—	—	—	—	8,616	(7)	121,227	—		—
	—	—	—	—	—	—		—	30,000	(10)	422,100
	—	—	—	—	—	17,400	(11)	244,818	—		—
	—	—	—	—	—	14,999	(12)	211,036	—		—

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable (Vested)	Number of Securities Underlying Unexercised Options (#) Unexercisable (Unvested)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Justin Chiang	13,200	—	—	11.62	2/9/2016	—		—	—		—
	3,600	—	—	17.94	2/10/2015	—		—	—		—
	3,000	—	—	18.51	2/11/2014	—		—	—		—
	7,500	—	—	15.91	7/16/2013	—		—	—		—
	20,000	—	—	13.45	5/2/2013	—		—	—		—
	—	—	—	—	—	30,000	(3)	422,100	—		—
	—	—	—	—	—	22,500	(4)	316,575	—		—
	—	—	—	—	—	15,000	(6)	211,050	—		—
	—	—	—	—	—	7,180	(7)	101,023	—		—
	—	—	—	—	—	—		—	30,000	(10)	422,100
	—	—	—	—	—	17,400	(11)	244,818	—		—
	—	—	—	—	—	14,999	(12)	211,036	—		—
Daniel Kinzer	3,600	—	—	11.62	2/9/2016	—		—	—		—
	15,000	—	—	17.52	5/2/2015	—		—	—		—
	—	—	—	—	—	20,000	(3)	281,400	—		—
	—	—	—	—	—	3,057	(4)	43,012	—		—
	—	—	—	—	—	5,000	(5)	70,350	—		—
	—	—	—	—	—	1,876	(6)	26,395	—		—
	—	—	—	—	—	3,188	(7)	44,855	—		—
	—	—	—	—	—	—		—	20,000	(10)	281,400
	—	—	—	—	—	2,364	(11)	33,261	—		—
	—	—	—	—	—	1,874	(12)	26,367	—		—
Robin Goodwin	5,000	—	—	17.94	1/31/2013	—		—	—		—
	4,800	—	—	18.51	1/31/2013	—		—	—		—
	10,000	—	—	15.91	1/31/2013	—		—	—		—

(1)	Represents RSUs and DSUs, and PUs for which the performance conditions have been satisfied and are hence subject only to time-based vesting. Except as separately footnoted below, all RSUs and DSUs become vested in 25% increments on each of the first four anniversaries of the grant date, and all PUs become vested in one-third increments on each of the first three anniversaries of the grant date.
(2)	Mr. Thompson’s awards vest as described, provided that they may vest earlier upon certain events described in more detail in the section titled “Employment Agreements—Mark S. Thompson.”
(3)	Represents RSUs with a March 1, 2012 grant date.
(4)	Represents RSUs with a February 28, 2011 grant date.
(5)	Represents RSUs with a December 15, 2010 grant date.
(6)	Represents RSUs with a March 1, 2010 grant date.
(7)	Represents RSUs with a February 27, 2009 grant date.
(8)	Represents RSUs with a September 10, 2012 grant date.
(9)	Represents PUs granted on March 5, 2012. See “Employment Agreements—Mark S. Thompson.” for more detail.
(10)	Represents PUs granted on March 1, 2012, assuming achievement of the target achievement performance levels for 2012. Earned PUs were determined based upon our 2012 EBIT goal attainment results as certified by the compensation committee at its meeting held on February 19, 2013. See “Compensation Discussion and analysis—EFIP and Performance Unit Payout for 2012.” All earned PUs become vested in one third increments on each of the first three anniversaries of the original grant date of the awards. No PUs were awarded based on 2012 performance.
(11)	Represents PUs granted on February 28, 2011. Earned PUs were scored at 87% achievement levels based upon our 2011 cash flow results goal attainment as certified by the compensation committee at its meeting held on February 28, 2012. All earned PUs become vested in one third increments on each of the first three anniversaries of the original grant date of the awards.
(12)	Represents PUs granted on March 1, 2010. Earned PUs were scored at maximum achievement levels based upon our 2010 cash flow results goal attainment as certified by the compensation committee at its meeting held on February 22, 2011. All earned PUs become vested in one third increments on each of the first three anniversaries of the original grant date of the awards.

Fiscal 2012 Stock Vested

The following table provides information about stock vested during fiscal 2012, for the executive officers named in the Summary Compensation Table.

	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise(#)	Value Realized on Exercise ($)	Number of Shares Acquired Upon Vesting (#)(1)	Value Realized Upon Vesting ($)
Mark S. Thompson	—	—	283,249	4,135,188
Vijay Ullal	—	—	—	—
Mark S. Frey	—	—	64,078	934,629
Justin Chiang	—	—	62,239	905,426
Daniel M. Kinzer	—	—	16,665	242,320
Allan Lam	17,400	50,114	65,852	960,742
Robin Goodwin	13,200	21,009	62,239	904,326

(1)	Represents settlements of RSUs and PUs

Nonqualified Deferred Compensation

We maintain a non-qualified retirement savings plan in the form of a Benefit Restoration Plan (or BRP), under which named executive officers and certain eligible employees who have otherwise exceeded their annual IRS limitations for elective deferrals can continue to contribute to their retirement savings. Under the BRP, a participant can contribute between 1% and 25% of his or her base salary to the BRP on a before-tax basis. The company matches employee elective contributions at a rate of 100% of the first 3% of pay that is contributed and 50% of the next 2% of pay contributed. Any amounts contributed to the BRP may be allocated towards notional accounts various investment funds as directed by the participant. The investment funds available under the BRP mirror the investment options available to all employees who participate in the 401(k) plan. There is no guaranteed investment return with respect to any of the funds. In March 2009 we temporarily suspended our matching contributions to the BRP. Matching contributions to the BRP were restored during the fourth quarter of 2009. The following table provides information with respect to compensation deferred by our named executive officers in 2011 under the BRP.

	Executive Contributions in Last Fiscal Year ($)	Company Contributions in Last Fiscal Year ($)(1)	Aggregate Earnings in Last Fiscal Year ($)	Withdrawals/ Distributions ($)	Aggregate Balance Last Fiscal Year-End ($)
Mark S. Thompson	25,962	17,308	23,268	—	284,661
Vijay Ullal	—	—	—	—	—
Mark S. Frey	8,031	4,589	2,682	—	28,795
Justin Chiang	5,649	4,519	8,178	—	60,646
Daniel M. Kinzer	—	—	—	—	—
Allan Lam	—	—	—	—	—
Robin G. Goodwin	16,948	6,779	21,536	—	280,415

(1)	Amounts are the company’s matching contributions to the BRP that are included in amounts reported as compensation to the named executives in the last completed fiscal year in the Summary Compensation Table under the heading “All Other Compensation.”

Potential Payments Upon Termination or Change in Control

Arrangements with CEO.

Our employment agreement with Mr. Thompson, our CEO, provides that, if the company terminates his employment for any reason other than “cause” (but excluding terminations resulting from his death or disability), or if Mr. Thompson terminates his employment for “good reason,” we will pay him two times his base salary and target annual incentive bonus amount in effect at the time of termination. The agreement defines “cause” to include a willful failure to perform duties, willful and gross misconduct that is materially injurious to the company, a willful breach of a material provision of the employment agreement (including its confidentiality and non-competition provisions) and material and willful violations of laws or regulations that are materially and demonstrably injurious to the company. If Mr. Thompson’s employment were terminated under such circumstances, he would not be entitled to any payments or other benefits. In addition, we have the right to cancel outstanding options and other equity awards and to recapture gains on prior settlements or exercises of equity awards if Mr. Thompson is terminated for cause. Under the agreement, “good reason” includes a reduction in base salary or incentive bonus participation level, other than those affecting executives generally, a material reduction in Mr. Thompson’s responsibilities or authority, a significant geographic change in his principal office location, or the failure of the company to nominate Mr. Thompson for re-election to the board of directors. If Mr. Thompson were to terminate his employment for good reason, in addition to the payments and benefits described above, we are required to provide continued health insurance for Mr. Thompson and his eligible dependents for two years following the termination date.

With respect to a change in control of the company, as defined in Section 12(b) of the 2007 Stock Plan included in this proxy as Exhibit A, if the company or its successor terminates Mr. Thompson’s employment for any reason other than cause (but excluding terminations resulting from his death or disability), or if Mr. Thompson terminates his employment for good reason, in either case within 6 months before or 12 months after the change in control, we or our successor must pay him three times his base salary and target annual incentive bonus amount in effect at the time of termination, and his stock options, RSUs, PUs, DSUs and other equity awards would vest in full and the options would be exercisable for their remaining terms. As a result of the December 2009 amendment to his employment agreement, Mr. Thompson is required to pay any excise tax that might apply under Sections 280G and 4999 of the Internal Revenue Code. In addition, we have the ability to reduce his severance payments, as specified in his employment agreement, if such a reduction (i) would result in no portion of such payments being subject to the excise tax and (ii) the net amount received by Mr. Thompson (after payment of all taxes by him) is greater than the amount received if the full amount were to be paid and the excise tax applied.

If Mr. Thompson retires or if the company terminates his employment other than for cause, or if Mr. Thompson terminates his employment for good reason, then he will be fully vested in all of his then-outstanding stock options, RSUs, PUs, DSUs and other equity awards granted before December 9, 2009, and those options would be exercisable for their remaining terms. In addition, in the event of a change in control of the company, Mr. Thompson will become fully vested in all of his then-outstanding stock options, RSUs, PUs, DSUs and other equity awards (whether granted before or after December 9, 2009). The agreement prohibits Mr. Thompson from competing with us during, and for one year after, the term of his employment. If Mr. Thompson materially breaches the non-compete agreement, or if we terminate his employment for “cause,” then we may cancel his DSUs, PUs, RSUs, stock options and other equity awards, in whole or in part and whether or not vested, and may require him to repay to us any gains previously earned upon the exercise or payment of such awards.

Under the above terms, if Mr. Thompson’s employment had been terminated on December 30, 2012, either by the company for any reason other than cause or by Mr. Thompson for good reason, or if there had been a change in control of the company and a termination of Mr. Thompson’s employment within the time periods described above, the value of payments and other benefits that he would have been entitled to receive would have been as follows:

	Termination Other Than in Change in Control ($)	Termination and Change in Control ($)	Change in Control—No Termination ($)
Severance Payment	3,750,000	5,625,000	—
Equity Awards(1)	570,306	7,178,528	7,178,528
Long-Term Incentive Agreement(2)	1,425,158	1,425,158	—
Health Benefits Continuation(3)	26,333	26,333	—

(1)	Represents the value of unvested and accelerated stock options, RSUs and PUs as of December 30, 2012. Assumes no PUs granted in fiscal 2012 (see “Compensation Discussion and Analysis—Performance Unit Targets and 2012 Payout”) and an exercise price for stock options of $14.07, the closing price on December 28, 2012.
(2)	Pursuant to Mr. Thompson’s Long-Term Incentive Agreement, all Cash Incentive Awards and DSUs awards vest upon the earlier of March 10, 2016 or on the date on which his employment terminates because of death, disability, termination by the Company without Cause or by Mr. Thompson for Good Reason, including a termination that follows a Change in Control. Awards reflected in this column represent those granted for fiscal 2011 performance. There was no award in 2012.
(3)	Represents the present value of two years of continuing medical coverage equivalent to the company’s current level of coverage.

Section 280G and Section 4999 of the Internal Revenue Code

Section 280G of the Code disallows a company’s tax deduction for compensation defined as “excess parachute payments” and Section 4999 of the Code imposes a 20% excise tax on any person who receives such excess parachute payments. While Mr. Thompson’s prior employment agreement required us to pay any applicable Section 4999 excise tax on his behalf, his current employment agreement contains a “best net benefit” provision. The provision, which is triggered upon the payment of severance benefits to him, provides that, to the extent his severance payments would constitute excess parachute payments within the meaning of Section 280G of the Code, then we shall have the ability to either pay him the full amount due under his employment agreement or alternatively, reduce his severance payments to an amount whereby no Section 4999 excise tax would be due. In either case, Mr. Thompson is responsible for the payment of any tax arising under Section 4999 or otherwise.

Arrangements with COO

Under our employment agreement with Mr. Ullal, our president and COO, described in more detail in the section titled “Employment Agreements,” if Mr. Ullal’s employment is terminated by the company for any reason other than “Cause” or by Mr. Ullal for “Good Reason” (as those terms are defined in the agreement), the company must pay Mr. Ullal a lump-sum severance benefit equal to 15 months’ base salary, and the company must provide continued medical insurance coverage for Mr. Ullal and his dependents for 15 months following termination. In addition, in the event of such a termination in the first three years of Mr. Ullal’s employment, any unvested RSUs from his employment recruitment grant of 150,000 RSUs will vest in full. “Cause” is defined in Mr. Ullal’s agreement to include, among other things, willful and habitual breach of duties, acts of malfeasance, fraud or other acts of moral turpitude that cause material harm to the company, and acts or omissions that materially injure the business or reputation of the company. “Good Reason” is defined to include material reductions in Mr. Ullal’s title, authority, responsibilities, base salary or EFIP target participation level, requirements to relocate, or having to report to any person other than the CEO or board of directors. Although Mr. Ullal’s employment agreement does not provide for separate severance or other benefits in the event of a change-in-control, the cash payment and medical coverage severance benefits described above are provided under our Executive Severance Policy, which provides that it must be continued according to its terms by any successor to the company following a change-in-control. In the event the policy is not continued by the successor, then the closing of the change-in-control transaction would be treated as a not-for-cause termination, triggering the above-described cash payment and medical coverage severance benefits. Furthermore, in the event of a change-in-control, whether or not the Executive Severance Policy is continued by the successor, under our stock plan Mr. Ullal would become fully vested in all of his then-outstanding stock options, RSUs, PUs DSUs and other equity awards.

Under the above terms, if Mr. Ullal’s employment had been terminated on December 30, 2012, either by the company for any reason other than Cause or by Mr. Ullal for Good Reason, or if there had been a change-in-control of the company, the value of payments and other benefits that he would have been entitled to receive would have been as follows:

	Termination Other Than in Change in Control ($)	Termination and Change in Control ($)	Change in Control—No Termination ($)(3)
Severance Payment	562,500	562,500	—
Equity Awards(1)	2,110,500	2,110,500	2,110,500
Health Benefits Continuation(2)	17,062	17,062	—

(1)	Represents the value of unvested RSUs as of December 30, 2012.
(2)	Represents the present value of 15 months of continuing medical coverage equivalent to the company’s current level of coverage.
(3)	Assumes assumption of the Executive Severance Plan.

Arrangements with Other Named Executive Officers

With the exception of Mr. Thompson and Mr. Ullal, our executive officers, including Messrs. Frey, Chiang and Kinzer, do not have individual employment, severance or change-in-control agreements. However, they and other executive officers are entitled to receive benefits under our Executive Severance Policy.

Executive Severance Policy

We have an executive severance policy that provides severance benefits for executives at and above the executive director level, including Messrs. Frey, Chiang and Kinzer, if their employment were to be terminated by the company for reasons other than cause, as further described below. (Mr. Ullal’s benefits under the policy are described above under “Arrangements with COO.”) To be covered under the executive severance policy, the executive must be designated as a participant by the CEO and must agree to all of the terms and conditions under the policy, including (where legally enforceable) to a covenant not to compete against the company during and for one year following employment. The executive also must agree to release the company from any claims relating to the executive’s employment or termination in order to receive severance payments under the policy.

The executive severance policy defines “Cause” as a willful breach or habitual neglect of duties, acts of dishonesty, malfeasance or misappropriation, willful misconduct, fraud, embezzlement, bad faith, misrepresentation, or other acts of moral turpitude that would prevent the effective performance of the executive’s duties to the company or result in the executive’s personal profit, or any act or omission in the course of the executive’s employment with the company that materially injures the business or reputation of the company. If an executive is terminated for any reason other than cause, then the executive is entitled to receive an amount equal to the executive’s base compensation for a specified time period, depending on the executive’s job grade at the time of such termination. For Messrs. Frey, Chiang and Kinzer, this period is 12 months. In addition, upon any such termination event, we must provide continued health insurance coverage for the executive and his or her eligible dependents for the same time period as indicated above. Benefits are not provided under the policy in the event of terminations resulting from the executive’s death or disability. Benefits are not provided under the policy if the executive initiates the termination for “good reason” or any other reason.

There is no provision under the policy for payments in the event of a change in control. However, the policy provides that it must be continued according to its terms by any successor to the company following a change in control, and in the event the policy is not continued by the successor, then the closing of the change-in-control transaction would be treated as a not-for-cause termination, triggering the above-described severance benefits.

If, on December 30, 2012, the employment of Messrs. Frey, Chiang and Kinzer had been terminated by the company for any reason other than cause (as defined in the executive severance policy), or if there had been a change-in-control in which the successor did not continue the obligations of the Executive Severance Policy, then these executives would have been entitled to receive the amounts reported in the table below (reported as a severance benefit equal to twelve months of the executive’s monthly base salary and twelve months of continuing medical coverage equivalent to the company’s current level of coverage).

	Severance Benefit ($)	Continuing Medical Coverage ($)
Mark S. Frey	372,858	19,868
Justin Chiang	367,200	19,868
Daniel M. Kinzer	327,787	19,868

In addition, under our stock plan, in the event of a change in control of the company all of the named executive officers, including Messrs. Frey, Chiang and Kinzer, will become fully vested in all their then-outstanding stock options, RSUs, PUs DSUs and other equity awards. (The effect on Mr. Ullal’s equity awards is described above under “Arrangements with COO.”) If, on December 30, 2012, there had been a change in control of the company, then these executives would have been entitled to acceleration of their unvested equity awards in the amounts reported in the table below without termination of their employment in connection with the change in control.

Accelerated Vesting of Unvested Equity Awards Upon Change in Control— No Termination ($)(1)(2)
Mark S. Frey	1,526,806
Justin Chaing	1,506,602
Daniel M. Kinzer	525,641

(1)	The value of stock options is calculated by multiplying the number of accelerated options by the difference between the exercise price and the closing price of our common stock on December 30, 2012. On that date, the exercise price for the options included in this calculation was higher than the stock. The value of DSUs, RSUs and PUs is calculated by multiplying the number of accelerated underlying shares by the closing price of our common stock on December 30, 2012.
(2)	Represents the value of unvested and accelerated RSUs and PUs as of December 30, 2012.

Executive Disability Insurance.

Our executive officers are enrolled in the Executive Long-Term Disability Plan, which we fund through insurance. Executives are entitled to receive 60% of their monthly earnings to a maximum benefit of $15,000 per month in long-term disability benefit payments if they are deemed disabled. Disability is defined to mean, in effect, the executive’s inability to continue to perform his or her current responsibilities. The maximum period of payment is to Social Security normal retirement age if the individual is less than age 63 at the time of disability. If the individual is age 63 or older at the time of disability the maximum period of payment varies based on the executive’s age at the time of disability. Furthermore, the maximum payment period ranges from 36 months for those age 63 or more, to 12 months for those age 69 and over. If, on December 30, 2012, the employment of

Messrs. Thompson, Ullal, Frey, Chiang and Kinzer had been terminated as a result of their disability, then these executives would have been entitled to receive the maximum aggregate amounts reported in the table below.

Disability Payment ($)(1)
Mark S. Thompson	1,366,297
Vijay Ullal	1,559,717
Mark S. Frey	974,129
Justin Chiang	1,877,631
Daniel M. Kinzer	1,449,500

(1)	Represents the estimated lump-sum present value of all future payments that the named executives would be entitled to receive, applying a 6% discount rate. Messrs. Thompson, Ullal, Frey and Kinzer would be entitled to receive such payments until they reach age 66. Mr. Chiang would be entitled to receive such payments until he reaches age 67.

The foregoing descriptions reflect the amount of compensation that would have become payable to each of the named executive officers under existing plans and arrangements if the named executive’s employment had terminated and/or a change-in-control had occurred on December 30, 2012, given the named executive’s compensation and service levels as of such date and, if applicable, based on our closing stock price on that date. These amounts are in addition to benefits that were available without regard to the occurrence of any termination of employment or change in control, including under then-exercisable stock options, and benefits available generally to salaried employees. The actual amounts that would be paid upon a change in control or a named executive officer’s termination of employment can be determined only at the time of any such event. Due to the number of factors that affect the nature and amount of any benefits provided upon any such event, the actual amounts paid or distributed may be higher or lower than the amounts set forth in the foregoing description. Factors that could affect these amounts include the timing during the year of any such event, the company’s stock price and the executive’s age.

Securities Authorized for Issuance Under Equity Compensation Programs

The following table and related notes provide information about the number of stock options, DSUs, RSUs and PUs outstanding and authorized for issuance under all equity compensation plans of the company on December 30, 2012.

	Number of Shares of Common Stock Issuable Upon the Exercise of Outstanding Options, DSUs, RSUs and PUs(1)	Weighted-Average Exercise Price of Outstanding Options ($)(2)	Number of Shares Remaining Available for Future Issuance (Excluding Shares Underlying Outstanding Options, DSUs, RSUs and PUs)(3)
Equity compensation plans approved by stockholders(4)	7,056,374	15.22	11,627,806
Equity compensation plans not approved by stockholders(5)	75,000	17.86	—
Total	7,131,374	15.32	11,627,806

(1)	Other than as described here, the company had no warrants or rights outstanding or available for issuance under any equity compensation plan at December 30, 2012.
(2)	Does not include shares subject to DSUs, RSUs or PUs, which do not have an exercise price.
(3)	Represents 1,346,249 shares under the 2000 Executive Stock Option Plan (2000 Executive Plan) and 10,281,557 shares under the Fairchild Semiconductor 2007 Stock Plan (2007 Stock Plan). There were no shares remaining available for future issuance under the Fairchild Semiconductor Stock Plan (Stock Plan) on December 30, 2012.

(4)	Shares issuable include 29,550 options under the 2000 Executive Plan, 1,269,542 options under the Stock Plan and 558,863 options, 349,596 DSUs, 4,265,896 RSUs, and 582,927 PUs under the 2007 Stock Plan.
(5)	Represents 75,000 options granted to Mr. Frey, in March 2006, as recruitment-related grants. This equity award was made under the NYSE exemption for employment inducement awards. The equity award is covered by a separate award agreement. The options vest in equal installments over the four-year period following their grant date, have an eight-year term and have an exercise price per share equal to the fair market value of the company’s common stock on the grant date.

The material terms of the 2000 Executive Plan, the 2007 Stock Plan and the Prior Plan are described in Note 8 to our consolidated financial statements included in our annual report on Form 10-K for the fiscal year ended December 30, 2012, and the 2000 Executive Plan and the Prior Plan are included as exhibits to that annual report. The material terms of the 2007 Stock Plan are also described under Proposal 2 of this proxy statement, and the 2007 Stock Plan, with our proposed amendment, is included as Exhibit A to this proxy statement.

STOCK OWNERSHIP BY 5% STOCKHOLDERS,

DIRECTORS AND CERTAIN EXECUTIVE OFFICERS

The following table provides stock ownership information for each stockholder known to the company to beneficially own more than 5% of our common stock, for each director (all nominees for the upcoming term currently serve on the board), for each executive officer named in the Summary Compensation Table above and for all directors and executive officers (including those not named in the Summary Compensation Table) as a group. Figures are based on beneficial ownership and the number of shares outstanding as reported to the Securities Exchange Commission on or before February 21, 2013. Ownership consists of sole voting and sole investment power, except as indicated in the notes below, and except for shares registered in the name of children sharing the same household or subject to any community property laws.

	No. of Shares	% of Common Shares Outstanding
Royce & Associates LLC(1)	13,780,571	10.85%
745 Fifth Avenue
New York, NY 10151

Blackrock, Inc.(2)	9,376,418	7.38%
40 East 52nd Street
New York, NY 10022

Wellington Management Company LLP(3)	7,111,887	5.60%
280 Congress Street
Boston, MA 02210

Dimensional Fund Advisors, LP(4)	6,914,609	5.44%
6300 Bee Cave Road
Austin, TX 78746

Vanguard Group, Inc.(5)	6,768,832	5.33%
100 Vanguard Blvd.
Malvern, PA 19355

Fidelity Management & Research(6)	6,682,858	5.26%
82 Devonshire Street
Boston, MA 02109

Mark S. Thompson(7)	952,658	*
Vijay Ullal(7)	—	*
Mark S. Frey(7)	104,400	*
Justin Chiang(7)	124,893	*
Charles P. Carinalli(7)	52,000	*
Randy W. Carson(7)	20,000	*
Anthony Lear(7)	—	*
Terry Klebe(7)	—	*
Thomas L. Magnanti(7)	24,688	*
Kevin J. McGarity(7)	27,500	*
Bryan R. Roub(7)	30,000	*
Ronald W. Shelly(7)	2,000	*
* All directors and executive officers as a group (15 persons)	1,535,908	1.21%

*	Less than 1%
(1)

Includes various accounts managed by Royce & Associates, LLC, have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of shares of the issuer. The interest of one account, Royce Premier Fund and investment company registered under the Investment Company Act of 1040 and managed by Royce & Associates, LLC, amounted to 6,508,112 shares or 5.13% of the total shares outstanding.
(2)	Includes BlackRock Advisors, LLC, BlackRock Capital Management, Inc., BlackRock Investment Management, LLC, BlackRock (Luxembourg) S.A., BlackRock Fund Managers Limited, BlackRock Asset Management Australia Limited, BlackRock Asset Management Canada Limited, BlackRock Advisors (UK) Limited, BlackRock Fund Advisors, BlackRock International Limited, BlackRock Institutional Trust Company, N.A., BlackRock Japan Co. Ltd., BlackRock Investment Management (UK) Limited.
(3)	The securities as to which this Schedule is filed by Wellington Management, in its capacity as investment adviser, are owned of record by clients of Wellington Management. Those clients have the right to receive, or the power to direct the receipt of, dividends from, or the proceeds from the sale of, such securities. No such client is known to have such right or power with respect to more than five percent of this class of securities.
(4)	Dimensional Fund Advisors LP, an investment adviser registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts (such investment companies, trusts and accounts, collectively referred to as the “Funds”). In certain cases, subsidiaries of Dimensional Fund Advisors LP may act as an adviser or sub-adviser to certain Funds. In its role as investment advisor, sub-adviser and/or manager, neither Dimensional Fund Advisors LP or its subsidiaries (collectively, “Dimensional”) possess voting and/or investment power over the securities of the Issuer that are owned by the Funds, and may be deemed to be the beneficial owner of the shares of the Issuer held by the Funds. However, all securities reported in this schedule are owned by the Funds. Dimensional disclaims beneficial ownership of such securities. In addition, the filing of this Schedule 13G shall not be construed as an admission that the reporting person or any of its affiliates is the beneficial owner of any securities covered by this Schedule 13G for any other purposes than Section 13(d) of the Securities Exchange Act of 1934.
(5)	Vanguard Fiduciary Trust Company (“VFTC”), a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 84,507 shares or .06% of the Common Stock outstanding of the Company as a result of its serving as investment manager of collective trust accounts. Vanguard Investment Australia, Ltd. (“VIA”), a wholly-owned subsidiary of The Vanguard Group, Inc. is the beneficial owner of 6,700 shares or .01% of the Common Stock outstanding of the Issuer as a result of its serving as investment manager of Australian investment offerings.
(6)	Fidelity Management & Research Company (“Fidelity”), 82 Devonshire Street, Boston, Massachusetts 109, a wholly-owned subsidiary of FMR LLC and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 6,682,858 res or 5.264% of the Common Stock outstanding of Fairchild Semiconductor International Incorporated (“the Company”) as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. Edward C. Johnson 3d and FMR LLC, through its control of Fidelity, and the funds each has sole power to dispose of the 6,682,858 shares owned by the Funds. Members of the family of Edward C. Johnson 3d, Chairman of FMR LLC, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Edward C. Johnson 3d, Chairman of FMR LLC, has the sole power to vote or direct the voting of the shares owned directly by the Fidelity Funds, which power resides with the Funds’ Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the Funds’ Boards of Trustees.

(7)	Shares reported include those underlying stock options and other stock unit awards that were exercisable on December 30, 2012 or within 60 days after that date in the following amounts:

	Stock Options	Stock Unit Awards
Mr. Thompson	544,400	108,035
Mr. Ullal	—	—
Mr. Frey	104,400	24,816
Mr. Chiang	47,300	23,380
Mr. Kinzer	78,600	5,589
Mr. Carinalli	—	—
Mr. Carson	—	—
Mr. Klebe	—	—
Mr. Lear	—	—
Mr. Magnanti	—	—
Mr. McGarity	—	—
Mr. Roub	—	—
Mr. Shelly	—	—
All directors and executive officers as a group (15 persons)	774,700	161,820

SECTION 16(a) BENEFICIAL OWNERSHIP

REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the company’s directors and executive officers, and persons who own more than 10% of the company’s common stock, to file reports of ownership and changes in ownership of the common stock and other equity securities of the company with the Securities and Exchange Commission and the New York Stock Exchange. Based solely on our review of the copies of such reports received by the company, we believe that all officers, directors and 10% stockholders complied with all applicable Section 16(a) filing requirements during the fiscal year 2012.

2014 STOCKHOLDER PROPOSALS

In the event that a stockholder desires to have a proposal included in the proxy statement and form of proxy for the annual meeting of stockholders to be held in 2014 pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, the proposal must be received by the company in writing on or before the close of business on January 8, 2014, and must comply in all respects with applicable rules and regulations of the Securities and Exchange Commission and the laws of the State of Delaware. Stockholder proposals may be mailed to:

Attention: Corporate Secretary

Fairchild Semiconductor International, Inc.

3030 Orchard Parkway

San Jose, California 95134

Our bylaws require that any stockholder wishing to introduce a proposal or other business (other than nominations of candidates for election as director) that is not included in the proxy statement pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 at an annual meeting of stockholders must give the company written notice at least 60 days and not more than 90 days in advance of the first anniversary of the prior year’s annual meeting, provided, however, that in the event that the date of the meeting is changed by more than 30 days from such anniversary date, notice by the stockholder to be timely must be received no later than the close of business on the 10th day following the earlier of the day on which notice of the date of the meeting was mailed or public disclosure was made, and that notice must meet certain requirements set forth in the bylaws. Our bylaws also set forth requirements for any stockholder wishing to nominate a candidate for election as a director at the annual meeting. Our bylaws require that any stockholder intending to make a nomination provide written notice of the stockholder’s intention to make such nomination not less than 60 days prior to the annual meeting at which such nomination is to occur and the notice must meet certain requirements set forth in the bylaws. These notices should be sent to the Corporate Secretary at Fairchild Semiconductor International, Inc., 82 Running Hill Road, South Portland, Maine, 04106. For the 2014 annual meeting, a proposal or other business (other than nominations of candidates for election as director) that is not included in the proxy statement pursuant to Rule 14a-8 must be received by not earlier than February 7, 2014 and not later than March 9, 2014 and any nomination of a candidate for election as a director at the annual meeting must be received by March 9, 2014.

Our bylaws are available through our corporate governance website at http://governance.fairchildsemi.com or by visiting our investor relations web site at http://investor.fairchildsemi.com and clicking on “Corporate Governance.” Stockholders may also request a copy of the bylaws from the corporate secretary by writing to the above address.

HOW TO GET MORE INFORMATION AND MATERIALS

We file annual, quarterly and special reports and other information with the SEC in addition to our proxy statements. You may read and copy any reports, statements and other information we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call (800) SEC-0330 for further information on the Public Reference Room. The SEC maintains an Internet web site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. Our filings are also available to the public at the web site maintained by the SEC, http://www.sec.gov.

We also make available, free of charge, through our corporate governance web site or by contacting the office of our corporate secretary by mail, telephone or email, any of the following documents:

•	our corporate charter (known as our Certificate of Incorporation);

•	our corporate bylaws;

•	our Corporate Governance Guidelines;

•	our Corporate Responsibility Policy;

•	our Code of Business Conduct and Ethics;

•	the charters of any of the three standing committees of our board of directors; or

•	our Annual Report on Form 10-K for our fiscal year ended December 30, 2012.

To access and print these documents electronically, or to request that free copies be emailed to you or sent to you via first-class mail, choose any of the following options:

•

visit our corporate governance web site at http://governance.fairchildsemi.com, or go to our investor relations web site at http://investor.fairchildsemi.com and click on the links under “Corporate Governance.” On our governance web site you can find updated information about our board and corporate governance and information on how to contact our board of directors, its committees and their members;

•	email the office of the Corporate Secretary at corpsecretary@fairchildsemi.com;

•	write via first-class mail to: Corporate Secretary/Fairchild Semiconductor/82 Running Hill Road/South Portland, ME 04106; or

•	call the office of the Corporate Secretary at (207) 775-8100.

We also make available, free of charge, through our investor relations web site, our reports on Forms 10-K, 10-Q and 8-K, amendments to those reports, and other SEC filings, as soon as reasonably practicable after they are filed with the SEC. The address for our investor relations web site is http://investor.fairchildsemi.com (click on “SEC filings”).

The SEC’s “householding” rules permit us to deliver only one set of proxy materials to stockholders who share an address unless otherwise requested. If you share an address with another stockholder and have received only one set of proxy materials, you may request a separate copy of these materials at no cost to you by calling the office of the corporate secretary at (207) 775-8100 or by writing to us at the address given above. For future annual meetings, you may request separate voting materials, or request that we send only one set of proxy materials to you if you are receiving multiple copies, by calling or writing to us at the number or address given above. If you are a beneficial owner and wish in the future to receive a separate set of proxy materials for each brokerage account through which you may own our shares or if your household is currently receiving multiple copies of the proxy materials and you would like in the future to receive only a single set of proxy materials at your address, please contact Broadridge Householding Department by mail at 51 Mercedes Way, Edgewood, NY 11717, or by calling 1-800-542-1061, and indicate your name, the name of each of your brokerage firms or banks where your shares are held, and your account numbers. We will promptly deliver to a stockholder who received one copy of the proxy materials as the result of householding a separate copy of the materials upon the stockholder’s written or oral request to through the methods set forth above.

COSTS OF SOLICITING PROXIES

The company is paying all costs to prepare, assemble and mail the notice of annual meeting, proxy statement and proxy card. In addition to the use of the mail, proxies may be solicited by directors, officers and regular employees of the company, without additional compensation, in person, by telephone or e-mail. In addition, the company has retained Phoenix Advisory Partners to provide proxy solicitation services including the distribution of proxy materials and the solicitation of proxies, for a fee of $9,000, plus out-of-pocket expenses and additional fees for follow-up contacts. Fairchild Semiconductor will reimburse brokerage firms and other nominee holders for their expenses in forwarding proxy material to beneficial owners of the company’s common stock.

Exhibit A

FAIRCHILD SEMICONDUCTOR 2007 STOCK PLAN

1. Purpose

The purpose of the Fairchild Semiconductor 2007 Stock Plan is to give the Company a competitive advantage in attracting, retaining and motivating officers, employees, Nonemployee Directors and individual consultants and to provide the Company and its Subsidiaries and Affiliates with a stock plan providing incentives for future performance of services directly linked to the profitability of the Company’s businesses and increases in Company stockholder value. The Plan provides for the grant of Incentive and Nonqualified Stock Options, Stock Appreciation Rights, Restricted Stock and Deferred Stock Units, any of which may be performance-based, and for Incentive Bonuses, which may be paid in cash or stock or a combination thereof, as determined by the Administrator.

2. Definitions

As used in the Plan, the following terms shall have the meanings set forth below:

(a) “Administrator” means the Administrator of the Plan in accordance with Section 18.

(b) “Affiliate” means a corporation or other entity controlled by, controlling or under common control with the Company.

(c) “Award” means an Incentive Stock Option, Nonqualified Stock Option, Stock Appreciation Right, Restricted Stock, Deferred Stock Unit or Incentive Bonus granted to a Participant pursuant to the provisions of the Plan, any of which the Administrator may structure to qualify in whole or in part as a Performance Award.

(d) “Award Agreement” means a written agreement or other instrument as may be approved from time to time by the Administrator implementing the grant of each Award. An Agreement may be in the form of an agreement to be executed by both the Participant and the Company (or an authorized representative of the Company) or certificates, notices or similar instruments as approved by the Administrator.

(e) “Award Cycle” means a period of consecutive fiscal years or portions thereof designated by the Administrator over which Deferred Stock Units are to be earned.

(f) “Board” means the board of directors of the Company.

(g) “Cause” means, unless otherwise provided by the Administrator in the terms and conditions of a particular Award, (i) “Cause” pursuant to any Individual Agreement to which the Participant is a party that is then in effect, or (ii) if there is no such Individual Agreement or if it does not define Cause, termination of the Participant’s employment by the Company or any of its Affiliates or Subsidiaries because of (A) the Participant’s commission or conviction of a felony under federal law or the law of the state in which such action occurred, (B) the Participant’s dishonesty in the course of fulfilling the Participant’s employment duties, (C) the Participant’s willful and deliberate failure to perform his or her employment duties in any material respect, or (D) in the case of a termination prior to a Change in Control, such other events as shall be determined by the Administrator. The Administrator shall, unless otherwise provided in an Individual Agreement with the Participant, have the sole discretion to determine whether “Cause” exists, and its determination shall be final.

(h) “Change in Control” and “Change in Control Price” have the meanings set forth in Sections 12(b) and (c), respectively.

(i) “Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rulings and regulations issues thereunder.

(j) “Company” means Fairchild Semiconductor International, Inc., a Delaware corporation.

(k) “Deferred Stock Unit” means an Award granted to a Participant pursuant to Section 8 pursuant to which Shares or cash in lieu thereof may be issued in the future.

(l) “Disability” means, unless otherwise provided by the Administrator in the terms and conditions of a particular Award, a Participant being considered “disabled” as defined in Section 409A(a)(2)(C) of the Code.

(m) “Early Retirement” means the termination of a Participant’s employment or service, by the Participant or the Company, following which the Participant has no intention of engaging in, and does not in fact subsequently engage in, full-time employment, after attaining age 55, if the Participant’s elapsed years of continuous full-time employment or service with the Company or an Affiliate plus the Participant’s age equals 65 or more; provided that for any Nonemployee Director, it means the termination of the Nonemployee Director’s service with the Company or an Affiliate, after attaining age 55, if the Nonemployee Director’s elapsed years of continuous service with the Company or an Affiliate plus the Nonemployee Director’s age equals 65 or more.

(n) “Fair Market Value” means, as of any given date, the closing sales price on such date during normal trading hours (or, if there are no reported sales on such date, on the last date prior to such date on which there were sales) of the Shares on the New York Stock Exchange Composite Tape or, if not listed on such exchange, on any other national securities exchange on which the Shares are listed or on NASDAQ, in any case, as reporting in such source as the Administrator shall select. If there is no regular public trading market for such Shares, the Fair Market Value of the Shares shall be determined by the Administrator in good faith and in compliance with Section 409A of the Code.

(o) “Good Reason” means a Termination of Employment for “Good Reason” pursuant to an Individual Agreement to which the Participant is a party that is then in effect. If a Participant does not have an Individual Agreement, or if it does not define Good Reason, no Termination of Employment for that Participant shall be considered to be for “Good Reason.”

(p) “Incentive Bonus” means a bonus opportunity awarded under Section 9 pursuant to which a Participant may become entitled to receive an amount based on satisfaction of such performance criteria as are specified in the Award Agreement.

(q) “Incentive Stock Option” means a stock option that is intended to qualify as an “incentive stock option” within the meaning of Section 422 of the Code.

(r) “Individual Agreement” means a written employment, consulting or similar agreement, including the Company’s Executive Severance Policy, between a Participant and the Company or one of its Subsidiaries or Affiliates.

(s) “Nonemployee Director” means each person who is, or is elected to be, a member of the Board and who is not an employee of the Company or any Subsidiary.

(t) “Nonqualified Stock Option” means a stock option that is not intended to qualify as an “incentive stock option” within the meaning of Section 422 of the Code.

(u) “Normal Retirement” means retirement from active employment or service with the Company, a Subsidiary or Affiliate at or after age 65.

(v) “Option” means an Incentive Stock Option and/or a Nonqualified Stock Option granted pursuant to Section 6 of the Plan.

(w) “Participant” means any individual described in Section 3 to whom Awards have been granted from time to time by the Administrator and any authorized transferee of such individual.

(x) “Performance Award” means an Award, the grant, issuance, retention, vesting or settlement of which is subject to satisfaction of one or more Qualifying Performance Criteria established pursuant to Section 13.

(y) “Plan” means Fairchild Semiconductor 2007 Stock Plan as set forth herein and as amended from time to time.

(z) “Prior Plan” means the Fairchild Semiconductor Stock Plan, as amended and restated as of May 3, 2006.

(aa) “Qualifying Performance Criteria” has the meaning set forth in Section 13(b).

(bb) “Retirement” means Normal Retirement or Early Retirement. For the avoidance of doubt, the definitions of Retirement herein are solely for the purposes of the Plan and for no other purpose, provided, however, that the definitions are incorporated by reference into the Company’s Executive Severance Plan.

(cc) “Restricted Stock” means Shares granted pursuant to Section 8 of the Plan.

(dd) “Share” means a share of the Company’s common stock, par value $.01, subject to adjustment as provided in Section 12(d).

(ee) “Stock Appreciation Right” means a right granted pursuant to Section 7 of the Plan that entitles the Participant to receive, in cash or Shares or a combination thereof, as determined by the Administrator, value equal to or otherwise based on the excess of (i) the market price of a specified number of Shares at the time of exercise over (ii) the exercise price of the right, as established by the Administrator on the date of grant.

(ff) “Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company where each of the corporations in the unbroken chain other than the last corporation owns stock possessing at least 50 percent or more of the total combined voting power of all classes of stock in one of the other corporations in the chain, and if specifically determined by the Administrator in the context other than with respect to Incentive Stock Options, may include an entity in which the Company has a significant ownership interest or that is directly or indirectly controlled by the Company.

(gg) “Substitute Awards” means Awards granted or Shares issued by the Company in assumption of, or in substitution or exchange for, awards previously granted, or the right or obligation to make future awards, by a corporation acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines.

(hh) “Termination of Employment” means ceasing to serve as a full-time employee of the Company and its Subsidiaries of Affiliates, or, with respect to a service provider, ceasing to serve as such for the Company, except that with respect to all or any Awards held by a Participant (i) the Administrator may determine, subject to Section 6(d), that an approved leave of absence or approved employment on a less than full-time basis is not considered a “Termination of Employment,” (ii) the Administrator may determine that a transition of employment to service with a partnership, joint venture or corporation not meeting the requirements of a Subsidiary in which the Company or a Subsidiary is a party is not considered a “Termination of Employment,” (iii) service as a member of the Board or other service provider shall constitute continued employment with respect to Awards granted to a Participant while he or she served as an employee and (iv) service as an employee or other service provider of the Company or a Subsidiary or Affiliate shall constitute continued employment with respect to Awards granted to a Participant while he or she served as a member of the Board. A Participant employed by, or performing services for, a Subsidiary or an Affiliate shall also be deemed to incur a Termination of Employment if the Subsidiary or Affiliate ceases to be such a Subsidiary or an Affiliate, as the case may be, and the Participant does not immediately thereafter become an employee, or service-provider for, the Company or another Subsidiary or Affiliate.

3. Eligibility

Any person who is a current or prospective officer or employee (within the meaning of Section 303A.08 of the New York Stock Exchange Listed Company Manual), including any director who is also an employee, in his or her capacity as such, of the Company or of any Subsidiary shall be eligible for selection by the Administrator for the grant of Awards hereunder. To the extent provided by Section 5(d), any Nonemployee Director shall be eligible for the grant of Awards hereunder as determined by the Administrator. In addition, any service provider who has been retained to provide consulting, advisory or other services to the Company or to any Subsidiary shall be eligible for selection by the Administrator for the grant of Awards hereunder. Options intending to qualify as Incentive Stock Options may only be granted to employees of the Company or any Subsidiary within the meaning of the Code, as selected by the Administrator. For purposes of this Plan, the Chairman of the Board’s status as an employee shall be determined by the Administrator.

4. Effective Date and Termination of Plan

This Plan was adopted by the Board as of February 14, 2007, and became effective on May 2, 2007 (the “Effective Date”) when it was approved by the Company’s stockholders. All Awards granted under this Plan are subject to, and may not be exercised before, the approval of this Plan by the stockholders prior to the first anniversary date of the adoption of the Plan by the Board, by the affirmative vote of the holders of a majority of the outstanding Shares of the Company present, or represented by proxy, and entitled to vote, at a meeting of the Company’s stockholders or by written consent in accordance with the laws of the State of Delaware; provided that if such approval by the stockholders of the Company is not forthcoming, all Awards previously granted under this Plan shall be void. The Plan shall remain available for the grant of Awards until the tenth (10th) anniversary of the Effective Date. Notwithstanding the foregoing, the Plan may be terminated at such earlier time as the Board may determine. Termination of the Plan will not affect the rights and obligations of the Participants and the Company arising under Awards theretofore granted and then in effect.

5. Shares Subject to the Plan and to Awards

(a) Aggregate Limits. The aggregate number of Shares issuable pursuant to all Awards shall not exceed 27,388,118; plus (i) any Shares that were authorized for issuance under the Prior Plan that, as of May 2, 2007, remained available for issuance under the Prior Plan (not including any Shares that were subject to, as of May 2, 2007, outstanding awards under the Prior Plan or any Shares that prior to May 2, 2007, were issued pursuant to awards granted under the Prior Plan that were settled or exercised); plus ~~and~~ (ii) any Shares that were subject to outstanding awards under the Prior Plan as of May 2, 2007 that on or after such date cease for any reason to be subject to such awards (other than by reason of exercise or settlement of the awards to the extent they are exercised for or settled in vested and nonforfeitable shares); plus (iii) any Shares that were subject to outstanding awards under the 2000 Executive Stock Option Plan as of May 2, 2007 that on or after such date cease for any reason to be subject to such awards as a result of their expiration and which are not thereafter subject to awards under the 2000 Executive Stock Option Plan; provided that any Shares granted under Options or Stock Appreciation Rights shall be counted against this limit on a one-for-one basis and any Shares granted as Awards other than Options or Stock Appreciation Rights shall be counted against this limit as two (2) Shares for every one (1) Share subject to such Award. The aggregate number of Shares available for grant under this Plan and the number of Shares subject to outstanding Awards shall be subject to adjustment as provided in Section 12(d). The Shares issued pursuant to Awards granted under this Plan may be shares that are authorized and unissued or shares that were reacquired by the Company, including shares purchased in the open market.

(b) Issuance of Shares. For purposes of Section 5(a), the aggregate number of Shares issued under this Plan at any time shall equal only the number of Shares actually issued upon exercise or settlement of an Award. Notwithstanding the foregoing, Shares subject to an Award under the Plan may not again be made available for issuance under the Plan if such Shares are: (i) Shares that were subject to a stock-settled Stock Appreciation Right and were not issued upon the net settlement or net exercise of such Stock Appreciation Right, (ii) Shares used to pay the exercise price of an Option, (iii) Shares delivered to or withheld by the Company to pay the withholding taxes related an Option or a Stock Appreciation Right, or (iv) Shares repurchased on the open market with the proceeds of an Option exercise. Shares subject to Awards that have been canceled, expired, forfeited or otherwise not issued under an Award and Shares subject to Awards settled in cash shall not count as Shares issued under this Plan.

(c) Tax Code Limits. The aggregate number of Shares subject to Options or Stock Appreciation Rights granted under this Plan during any calendar year to any one Participant shall not exceed 2,000,000, which number shall be calculated and adjusted pursuant to Section 12(d) only to the extent that such calculation or adjustment will not affect the status of any Award intended to qualify as “performance based compensation” under Section 162(m) of the Code, but which number shall not count any tandem SARs (as defined in Section 7). The aggregate number of Shares granted as Awards other than Options or Stock Appreciation Rights that are intended to satisfy the requirements for “performance based compensation” under Section 162(m) of the Code during any calendar year to any one Participant shall not exceed 500,000, which number shall be calculated and adjusted pursuant to Section 12(d) only to the extent that such calculation or adjustment will not affect the status of any Award intended to qualify as “performance based compensation” under Section 162(m) of the Code. The aggregate number of Shares that may be issued pursuant to the exercise of Incentive Stock Options granted under this Plan shall not exceed 1,000,000, which number shall be calculated and adjusted pursuant to Section 12(d) only to the extent that such calculation or adjustment will not affect the status of any option intended to qualify as an Incentive Stock Option under Section 422 of the Code. The maximum amount payable pursuant to that portion of an Incentive Bonus granted in any calendar year to any Participant under this Plan that is intended to satisfy the requirements for “performance based compensation” under Section 162(m) of the Code shall not exceed five million dollars ($5,000,000).

(d) Nonemployee Director Awards. The aggregate number of Shares subject to Options and Stock Appreciation Rights granted under this Plan during any calendar year to any one Nonemployee Director shall not exceed 30,000, and the aggregate number of Shares issued or issuable under all Awards granted under this Plan other than Options or Stock Appreciation Rights during any calendar year to any one Nonemployee Director shall not exceed 15,000; provided, however, that (A) in the term of service in which a Nonemployee Director first joins the Board of Directors, the maximum number of shares subject to Awards granted to such Nonemployee Director may be up to two hundred percent (200%) of the number of shares set forth in the foregoing limits (provided, further, that, in the event such Nonemployee Director first joins the Board of Directors in the position of Chairman of the Board of Directors or Lead Director, the maximum number of shares subject to Awards granted to such Nonemployee Director may be up to three hundred percent (300%) of the number of shares set forth in the foregoing limits), and (B) in the annual term of the Board of Directors in which a Nonemployee Director is designated as independent Chairman of the Board of Directors or Lead Director, the maximum number of shares subject to Awards granted to such Nonemployee Director may be up to two hundred percent (200%) of the number of shares set forth in the foregoing limits. The foregoing limits shall not count any tandem SARs (as defined in Section 7).

(e) Substitute Awards. Substitute Awards shall not reduce the Shares authorized for issuance under the Plan or authorized for grant to a Participant in any calendar year. Additionally, in the event that a corporation acquired by the Company or any Subsidiary, or with which the Company or any Subsidiary combines, has shares available under a pre-existing plan approved by stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the Shares authorized for issuance under the Plan; provided that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not employees, directors or consultants of the Company or its Subsidiaries immediately before such acquisition or combination.

6. Options

(a) Option Awards. Options may be granted at any time and from time to time prior to the termination of the Plan to Participants as determined by the Administrator. No Participant shall have any rights as a stockholder with respect to any Shares subject to Option hereunder until said Shares have been issued, except that the

Administrator may authorize dividend equivalent accruals with respect to such Shares. Each Option shall be evidenced by an Award Agreement. Such Award Agreements shall become effective upon execution by the Company and the Participant. If such an Award Agreement is not executed by the Participant and returned to the Company on or prior to 90 days after the date the Award Agreement is received by the Participant (or such earlier date as the Administrator may specify), such Option shall terminate unless the Administrator shall determine otherwise. Options granted pursuant to the Plan need not be identical but each Option must contain and be subject to the terms and conditions set forth below.

(b) Price. The Administrator will establish the exercise price per Share under each Option, which, in no event will be less than the Fair Market Value of the Shares on the date of grant; provided, however, that the exercise price per Share with respect to an Option that is granted in connection with a merger or other acquisition as a substitute or replacement award for options held by optionees of the acquired entity may be less than 100% of the market price of the Shares on the date such Option is granted if such exercise price is based on a formula set forth in the terms of the options held by such optionees or in the terms of the agreement providing for such merger or other acquisition. The exercise price of any Option may be paid in Shares, cash or a combination thereof, as determined by the Administrator, including an irrevocable commitment by a broker to pay over such amount from a sale of the Shares issuable under an Option, the delivery of previously owned Shares and withholding of Shares otherwise deliverable upon exercise.

(c) No Repricing. Other than in connection with a change in the Company’s capitalization (as described in Section 12) the exercise price of an Option may not be reduced without stockholder approval (including canceling previously awarded Options and regranting them with a lower exercise price).

(d) Provisions Applicable to Options. The date on which Options become exercisable shall be determined at the sole discretion of the Administrator and set forth in an Award Agreement. Unless provided otherwise in the applicable Award Agreement, to the extent that the Administrator determines that an approved leave of absence or employment on a less than full-time basis is not a Termination of Employment, the vesting period and/or exercisability of an Option shall be adjusted by the Administrator during or to reflect the effects of any period during which the Participant is on an approved leave of absence or is employed on a less than full-time basis.

(e) Term of Options and Termination of Employment: The Administrator shall establish the term of each Option, which in no case shall exceed a period of ten (10) years from the date of grant. Unless an Option earlier expires upon the expiration date established pursuant to the foregoing sentence, upon the termination of the Participant’s employment, his or her rights to exercise an Option then held shall be only as follows, unless the Administrator specifies otherwise:

(1) Death. Unless otherwise determined by the Administrator (including under an Individual Agreement), if a Participant incurs a Termination of Employment by reason of death, any Option held by such Participant may thereafter be exercised, to the extent then exercisable, or on such accelerated basis as the Administrator may determine, for a period of five years (or such other period as the Administrator may specify in the Award Agreement) from the date of such death or until the expiration of the stated term of such Option, whichever period is the shorter.

(2) Disability. Unless otherwise determined by the Administrator (including under an Individual Agreement), if a Participant incurs a Termination of Employment by reason of Disability, any Option held by such Participant may thereafter be exercised by the Participant, to the extent it was exercisable at the time of termination, or on such accelerated basis as the Administrator may determine, for a period of five years (or such other period as the Administrator may specify in the Award Agreement) from the date of such Termination of Employment or until the expiration of the stated term of such Option, whichever period is the shorter; provided, however, that if the Participant dies within such period, any unexercised Option held by such Participant shall, notwithstanding the expiration of such period, continue to be exercisable to the extent to which it was exercisable at the time of death for a period of at least 12 months from the date of such death or until the expiration of the stated term of such Option, whichever period is the shorter.

(3) Retirement. Unless otherwise determined by the Administrator (including under an Individual Agreement), if a Participant incurs a Termination of Employment by reason of Retirement, any Option held by such Participant may thereafter be exercised by the Participant, to the extent it was exercisable at the time of such Retirement, or on such accelerated basis as the Administrator may determine, for a period of five years (or such other period as the Administrator may specify in the Award Agreement) from the date of such Termination of Employment or until the expiration of the stated term of such Option, whichever period is the shorter; provided, however, that if the Participant dies within such period any unexercised Option held by such Participant shall, notwithstanding the expiration of such period, continue to be exercisable to the extent to which it was exercisable at the time of death for a period of at least 12 months from the date of such death or until the expiration of the stated term of such Option, whichever period is the shorter.

(4) Involuntary Termination Not for Cause. Unless otherwise determined by the Administrator (including under an Individual Agreement), if a Participant incurs a Termination of Employment that is involuntary on the part of the Participant and not for Cause or a result of death, Disability or Retirement, any Option held by such Participant may thereafter be exercised by the Participant, to the extent it was exercisable at the time of such termination, or on such accelerated basis as the Administrator may determine, for a period of 90 days (or such other period as the Administrator may specify in the Award Agreement) from the date of such Termination of Employment or until the expiration of the stated term of such Option, whichever period is the shorter.

(5) Other Reasons. Unless otherwise determined by the Administrator (including under an Individual Agreement): (A) if a Participant incurs a Termination of Employment for Cause, all Options held by such Participant shall thereupon terminate; (B) if a Participant incurs a Termination of Employment for any reason other than for Cause, death, Disability, Retirement or as provided in Section 6(e)(4), including a Termination of Employment that is voluntary on the part of the Participant and not involving Retirement, any Option held by such Participant may thereafter be exercised by the Participant, to the extent it was exercisable at the time of such termination, or on such accelerated basis as the Administrator may determine, for a period of 30 days (or such other period as the Administrator may specify in the Award Agreement) from the date of such Termination of Employment or until the expiration of the stated term of such Option, whichever period is the shorter. Notwithstanding any other provision of this Plan to the contrary, in the event that, during the 24-month period following a Change in Control, a Participant incurs a Termination of Employment (1) by the Company other than for Cause or (2) by reason of the Participant’s resignation for Good Reason, any Option held by such Participant may thereafter be exercised by the Participant, to the extent it was exercisable at the time of termination, or on such accelerated basis as the Administrator may determine, for (x) the longer of (i) one year from such date of termination or (ii) such other period as may be provided in the Plan for such Termination of Employment or as the Administrator may provide in the Award Agreement or any Individual Agreement, or (y) until expiration of the stated term of such Option, whichever period is the shorter.

(f) Incentive Stock Options. Notwithstanding anything to the contrary in this Section 6, in the case of the grant of an Option intending to qualify as an Incentive Stock Option: (i) if the Participant owns stock possessing more than 10 percent of the combined voting power of all classes of stock of the Company (a “10% Stockholder”), the exercise price of such Option must be at least 110 percent of the fair market value of the Shares on the date of grant and the Option must expire within a period of not more than five (5) years from the date of grant, and (ii) Termination of Employment will occur when the person to whom an Award was granted ceases to be an employee (as determined in accordance with Section 3401(c) of the Code and the regulations promulgated thereunder) of the Company and its Subsidiaries. Notwithstanding anything in this Section 6 to the contrary, options designated as Incentive Stock Options shall not be eligible for treatment under the Code as Incentive Stock Options (and will be deemed to be Nonqualified Stock Options) to the extent that either (a) the aggregate fair market value of Shares (determined as of the time of grant) with respect to which such Options are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any Subsidiary) exceeds $100,000, taking Options into account in the order in which they were granted, or (b) such Options otherwise remain exercisable but are not exercised within three (3) months of Termination of Employment (or such other period of time provided in Section 422 of the Code).

(g) Cashing Out of Option. On receipt of written notice of exercise, the Administrator may elect to cash out all or part of the portion of the Shares for which an Option is being exercised by paying the Participant an amount, in cash or Shares, equal to the excess of the per Share Fair Market Value of the Shares over the per Share exercise price of the Option times the number of Shares for which the Option is being exercised on the effective date of such cash-out.

(h) Change in Control Cash-Out. Notwithstanding any other provision of the Plan, during the 60-day period from and after a Change in Control (the “Exercise Period”), if the Administrator shall determine at the time of grant or thereafter, a Participant shall have the right, whether or not the Option is fully exercisable and in lieu of the payment of the exercise price for the Shares being purchased under the Option and by giving notice to the Company, to elect (within the Exercise Period) to surrender all or part of the Option to the Company and to receive cash, within 30 days of such election, in an amount equal to the amount by which the Change in Control Price per Share on the date of such election shall exceed the exercise price per Share under the Option multiplied by the number of Shares granted under the Option as to which the right granted under this Section 6(h) shall have been exercised.

7. Stock Appreciation Rights

Stock Appreciation Rights may be granted to Participants from time to time either in tandem with or as a component of other Awards granted under the Plan (“tandem SARs”) or not in conjunction with other Awards (“freestanding SARs”) and may, but need not, relate to a specific Option granted under Section 6. The provisions of Stock Appreciation Rights need not be the same with respect to each grant or each recipient. Any Stock Appreciation Right granted in tandem with an Award may be granted at the same time such Award is granted or at any time thereafter before exercise or expiration of such Award. All freestanding SARs shall be granted subject to the same terms and conditions applicable to Options as set forth in Section 6 and all tandem SARs shall have the same exercise price, vesting, exercisability, forfeiture and termination provisions as the Award to which they relate. Subject to the provisions of Section 6 and the immediately preceding sentence, the Administrator may impose such other conditions or restrictions on any Stock Appreciation Right as it shall deem appropriate. Stock Appreciation Rights may be settled in Shares, cash or a combination thereof, as determined by the Administrator and set forth in the applicable Award Agreement. Other than in connection with a change in the Company’s capitalization (as described in Section 12) the exercise price of Stock Appreciation Rights may not be reduced without stockholder approval (including canceling previously awarded Stock Appreciation Rights and regranting them with a lower exercise price).

8. Restricted Stock and Deferred Stock Units

(a) Restricted Stock and Deferred Stock Unit Awards. Restricted Stock and Deferred Stock Units may be granted at any time and from time to time prior to the termination of the Plan to Participants as determined by the Administrator. Restricted Stock is an award or issuance of Shares the grant, issuance, retention, vesting and/or transferability of which is subject during specified periods of time to such conditions (including continued employment or performance conditions) and terms as the Administrator deems appropriate. Deferred Stock Units are Awards denominated in units of Shares under which the issuance of Shares is subject to such conditions (including continued employment or performance conditions) and terms as the Administrator deems appropriate. Each grant of Restricted Stock and Deferred Stock Units shall be evidenced by an Award Agreement. Unless determined otherwise by the Administrator, each Deferred Stock Unit will be equal to one Share and will entitle a Participant to either the issuance of Shares or payment of an amount of cash determined with reference to the value of Shares. To the extent determined by the Administrator, Deferred Stock Units may be satisfied or settled in Shares, cash or a combination thereof. Restricted Stock and Deferred Stock Units granted pursuant to the Plan need not be identical but each grant of Restricted Stock and Deferred Stock Units must contain and be subject to the terms and conditions set forth below.

(b) Contents of Agreement. Each Award Agreement shall contain provisions regarding (i) the number of Shares or Deferred Stock Units subject to such Award or a formula for determining such number, (ii) the purchase price of the Shares, if any, and the means of payment, (iii) the performance criteria, if any, and level of achievement versus these criteria that shall determine the number of Shares or Deferred Stock Units granted, issued, retainable and/or vested, (iv) such terms and conditions on the grant, issuance, vesting and/or forfeiture of the Shares or Deferred Stock Units as may be determined from time to time by the Administrator, (v) the term of the performance period, if any, as to which performance will be measured for determining the number of such Shares or Deferred Stock Units, including, with respect to Deferred Stock Units, the duration of the Award Cycle, if any, and (vi) restrictions on the transferability of the Shares or Deferred Stock Units. Shares issued under a Restricted Stock Award may be issued in the name of the Participant and held by the Participant or held by the Company, in each case as the Administrator may provide.

(c) Vesting and Performance Criteria. The grant, issuance, retention, vesting and/or settlement of shares of Restricted Stock and Deferred Stock Units will occur when and in such installments as the Administrator determines or under criteria the Administrator establishes, which may include Qualifying Performance Criteria. The grant, issuance, retention, vesting and/or settlement of Shares under any such Award that is based on performance criteria and level of achievement versus such criteria will be subject to a performance period of not less than one year, and the grant, issuance, retention, vesting and/or settlement of Shares under any Restricted Stock or Deferred Stock Unit Award that is based solely upon continued employment and/or the passage of time may not vest or be settled in full until the thirty-sixth month following the month in which the Award is granted, but may be subject to pro-rata vesting over such period, except that the Administrator may provide for the satisfaction and/or lapse of all conditions under any such Award in the event of the Participant’s death, Disability, Retirement, Termination of Employment by the Company without Cause or by the Participant for Good Reason, or in connection with a Change in Control, and the Administrator may provide that any such restriction or limitation will not apply in the case of a Restricted Stock or Deferred Stock Unit Award that is issued in payment or settlement of compensation that has been earned by the Participant. At the expiration of an applicable Award Cycle, the Administrator shall evaluate the Company’s performance in light of any performance goals for an Award of Deferred Stock Units, and shall determine the number of Deferred Stock Units granted to the Participant which have been earned, and the Administrator shall then cause to be delivered (A) a number of Shares equal to the number of Deferred Stock Units determined by the Administrator to have been earned, or (B) cash equal to the Fair Market Value of such number of Shares, or (C) a combination of cash and Shares equal to the Fair Market Value of the number of Deferred Stock Units determined by the Administrator to have been earned, as the Administrator shall elect. Notwithstanding anything in this Plan to the contrary, the performance criteria for any Restricted Stock or Deferred Stock Unit that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code will be a measure based on one or more Qualifying Performance Criteria selected by the Administrator and specified when the Award is granted.

(d) Discretionary Adjustments and Limits. Subject to the limits imposed under Section 162(m) of the Code for Awards that are intended to qualify as “performance based compensation,” notwithstanding the satisfaction of any performance goals, the number of Shares granted, issued, retainable and/or vested under an Award of Restricted Stock or Deferred Stock Units on account of either financial performance or personal performance evaluations may, to the extent specified in the Award Agreement, be reduced by the Administrator on the basis of such further considerations as the Administrator shall determine.

(e) Voting Rights. Unless otherwise determined by the Administrator, Participants holding shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those shares during the period of restriction. Participants shall have no voting rights with respect to Shares underlying Deferred Stock Units unless and until such Shares are reflected as issued and outstanding shares on the Company’s stock ledger.

(f) Dividends and Distributions. Participants in whose name Restricted Stock is granted shall be entitled to receive all dividends and other distributions paid with respect to those Shares, unless determined otherwise by the Administrator. The Administrator will determine whether any such dividends or distributions will be automatically reinvested in additional shares of Restricted Stock and subject to the same restrictions on transferability as the Restricted Stock with respect to which they were distributed or whether such dividends or distributions will be paid in cash. Shares underlying Deferred Stock Units shall be entitled to dividends or dividend equivalents only to the extent provided by the Administrator. Reinvestment of dividends in additional Restricted Stock and/or Deferred Stock Units at the time of any dividend payment shall only be permissible if sufficient Shares are available under Section 5(a) for such reinvestment (taking into account then outstanding Awards).

(g) Deferred Stock Units for Nonemployee Directors. Each Nonemployee Director shall receive an Award of not more than 15,000 Deferred Stock Units, as determined by the Board upon the recommendation of the Administrator, upon his or her first election or appointment to the Board, which Award (i) shall vest ratably over a period that expires in the thirty-sixth month following the month in which the Award is granted, except that the Award shall vest in full upon the Nonemployee Director’s Retirement, and (ii) shall be settled upon the first to occur of (A) the termination of the Nonemployee Director’s service as a member of the Board (including, without limitation, as a result of the director’s death or disability) other than as a result of removal for cause under applicable law or (B) the date chosen by the director at the time of the Award, which date must be a minimum of three years after the date of grant, or such longer minimum period as established by the Administrator. In addition, each Nonemployee Director other than the Nonemployee Director designated as independent Chairman of the Board of Directors or Lead Director (if applicable) shall receive an annual Award of not more than 15,000 Deferred Stock Units, and the Nonemployee Director designated as independent Chairman of the Board of Directors or Lead Director (if applicable) shall receive an annual Award of not more than two hundred percent of the number of Deferred Stock Units granted to the other Nonemployee Directors as their annual Deferred Stock Unit award, each as determined by the Board upon the recommendation of the Administrator, which Awards (i) shall vest ratably over the following three annual terms of the Nonemployee Director’s service on the Board, except that the Award shall vest in full upon the Nonemployee Director’s Retirement, and (ii) shall be settled upon the first to occur of (A) the termination of the Nonemployee Director’s service as a member of the Board (including, without limitation, as a result of the director’s death or disability) other than as a result of removal for cause under applicable law or (B) the date chosen by the director at the time of the Award, which date must be a minimum of three years after the date of grant, or such longer minimum period as established by the Administrator. Awards to Nonemployee Directors shall be made only in accordance with the foregoing terms, and, except as specifically provided in this Plan, neither the Administrator nor the Board shall have any authority or discretion with respect to such Awards.

9. Incentive Bonuses

(a) General. Each Incentive Bonus Award will confer upon the Participant the opportunity to earn a future payment tied to the level of achievement with respect to one or more performance criteria established for a performance period of not less than one year.

(b) Incentive Bonus Document. The terms of any Incentive Bonus will be set forth in an Award Agreement. Each Award Agreement evidencing an Incentive Bonus shall contain provisions regarding (i) the target and maximum amount payable to the Participant as an Incentive Bonus, (ii) the performance criteria and level of achievement versus these criteria that shall determine the amount of such payment, (iii) the term of the performance period as to which performance shall be measured for determining the amount of any payment, (iv) the timing of any payment earned by virtue of performance, (v) restrictions on the alienation or transfer of the Incentive Bonus prior to actual payment, (vi) forfeiture provisions and (vii) such further terms and conditions, in each case not inconsistent with this Plan as may be determined from time to time by the Administrator.

(c) Performance Criteria. The Administrator shall establish the performance criteria and level of achievement versus these criteria that shall determine the target and maximum amount payable under an Incentive Bonus, which criteria may be based on financial performance and/or personal performance evaluations. The Administrator may specify the percentage of the target Incentive Bonus that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code. Notwithstanding anything to the contrary herein, the performance criteria for any portion of an Incentive Bonus that is intended by the Administrator to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code shall be a measure based on one or more Qualifying Performance Criteria (as defined in Section 13(b)) selected by the Administrator and specified at the time the Incentive Bonus is granted. The Administrator shall certify the extent to which any Qualifying Performance Criteria has been satisfied, and the amount payable as a result thereof, prior to payment of any Incentive Bonus that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code.

(d) Timing and Form of Payment. The Administrator shall determine the timing of payment of any Incentive Bonus. Payment of the amount due under an Incentive Bonus may be made in cash or in Shares, as determined by the Administrator. The Administrator may provide for or, subject to such terms and conditions as the Administrator may specify, may permit a Participant to elect for the payment of any Incentive Bonus to be deferred to a specified date or event.

(e) Discretionary Adjustments. Notwithstanding satisfaction of any performance goals, the amount paid under an Incentive Bonus on account of either financial performance or personal performance evaluations may, to the extent specified in the Award Agreement, be reduced by the Administrator on the basis of such further considerations as the Administrator shall determine.

(f) Tax Offset Bonuses. At the time an Award other than Options or Stock Appreciation Rights is made under this Plan or at any time thereafter, the Administrator may grant to the Participant receiving such Award the right to receive a cash payment in an amount specified by the Administrator, to be paid at such time or times (if ever) as the Award results in compensation income to the Participant, for the purpose of assisting the Participant to pay the resulting taxes, all as determined by the Administrator and on such other terms and conditions as the Administrator shall determine.

10. Deferral of Gains

The Administrator may, in an Award Agreement or otherwise, provide for the deferred delivery of Shares upon settlement, vesting or other events with respect to Restricted Stock or Deferred Stock Units, or in payment or satisfaction of an Incentive Bonus. Notwithstanding anything herein to the contrary, in no event will any deferral of the delivery of Shares or any other payment with respect to any Award be allowed if the Administrator determines, in its sole discretion, that the deferral would result in the imposition of the additional tax under Section 409A(a)(1)(B) of the Code.

11. Conditions and Restrictions Upon Securities Subject to Awards

The Administrator may provide that the Shares issued upon exercise of an Option or Stock Appreciation Right or otherwise subject to or issued under an Award shall be subject to such further agreements, restrictions, conditions or limitations as the Administrator in its discretion may specify prior to the exercise of such Option or Stock Appreciation Right or the grant, vesting or settlement of such Award, including without limitation, conditions on vesting or transferability, forfeiture or repurchase provisions and method of payment for the Shares issued upon exercise, vesting or settlement of such Award (including the actual or constructive surrender of Shares already owned by the Participant) or payment of taxes arising in connection with an Award. Without limiting the foregoing, such restrictions may address the timing and manner of any resales by the Participant or other subsequent transfers by the Participant of any Shares issued under an Award, including without limitation (i) restrictions under an insider trading policy or pursuant to applicable law, (ii) restrictions designed to delay and/or coordinate the timing and manner of sales by Participant and holders of other Company equity compensation arrangements, (iii) restrictions as to the use of a specified brokerage firm for such resales or other transfers and (iv) provisions requiring Shares to be sold on the open market or to the Company in order to satisfy tax withholding or other obligations.

12. Change in Control; Adjustment of and Changes in the Stock

(a) Impact of Event. Notwithstanding any other provision of the Plan to the contrary, unless otherwise provided in an Award Agreement, in the event of a Change in Control:

(1) any Options and Stock Appreciation Rights outstanding as of the date such Change in Control occurs, and which are not then exercisable and vested, shall become fully exercisable and vested;

(2) the restrictions and deferral limitations applicable to any Restricted Stock outstanding as of the date such Change in Control shall lapse, and such Restricted Stock shall become free of all restrictions and become fully vested and transferable; and

(3) all Deferred Stock Units outstanding as of the date such Change in Control shall be considered to be earned and payable in full, and any deferral or other restrictions shall lapse and such Deferred Stock Units shall be settled in cash as promptly as is practicable following the Change in Control.

Notwithstanding the foregoing, in no event shall the treatment specified in this Section 12(a)(1), (2) and (3) apply with respect to an Award prior to the earliest to occur of (i) the date such amounts would have been distributed in the absence of the Change in Control, (ii) a Participant’s “separation from service” (as defined under Section 409A of the Code) with the Company (or six months thereafter for “specified employees” (as such term is defined under Section 409A of the Code)), (iii) the Participant’s death or “disability” (as defined in Section 409A(a)(2)(C) of the Code), or (iv) a “change in the ownership or effective control” of the Company or in the “ownership of a substantial portion of the assets” of the Company within the meanings ascribed to such terms in Treasury Department regulations issued under Section 409A of the Code, if and to the extent that the Administrator determines, in its sole discretion, that the effect of such treatment prior to the time specified in this Section 12(a)(i), (ii), (iii) or (iv) would be the imposition of the additional tax under Section 409A(a)(1)(B) of the Code on a Participant holding such Award.

(b) Definition of Change in Control. For purposes of the Plan, a “Change in Control” shall mean the happening of any of the following events:

(1) An acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) resulting in such Person having beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (i) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (ii) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); excluding, however, the following: (A) Any acquisition directly from the Company, other than an acquisition by virtue of the exercise of a conversion privilege unless the security being so converted was itself acquired directly from the Company, (B) Any acquisition by the Company, (C) Any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any entity controlled by the Company, or (D) Any acquisition pursuant to a transaction which complies with clauses (i), (ii) and (iii) of subsection (3) of this Section 12(b); or

(2) A change in the composition of the Board such that the individuals who, as of the Effective Date, constitute the Board (such Board shall be hereinafter referred to as the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, for purposes of this Section 12(b), that any individual who becomes a member of the Board subsequent to the Effective Date, whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of those individuals who are members of the Board and who were also members of the Incumbent Board (or deemed to be such pursuant to this proviso) shall be considered as though such individual were a member of the Incumbent Board; but, provided further, that any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-12(c) of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board shall not be so considered as a member of the Incumbent Board; or

(3) Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of the shares or assets of another entity (“Corporate Transaction”); excluding, however, such a Corporate Transaction pursuant to which (i) all or substantially all of the individuals and entities who are the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Corporate Transaction will beneficially own, directly or indirectly, more than 50% of, respectively, the outstanding shares of common stock (or equity interests), and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors (or equivalent governing body, if applicable), as the case may be, of the entity resulting from such Corporate Transaction (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Corporate Transaction, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (ii) no Person (other than the Company, any employee benefit plan (or related trust) of the Company or such entity resulting from such Corporate Transaction) will beneficially own, directly or indirectly, 20% or more of, respectively, the outstanding shares of common stock (or equity interests) of the entity resulting from such Corporate Transaction or the combined voting power of the outstanding voting securities of such corporation entitled to vote generally in the election of directors (or equivalent governing body, if applicable) except to the extent that such ownership existed prior to the Corporate Transaction, and (iii) individuals who were members of the Incumbent Board will constitute at least a majority of the members of the board of directors (or equivalent governing body, if applicable) of the entity resulting from such Corporate Transaction; or

(4) The approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

(c) Change in Control Price. For purposes of the Plan, “Change in Control Price” means the higher of (i) the highest reported sales price, regular way, of a Share in any transaction reported on the New York Stock Exchange Composite Tape or other national exchange on which such shares are listed or on NASDAQ during the 60-day period prior to and including the date of a Change in Control or (ii) if the Change in Control is the result of a tender or exchange offer or a Corporate Transaction, the highest price per Share paid in such tender or exchange offer or Corporate Transaction; provided, however, that in the case of Incentive Stock Options and Stock Appreciation Rights relating to Incentive Stock Options, the Change in Control Price shall be in all cases the Fair Market Value of the Shares on the date such Incentive Stock Option or Stock Appreciation Right is exercised. To the extent that the consideration paid in any such transaction described above consists all or in part of securities or other noncash consideration, the value of such securities or other noncash consideration shall be determined in the sole discretion of the Board.

(d) Adjustments. The number and kind of Shares available for issuance under this Plan (including under any Awards then outstanding), and the number and kind of Shares subject to the individual limits set forth in Section 5 of this Plan, shall be equitably adjusted by the Administrator to reflect any reorganization, reclassification, combination of shares, stock split, reverse stock split, spin-off, dividend or distribution of securities, property or cash (other than regular, quarterly cash dividends), or any other event or transaction that affects the number or kind of Shares of the Company outstanding. Such adjustment may be designed to comply with Section 425 of the Code or, except as otherwise expressly provided in Section 5(c) of this Plan, may be designed to treat the Shares available under the Plan and subject to Awards as if they were all outstanding on the record date for such event or transaction or to increase the number of such Shares to reflect a deemed reinvestment in Shares of the amount distributed to the Company’s securityholders. The terms of any outstanding Award shall also be equitably adjusted by the Administrator as to price, number or kind of Shares subject to such Award and other terms to reflect the foregoing events, which adjustments need not be uniform as between different Awards or different types of Awards. In the event there shall be any other change in the number or kind of outstanding Shares, or any stock or other securities into which such Shares shall have been changed, or for which it shall have been exchanged, by reason of a Change in Control, other merger, consolidation or otherwise, then the Administrator shall determine the appropriate and equitable adjustment to be effected. No right to purchase fractional shares shall result from any adjustment in Awards pursuant to this Section 12(d). In case of any such adjustment, the Shares subject to the Award shall be rounded down to the nearest whole share. The Company shall notify Participants holding Awards subject to any adjustments pursuant to this Section 12(d) of such adjustment, but (whether or not notice is given) such adjustment shall be effective and binding for all purposes of the Plan.

13. Qualifying Performance-Based Compensation

(a) General. The Administrator may establish performance criteria and level of achievement versus such criteria that shall determine the number of Shares to be granted, retained, vested, issued or issuable under or in settlement of or the amount payable pursuant to an Award, which criteria may be based on Qualifying Performance Criteria or other standards of financial performance and/or personal performance evaluations. In addition, the Administrator may specify that an Award or a portion of an Award is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code, provided that the performance criteria for such Award (other than Options or Stock Appreciation Rights) or portion of an Award (other than Options or Stock Appreciation Rights) that is intended by the Administrator to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code shall be a measure based on one or more Qualifying Performance Criteria selected by the Administrator and specified at the time the Award is granted. The Administrator shall certify the extent to which any Qualifying Performance Criteria has been satisfied, and the amount payable as a result thereof, prior to payment, settlement or vesting of any Award that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code. Notwithstanding satisfaction of any performance goals, the number of Shares issued under or the amount paid under an award may, to the extent specified in the Award Agreement, be reduced by the Administrator on the basis of such further considerations as the Administrator in its sole discretion shall determine.

(b) Qualifying Performance Criteria. For purposes of this Plan, the term “Qualifying Performance Criteria” shall mean any one or more of the following performance criteria, either individually, alternatively or in any combination, applied to either the Company as a whole or to a business unit or Subsidiary, either individually, alternatively or in any combination, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the Administrator: earnings per share, revenues, net profit after tax, gross profit, operating profit, earnings before interest, taxes, depreciation and amortization (EBITDA), earnings before interest and taxes (EBIT), cash flow, asset quality, stock price performance, unit volume, return on equity, change in working capital, return on capital or shareholder return. To the extent consistent with Section 162(m) of the Code, the Administrator (A) shall appropriately adjust any evaluation of performance under a Qualifying Performance Criteria to eliminate the effects of charges for restructurings, amortization of acquisition-related intangible assets, discontinued operations, extraordinary items and all items of gain, loss or expense determined to be extraordinary or unusual in nature or related to the disposal of a segment of a business or related to a change in accounting principle all as determined in accordance with standards established by opinion No. 30 of the Accounting Principles Board (APA Opinion No. 30) or other applicable or successor accounting provisions, as well as the cumulative effect of accounting changes, in each case as determined in accordance with generally accepted accounting principles or identified in the Company’s financial statements, notes to the financial statements and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to stockholders for the applicable year, and (B) may appropriately adjust any evaluation of performance under a Qualifying Performance Criteria to exclude any of the following events that occurs during a performance period: (i) asset write-downs, (ii) litigation, claims, judgments or settlements, (iii) the effect of changes in tax law or other such laws, provisions or assumptions affecting reported results, (iv) accruals for reorganization and restructuring programs, (v) accruals of any amounts for payment under this Plan or any other compensation arrangement maintained by the Company and (vi) amortization of acquisition-related intangible assets.

14. Transferability

Each Award may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated by a Participant other than by will or the laws of descent and distribution, and each Option or Stock Appreciation Right shall be exercisable only by the Participant during his or her lifetime. Notwithstanding the foregoing, to the extent permitted by the Administrator in the case of a Nonqualified Stock Option or Stock Appreciation Right granted to a Nonemployee Director or member of the Company’s Executive Committee, the person to whom an Award is initially granted (the “Grantee”) may transfer an Award to any “family member” of the Grantee (as such term is defined in Section 1(a)(5) of the General Instructions to Form S-8 under the Securities Act of 1933, as amended (“Form S-8”)), to trusts solely for the benefit of such family members and to partnerships in which such family members and/or trusts are the only partners; provided that, (i) as a condition thereof, the transferor and the transferee must execute a written agreement containing such terms as specified by the Administrator, and (ii) the transfer is pursuant to a gift or a domestic relations order to the extent permitted under the General Instructions to Form S-8. Except to the extent specified otherwise in the agreement the Administrator provides for the Grantee and transferee to execute, all vesting, exercisability and forfeiture provisions that are conditioned on the Grantee’s continued employment or service shall continue to be determined with reference to the Grantee’s employment or service (and not to the status of the transferee) after any transfer of an Award pursuant to this Section 14, and the responsibility to pay any taxes in connection with an Award shall remain with the Grantee notwithstanding any transfer other than by will or intestate succession.

15. Suspension or Termination of Awards

Except as otherwise provided by the Administrator, if at any time (including after a notice of exercise has been delivered or an award has vested) the Chief Executive Officer or any other person designated by the Administrator (each such person, an “Authorized Officer”) reasonably believes that a Participant may have committed an Act of Misconduct as described in this Section 15, the Authorized Officer, Administrator or the Board may suspend the Participant’s rights to exercise any Option, to vest in an Award, and/or to receive payment for or receive Shares in settlement of an Award pending a determination of whether an Act of Misconduct has been committed.

If the Administrator or an Authorized Officer determines a Participant has committed an act of embezzlement, fraud, dishonesty, nonpayment of any obligation owed to the Company or any Subsidiary, breach of fiduciary duty, violation of Company ethics policy or code of conduct, or deliberate disregard of the Company or Subsidiary rules resulting in loss, damage or injury to the Company or any Subsidiary, or if a Participant makes an unauthorized disclosure of any Company or Subsidiary trade secret or confidential information, incurs a Termination of Employment for Early Retirement and subsequently engages in full-time employment, solicits any employee or service provider to leave the employ or cease providing services to the Company or any Subsidiary, breaches any intellectual property or assignment of inventions covenant, engages in any conduct constituting unfair competition, breaches any non-competition agreement or engages in any activity in competition with the business of the Company or any Subsidiary or Affiliate, induces any Company or Subsidiary customer to breach a contract with the Company or any Subsidiary or to cease doing business with the Company or any Subsidiary, or induces any principal for whom the Company or any Subsidiary acts as agent to terminate such agency relationship (any of the foregoing acts, an “Act of Misconduct”), then except as otherwise provided by the Administrator, (i) neither the Participant nor his or her estate nor transferee shall be entitled to exercise any Option or Stock Appreciation Right whatsoever, vest in or have the restrictions on an Award lapse, or otherwise receive payment of an Award, (ii) the Participant will forfeit all outstanding Awards and (iii) the Participant may be required, at the Administrator’s sole discretion, to return and/or repay to the Company any then unvested Shares previously issued under the Plan, and/or following the exercise or payment of an Award within a period specified by the Administrator, to repay to the Company any gain realized or payment received upon the exercise or payment of such Award (with such gain or payment valued as of the date of exercise or payment). In making such determination, the Administrator or an Authorized Officer shall give the Participant an opportunity to appear and present evidence on his or her behalf at a hearing before the Administrator or its designee or an opportunity to submit written comments, documents, information and arguments to be considered by the Administrator. Any dispute by a Participant or other person as to the determination of the Administrator shall be resolved pursuant to Section 23 of the Plan.

16. Compliance with Laws and Regulations

This Plan, the grant, issuance, vesting, exercise and settlement of Awards thereunder, and the obligation of the Company to sell, issue or deliver Shares under such Awards, shall be subject to all applicable foreign, federal, state and local laws, rules and regulations, stock exchange rules and regulations, and to such approvals by any governmental or regulatory agency as may be required. The Company shall not be required to register in a Participant’s name or deliver any Shares prior to the completion of any registration or qualification of such shares under any foreign, federal, state or local law or any ruling or regulation of any government body which the Administrator shall determine to be necessary or advisable. To the extent the Company is unable to or the Administrator deems it infeasible to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, the Company and its Subsidiaries shall be relieved of any liability with respect to the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained. No Option shall be exercisable and no Shares shall be issued and/or transferable under any other Award unless a registration statement with respect to the Shares underlying such Option is effective and current or the Company has determined that such registration is unnecessary.

In the event an Award is granted to or held by a Participant who is employed or providing services outside the United States, the Administrator may, in its sole discretion, modify the provisions of the Plan or of such Award as they pertain to such individual to comply with applicable foreign law or to recognize differences in local law, currency or tax policy. The Administrator may also impose conditions on the grant, issuance, exercise, vesting, settlement or retention of Awards in order to comply with such foreign law and/or to minimize the Company’s obligations with respect to tax equalization for Participants employed outside their home country.

17. Withholding

To the extent required by applicable federal, state, local or foreign law, a Participant shall be required to satisfy, in a manner satisfactory to the Company, any withholding tax obligations that arise by reason of an Option exercise, disposition of Shares issued under an Incentive Stock Option, the vesting of or settlement of an Award, an election pursuant to Section 83(b) of the Code or otherwise with respect to an Award. The Company and its Subsidiaries shall not be required to issue Shares, make any payment or to recognize the transfer or disposition of Shares until such obligations are satisfied. The Administrator may provide for or permit these obligations to be satisfied through the mandatory or elective sale of Shares and/or by having the Company withhold a portion of the Shares that otherwise would be issued to him or her upon exercise of the Option or the vesting or settlement of an Award, or by tendering Shares previously acquired.

18. Administration of the Plan

(a) Administrator of the Plan. The Plan shall be administered by the Administrator who shall be the Compensation Committee of the Board or, in the absence of a Compensation Committee, the Board itself. Any power of the Administrator may also be exercised by the Board, except to the extent that the grant or exercise of such authority would cause any Award or transaction to become subject to (or lose an exemption under) the short-swing profit recovery provisions of Section 16 of the Securities Exchange Act of 1934 or cause an Award designated as a Performance Award not to qualify for treatment as performance-based compensation under Section 162(m) of the Code. To the extent that any permitted action taken by the Board conflicts with action taken by the Administrator, the Board action shall control. The Compensation Committee may by resolution or written policy authorize one or more officers of the Company to perform any or all things that the Administrator is authorized and empowered to do or perform under the Plan, and for all purposes under this Plan, such officer or officers shall be treated as the Administrator; provided, however, that the resolution or policy so authorizing such officer or officers shall specify that the total number of Awards (if any) such officer or officers may award pursuant to such delegated authority shall not exceed the annual allotment of shares approved by the Compensation Committee, and any such Award shall be subject to the form of Award Agreement theretofore approved by the Compensation Committee. No such officer shall designate himself or herself as a recipient of any Awards granted under authority delegated to such officer. In addition, the Compensation Committee may delegate any or all aspects of the day-to-day administration of the Plan to one or more officers or employees of the Company or any Subsidiary, and/or to one or more agents.

(b) Powers of Administrator. Subject to the express provisions of this Plan, the Administrator shall be authorized and empowered to do all things that it determines to be necessary or appropriate in connection with the administration of this Plan, including, without limitation: (i) to prescribe, amend and rescind rules and regulations relating to this Plan and to define terms not otherwise defined herein; (ii) to determine which persons are Participants, to which of such Participants, if any, Awards shall be granted hereunder and the timing of any such Awards; (iii) to grant Awards to Participants and determine the terms and conditions thereof, including the number of Shares subject to Awards and the exercise or purchase price of such Shares and the circumstances under which Awards become exercisable or vested or are forfeited or expire, which terms may but need not be conditioned upon the passage of time, continued employment, the satisfaction of performance criteria, the occurrence of certain events, or other factors; (iv) to establish and verify the extent of satisfaction of any performance goals or other conditions applicable to the grant, issuance, exercisability, vesting and/or ability to retain any Award; (v) to prescribe and amend the terms of the agreements or other documents evidencing Awards made under this Plan (which need not be identical) and the terms of or form of any document or notice required to be delivered to the Company by Participants under this Plan; (vi) to interpret and construe this Plan, any rules and regulations under this Plan and the terms and conditions of any Award granted hereunder, and to make exceptions to any such provisions in good faith and for the benefit of the Company; and (vii) to make all other determinations deemed necessary or advisable for the administration of this Plan.

(c) Determinations by the Administrator. All decisions, determinations and interpretations by the Administrator regarding the Plan, any rules and regulations under the Plan and the terms and conditions of or operation of any Award granted hereunder, shall be final and binding on all Participants, beneficiaries, heirs, assigns or other persons holding or claiming rights under the Plan or any Award. The Administrator shall consider such factors as it deems relevant, in its sole and absolute discretion, to making such decisions, determinations and interpretations including, without limitation, the recommendations or advice of any officer or other employee of the Company and such attorneys, consultants and accountants as it may select.

(d) Correction of Defects, Omissions, and Inconsistencies. The Committee may correct any defect, supply any omission, or reconcile any inconsistency in any Award Agreement in the manner and to the extent it shall deem desirable to effectuate the purposes of the Plan and the related Award.

(e) Subsidiary Awards. In the case of a grant of an Award to any Participant employed by a Subsidiary, such grant may, if the Administrator so directs, be implemented by the Company issuing any subject Shares to the Subsidiary, for such lawful consideration as the Administrator may determine, upon the condition or understanding that the Subsidiary will transfer the Shares to the Participant in accordance with the terms of the Award specified by the Administrator pursuant to the provisions of the Plan. Notwithstanding any other provision hereof, such Award may be issued by and in the name of the Subsidiary and shall be deemed granted on such date as the Administrator shall determine.

(f) Foreign Employees. In the event an Award is granted to a Participant who is employed or providing services outside the United States and who is not compensated from a payroll maintained in the United States, the Administrator may, in its sole discretion, modify the provisions of the Plan as they pertain to such individual to comply with applicable foreign law or to recognize differences in local law, currency or tax policy. The Administrator may also impose conditions on the exercise or vesting of Awards in order to minimize the Company’s obligations with respect to tax equalization for Participants on assignments outside their home country.

19. Amendment of the Plan or Awards

The Board may amend, alter or discontinue this Plan and the Administrator may amend, or alter any agreement or other document evidencing an Award made under this Plan but, except as provided pursuant to the provisions of Section 12(d), no such amendment shall, without the approval of the stockholders of the Company:

(a) increase the maximum number of Shares for which Awards may be granted under this Plan;

(b) reduce the price at which Options may be granted below the price provided for in Section 6(a);

(c) reduce the exercise price of outstanding Options;

(d) extend the term of this Plan;

(e) change the class of persons eligible to be Participants;

(f) otherwise amend the Plan in any manner requiring stockholder approval by law or under the NASDAQ National Market listing requirements; or

(g) increase the individual maximum limits in Sections 5(c) and (d).

No amendment or alteration to the Plan or an Award or Award Agreement shall be made which would impair the rights of the holder of an Award, without such holder’s consent, provided that no such consent shall be required if the Administrator determines in its sole discretion and prior to the date of any Change in Control that such amendment or alteration either is required or advisable in order for the Company, the Plan or the Award to satisfy any law or regulation or to meet the requirements of or avoid adverse financial accounting consequences under any accounting standard.

20. No Liability of Company

The Company and any Subsidiary or affiliate which is in existence or hereafter comes into existence shall not be liable to a Participant or any other person as to: (i) the non-issuance or sale of Shares as to which the Company has been unable to obtain from any regulatory body having jurisdiction the authority deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder; and (ii) any tax consequence expected, but not realized, by any Participant or other person due to the receipt, exercise or settlement of any Award granted hereunder.

21. Non-Exclusivity of Plan

Neither the adoption of this Plan by the Board nor the submission of this Plan to the stockholders of the Company for approval shall be construed as creating any limitations on the power of the Board or the Administrator to adopt such other incentive arrangements as either may deem desirable, including without limitation, the granting of restricted stock or stock options otherwise than under this Plan or an arrangement not intended to qualify under Code Section 162(m), and such arrangements may be either generally applicable or applicable only in specific cases.

22. Governing Law

This Plan and any agreements or other documents hereunder shall be interpreted and construed in accordance with the laws of the Delaware and applicable federal law. Any reference in this Plan or in the agreement or other document evidencing any Awards to a provision of law or to a rule or regulation shall be deemed to include any successor law, rule or regulation of similar effect or applicability.

23. No Right to Employment, Reelection or Continued Service

Nothing in this Plan or an Award Agreement shall interfere with or limit in any way the right of the Company, its Subsidiaries and/or its affiliates to terminate any Participant’s employment, service on the Board or service for the Company at any time or for any reason not prohibited by law, nor shall this Plan or an Award itself confer upon any Participant any right to continue his or her employment or service for any specified period of time. Neither an Award nor any benefits arising under this Plan shall constitute an employment contract with the Company, any Subsidiary and/or its affiliates. Subject to Sections 4 and 19, this Plan and the benefits hereunder may be terminated at any time in the sole and exclusive discretion of the Board without giving rise to any liability on the part of the Company, its Subsidiaries and/or its affiliates.

24. Unfunded Plan

The Plan is intended to be an unfunded plan. Participants are and shall at all times be general creditors of the Company with respect to their Awards. If the Administrator or the Company chooses to set aside funds in a trust or otherwise for the payment of Awards under the Plan, such funds shall at all times be subject to the claims of the creditors of the Company in the event of its bankruptcy or insolvency.

25. Inclusion of Awards as Part of Mandatory Holdings

The Board or the Compensation Committee may establish policies or make such provisions as either deems necessary or appropriate relating to Awards or portions thereof that may be included as part of a Participant’s holdings for purposes of any stock ownership requirements implemented from time to time.

Exhibit B

FAIRCHILD SEMICONDUCTOR INTERNATIONAL, INC.

CHARTER OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

(As Amended through August 23, 2006)

I. Audit Committee Purpose

The audit committee is appointed by the board of directors to assist the board in fulfilling its oversight responsibilities. The audit committee’s primary duties and responsibilities are to:

•

Monitor the integrity of the company’s financial reporting process and systems of internal controls regarding finance, accounting, legal compliance, ethics compliance and public disclosure relating to the foregoing.

•

Appoint and oversee the company’s independent auditors, who shall report directly to the audit committee. Approve all audit services and permitted nonaudit services to be performed by the independent auditors in accordance with applicable law. Determine the compensation received by the independent auditors, and review their qualifications, independence and performance.

•	Monitor the company’s internal auditing function.

•	Facilitate communication among the independent auditors, management, the internal auditing function, and the board of directors.

•	Monitor compliance by the company and its directors, officers and employees with applicable law and company’s Code of Business Conduct and Ethics.

•	Annually prepare a report to stockholders for the annual proxy statement, as required by the Securities and Exchange Commission (SEC).

The audit committee has the authority to conduct any investigation appropriate to fulfilling its responsibilities, and it has direct access to the independent auditors as well as anyone in the organization. The audit committee has the ability and authority to retain, at the company’s expense, special legal, accounting, or other consultants or experts it deems necessary in the performance of its duties.

II. Audit Committee Composition and Meetings

The audit committee shall be comprised of three or more directors, as determined by the board, each of whom shall be independent nonexecutive directors, free from any relationship that would interfere with the exercise of his or her independent judgment. Audit committee members shall meet the independence and other requirements of the New York Stock Exchange (NYSE), Section 10A of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC. Director’s compensation (as disclosed by the company) shall be the sole remuneration for members of the audit committee, and no member of the committee may accept any additional consulting, advisory or other compensatory fee from the company. All members of the committee shall have a basic understanding of finance and accounting practices and be able to read and understand fundamental financial statements, and at least one member of the committee shall have accounting or related financial management expertise. To the extent committee members do not satisfy the definition of “financial expert” under applicable SEC regulations, the committee shall assist in the preparation of and shall approve any related public disclosures.

Audit committee members shall be recommended for membership on the committee by the nominating and governance committee, and appointed to the committee by the full board of directors. If an audit committee chair is not designated or present, the members of the committee may designate a chair by majority vote of the committee membership.

The committee shall meet at least four times annually. Meetings of the committee shall be conducted as the members shall decide. As part of its responsibility to foster open communication, the committee should meet regularly with management, a representative of the internal audit function or the company’s internal audit service provider, and the independent auditors, in separate executive sessions to discuss any matters that the committee or each of these groups believes should be discussed privately.

III. Audit Committee Responsibilities and Duties

Review Procedures

1.	Review and reassess the adequacy of this charter at least annually. Submit the charter to the board of directors for approval and have the document published in the company’s annual proxy statement, on its web site and as otherwise required by SEC regulations or NYSE rules.

2.	Review the company’s annual audited and quarterly unaudited financial statements, together with the accompanying Management’s Discussion and Analysis of Financial Condition and Results of Operations (MD&A) and remainder of the related annual or quarterly report, prior to filing with the SEC. These reviews should include discussions with management and independent auditors of significant issues regarding the reported results, accounting principles, practices and judgments. The committee should be kept informed of and should discuss significant releases of financial information by the company, including periodic releases of financial results and forward-looking guidance.

3.	In consultation with the management, the independent auditors, and the internal auditors, consider the integrity of the company’s financial reporting processes and controls. Discuss significant financial and nonfinancial risk exposures and the steps management has taken to monitor, control, and report such exposures. Review significant findings prepared by the independent auditors and the internal auditing function together with management’s responses.

4.	Consider and approve, if appropriate, major changes to the Company’s accounting principles as suggested by the independent auditors, management, or the internal audit service provider and any items required to be communicated by the independent auditors in accordance with SAS 61 (see item 9). The chair of the committee may represent the entire audit committee for purposes of this review.

Independent Auditors

5.	The independent auditors are directly accountable to the audit committee. The audit committee shall review the independence and performance of the auditors and annually appoint the independent auditors, or discharge the auditors when circumstances warrant. The audit committee has the authority and responsibility to evaluate, select, oversee, compensate and, where appropriate, replace, the independent auditors. The committee shall ensure that the independent auditors’ engagement partner rotates at least every five years as required by law.

6.	All audit services to be performed by the independent auditor shall be reviewed and approved by the committee. The committee shall not approve, and the independent auditors shall not provide, any non-audit services to the company or its subsidiaries, except for non-audit services (if permitted by applicable law, regulations, and accounting and stock exchange rules) that customarily are, and which reasonably can only be, provided by the independent auditor, such as comfort letters in connection with securities offerings and the like.

7.	The audit committee shall resolve disagreements between the independent auditors and management regarding financial reporting in accordance with applicable law, rules and regulations.

8.	On at least an annual basis, the committee should review and discuss with the independent auditors all relationships they have with the company that could impair the auditors’ independence.

9.	Prior to filing the annual financial statements with the SEC, discuss the results of the audit with the independent auditors. Discuss certain matters required to be communicated to the audit committee in accordance with AICPA SAS 61.

10.	Consider the independent auditors’ judgments about the quality and appropriateness of the company’s accounting principles as applied in its financial reporting.

11.	On at least an annual basis the committee shall review with the independent auditors, including in executive sessions as the committee deems necessary or desirable, the company’s critical accounting policies, including alternative treatments, as well as the discussion of those policies in the company’s periodic reports.

12.	On at least an annual basis, the committee shall obtain and review a report by the independent auditors describing: the auditors’ internal quality-control procedures; any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with such issues; and (to assess the auditor’s independence) all relationships between the independent auditors and the company.

13.	Establish clear hiring policies for employees or former employees of the independent auditors, which comply with all applicable law.

Internal Audit and Legal Compliance

14.	Review and approve the budget, plan, changes in plan, activities, organizational structure, and qualifications of the internal audit function, as needed.

15.	Review and approve the appointment, performance, and replacement of the internal audit service provider.

16.	Review significant reports prepared by the internal audit service provider together with management’s response and follow-up to these reports. Review with the independent auditor or service provider any audit problems or difficulties and management’s response.

17.	Establish and maintain procedures to receive, retain and respond to complaints relating to the committee’s areas of responsibility, including but not limited to confidential or anonymous submissions by employees about questionable accounting practices.

18.	Meet separately, periodically, with management, with internal auditors (or other personnel responsible for the internal audit function) and with the independent auditors.

19.	On at least an annual basis, review with the company’s counsel, any legal matters that could have a significant impact on the organization’s financial statements, the company’s compliance with applicable laws and regulations, and inquiries received from regulators or governmental agencies.

Other Audit Committee Responsibilities

20.	Perform any other activities consistent with or as contemplated by this charter, the company’s bylaws, applicable law, NYSE rules or SEC regulations as the committee or the board deems necessary or appropriate.

21.	Maintain minutes of meetings and regularly report to the board of directors on significant results of the foregoing activities.

22.	Monitor compliance with the company’s Code of Business Conduct and Ethics.

23.	Annually review the committee’s own performance.

Special Note on Audit Committee Responsibilities

The audit committee is responsible for the duties set forth in this charter but is not responsible for either the preparation of the financial statements or the auditing of the financial statements. Management is responsible for preparing the financial statements and implementing internal controls, and the independent accountants are responsible for auditing the financial statements and testing the effectiveness of the internal controls. The review of the financial statements by the audit committee is not of the same scope as the audit performed by the independent accountants. In carrying out its responsibilities, the audit committee believes its policies and procedures should remain flexible in order to best react to a changing environment.

Approved and adopted by the board of directors

of the company on August 23, 2006.

Directions to the offices of Fairchild Semiconductor International, Inc.

3030 Orchard Parkway

San Jose, California

From US 101 (Bayshore Freeway), take exit 392 and merge onto Montague Expressway. Proceed approximately 1.5 miles and turn right onto Orchard Drive. Turn right onto Orchard Parkway and turn left immediately into Fairchild Semiconductor parking lot.

FAIRCHILD SEMICONDUCTOR Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X 01M1NC 1 U PX + Annual Meeting Proxy Card . C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. + Change of Address — Please print your new address below. Comments — Please print your comments below. B Non-Voting Items A Proposals — The Board recommends a vote FOR all nominees and FOR Proposals 2, 3 and 4. For Against Abstain 2. Proposal to approve an amendment to the Fairchild Semiconductor 2007 Stock Plan. 4. Proposal to ratify independent public accounting firm for 2013. For Against Abstain 3. Proposal to approve an advisory resolution on executive compensation. Meeting Attendance Mark the box to the right if you plan to attend the Annual Meeting. 01 - Charles P. Carinalli 04 - Anthony Lear 07 - Bryan R. Roub 02 - Randy W. Carson 05 - Thomas L. Magnanti 08 - Ronald W. Shelly 03 - Terry A. Klebe 06 - Kevin J. McGarity 09 - Mark S. Thompson 1. Election of Directors: IMPORTANT ANNUAL MEETING INFORMATION For Against Abstain For Against Abstain For Against Abstain MMMMMMMMMMMM MMMMMMMMMMMMMMM 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000004 MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 ENDORSEMENT_LINE SACKPACK 1234 5678 9012 345 MMMMMMM 1 5 9 8 8 7 1 MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MMMMMMMMM C 1234567890 J N T C123456789 qIF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.q Electronic Voting Instructions Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on May 8, 2013. Vote by Internet Go to www.envisionreports.com/FCS Or scan the QR code with your smartphone Follow the steps outlined on the secure website Vote by telephone Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone Follow the instructions provided by the recorded message

Notice of 2013 Annual Meeting of Stockholders 3030 Orchard Parkway, San Jose, California 95134 Proxy Solicited by Board of Directors for Annual Meeting – May 8, 2013 Paul D. Delva or Stephen P. Caso, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Fairchild Semiconductor International, Inc to be held on May 8, 2013 or at any postponement or adjournment thereof. Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR all nominees, FOR Proposals 2, 3 and 4. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. (Items to be voted appear on reverse side.) Proxy — Fairchild Semiconductor International, Inc. Directions to the Fairchild Semiconductor International Inc. 2013 Annual Meeting of Stockholders Meeting are available in the proxy statement which may be viewed at www.envisionreports.com/FCS. IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

FAIRCHILD SEMICONDUCTOR®

IMPORTANT ANNUAL MEETING INFORMATION

Annual Meeting Proxy Card

1. Election of Directors:

Nominee	For	Against	Abstain
01 - Charles P. Carinalli	☐	☐	☐
02 - Randy W. Carson	☐	☐	☐
03 - Terry A. Klebe	☐	☐	☐
04 - Anthony Lear	☐	☐	☐
05 - Thomas L. Magnanti	☐	☐	☐
06 - Kevin J. McGarity	☐	☐	☐
07 - Bryan R. Roub	☐	☐	☐
08 - Ronald W. Shelly	☐	☐	☐
09 - Mark S. Thompson	☐	☐	☐

+

1 U P X 1 5 9 8 8 7 2 +

01M1OC

FAIRCHILD SEMICONDUCTOR Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X 01M1OC 1 U PX + q PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q Annual Meeting Proxy Card . B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. + A Proposals — The Board recommends a vote FOR all nominees and FOR Proposals 2, 3 and 4. For Against Abstain 2. Proposal to approve an amendment to the Fairchild Semiconductor 2007 Stock Plan. 4. Proposal to ratify independent public accounting firm for 2013. For Against Abstain 3. Proposal to approve an advisory resolution on executive compensation. 01 - Charles P. Carinalli 04 - Anthony Lear 07 - Bryan R. Roub 02 - Randy W. Carson 05 - Thomas L. Magnanti 08 - Ronald W. Shelly 03 - Terry A. Klebe 06 - Kevin J. McGarity 09 - Mark S. Thompson 1. Election of Directors: IMPORTANT ANNUAL MEETING INFORMATION For Against Abstain For Against Abstain For Against Abstain MMMMMMMMMMMM 1 5 9 8 8 7 2 MMMMMMMMM

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. . Notice of 2013 Annual Meeting of Stockholders 3030 Orchard Parkway, San Jose, California 95134 Proxy Solicited by Board of Directors for Annual Meeting – May 8, 2013 Paul D. Delva or Stephen P. Caso, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Fairchild Semiconductor International, Inc to be held on May 8, 2013 or at any postponement or adjournment thereof. Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR all nominees, FOR Proposals 2, 3 and 4. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. (Items to be voted appear on reverse side.) Proxy — Fairchild Semiconductor International, Inc. Directions to the Fairchild Semiconductor International Inc. 2013 Annual Meeting of Stockholders Meeting are available in the proxy statement which may be viewed at www.edocumentview.com/FCS.